Filed Pursuant to Rule 424(b)(4)

Registration No. 333-236175

PROSPECTUS

4,166,668 Units (each consisting of one Pre-Funded Warrant and one Series B Warrant)

THERAPIX BIOSCIENCES LTD.

We are offering 4,166,668 Units, with each Unit consisting of (i) one Pre-funded Warrant, or Pre-Funded Warrant, to purchase one American Depositary Share, or ADS, and (ii) one Series B Warrant, or Series B Warrant, to purchase one ADS.

Each Pre-Funded Warrant will have a per ADS exercise price of $0.0001, and will be exercisable immediately upon issuance and may be exercised at any time until exercised in full. Each Series B Warrant will have a per ADS exercise price of $0.43 (which may be adjusted as set forth in this prospectus), will be exercisable immediately upon issuance and will expire five years from the date of issuance.

Each ADS represents 40 of our ordinary shares, par value NIS 0.10, or Ordinary Shares.

The ADSs issuable from time to time upon exercise of the Pre-Funded Warrants and the Series B Warrants, or together the Warrants, and the Ordinary Shares underlying the ADSs are also being offered by this prospectus. We refer to the ADSs, the Warrants, the ADSs issued or issuable upon exercise of the Warrants, and the underlying Ordinary Shares being offered hereby, collectively, as the offered securities. See “Description of Offered Securities” for more information.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TRPX.” The last reported sale price of our ADSs on March 31, 2020 was $0.43 per ADS.

There is no established public trading market for the Warrants, and we do not intend to list the Warrants on any securities exchange or automated quotation system.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$0.2999	$1,249,584
Placement agent fees (1)	$0.0210	$87,471
Proceeds to us (before expenses)(2)	$0.2789	$1,162,113

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds raised in this offering, and to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(2)	Does not include proceeds from the exercise of the Warrants in cash, if any.

We have engaged Roth Capital Partners, LLC, or Roth Capital Partners or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus.

Delivery of the securities is expected to be made on or about April 3, 2020, subject to customary closing conditions.

Roth Capital Partners

The date of this prospectus is April 1, 2020

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Therapix” refer to Therapix Biosciences Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, the company is currently engaged in the following development programs based on Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD: THX-110 for the treatment of Tourette syndrome and for the treatment of obstructive sleep apnea, or OSA; THX-160 for the treatment of pain; and THX-210 for the treatment of autism spectrum disorder, or ASD, and epilepsy.

THX-110 is a combination therapy candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary Palmitoylethanolamide, or PEA, formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “entourage effect,” which has strong potential to treat Tourette syndrome and OSA.

THX-160 is a novel pharmaceutical preparation containing a CB2 receptor agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by Raphael Mechoulam, Ph.D., Professor of Medicinal Chemistry at the Hebrew University, and a member of the Therapix Scientific Advisory Board

Modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Also based on the “entourage effect,” we are developing THX-210, a proprietary novel preparation candidate containing non-psychoactive CBD and CannAmide. THX-210 is intended for the treatment of ASD and epilepsy.

Pursuant to the positive results obtained in the phase IIa Tourette Syndrome (TS) study conducted at Yale School of Medicine, we are developing a regulatory dossier to be submitted to the German Federal Institute for Drugs and Medical Devices for our THX-110 program for Tourette syndrome. In addition, we announced in November 2019 positive topline results from our Phase IIa clinical study in OSA, suggesting that THX-110, positively affects symptoms in adult subjects with OSA. Following the recent successful completion of the Phase IIa OSA clinical study the company is now assessing business, and clinical strategies for further development of this program. Similarly, positive results in a pre-clinical study consisted of in vitro tests which showed synergy between CBD and PEA, we announced in December 2019 progression of THX-210 into a clinical stage, and our plans to initiate a randomized, double blind placebo controlled study to evaluate the efficacy, safety and tolerability of THX-210 in treating patients with ASD. For our proprietary THX-160, we plan to continue the pre-clinical studies by developing multiple tests for mechanism of action evaluation and identifying pain indication and formulation development.

Recent Developments

On November 18, 2019, we entered into a memorandum of understanding with Heavenly Rx, an emerging consumer hemp CBD company, pursuant to which we and Heavenly Rx have agreed to pursue a business combination. Any transaction between the parties remains subject to entry into definitive agreements, and to shareholder and regulatory approvals. As of the date of this prospectus, we have not entered into any additional agreements with Heavenly Rx, and we cannot be certain that we will enter into such definitive agreement or if so, whether the transaction will be consummated.

Also, on January 8, 2020, we announced that we terminated the employment of all of our employees except for our Interim Chief Executive Officer, Dr. Ascher Shmulewitz. We have not initiated any bankruptcy or liquidation proceedings and have no current intentions to do so. The termination of our employees was carried out in order to preserve capital while we pursue strategic and additional fund raising opportunities, including potential business combination transactions.

On March 19, 2020, we entered into a securities purchase agreement with respect to a private placement, or the March 2020 Private Placement, with our Chairman and Interim Chief Executive Officer, for the issuance of a convertible promissory note, or the March 2020 Note, with an aggregate original principal amount of approximately $350,000, at an aggregate purchase price of $315,000 in several tranches, spread across a 12 month period. In addition, we will issue a warrant, or the March 2020 Warrant, to purchase up to 314,285 ADSs, and 40,000 ADSs. The initial tranche of the March 2020 Private Placement is for a principal amount of $220,000 at a purchase price of $198,000.

We have received the funds from the first tranche of the March 2020 Private Placement, and expect to issue the securities from the first tranche of the March 2020 Private Placement by April 6, 2020.

The March 2020 Note will be unsecured, have a maturity date of March 23, 2021, bear interest at a rate of 12% per annum, and may be converted, at the election of the holder, into ADSs at an initial conversion price of $0.35 per ADS, or the Fixed Conversion Price, subject to adjustments. After the six month anniversary of the issuance of the March 2020 Note, the conversion price shall be equal to the lower of the Fixed Conversion Price or 70% of the lowest trading price of the ADSs as reported on the Nasdaq Capital Market or any exchange upon which the ADSs or Ordinary Shares are traded at such time, for the 20 prior trading days including the day upon which a notice of conversion is received.

The March 2020 Warrant is exercisable at any time on or after the actual closing date and on or prior to the close of business on the five year anniversary of the date of issuance, at an initial exercise price of $0.35 per ADS, subject to adjustment.

In addition, we intend to use the proceeds of the March 2020 Private Placement, subject to the closing of such placement, to re-employ employees necessary to continue our operations, including those employees that were previously provided a notice of termination due to our lack of available funding, including our Chief Financial Officer, Chief Technology Officer and our research and development team, such that we will expect to have five employees following the closing of the March 2020 Private Placement.

Our Chief Financial Officer and Chief Technologies Officer each have a notice period of three months, and accordingly will remain in office until the end of March 2020. Subject to securing additional funding, we intend to re-employ necessary employees to continue our operations. Accordingly, without additional funding in the immediate future, we will not have the resources to continue to advance our operations.

Risks Associated with Our Business

Our business, and investing in our securities, are subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 8 and other risk factors contained in the documents incorporated by reference herein. You should read these risks before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	we are a specialty clinical-stage pharmaceutical company and have a limited operating history on which to assess our business, have incurred significant losses since our inception, including a net loss of approximately $49.5 million, and anticipate that we will continue to incur significant losses for the foreseeable future. Based on the projected cash flows and our current cash balance, our management is of the opinion that without further fund raising we do not currently have sufficient cash or resources to continue advancing our activities. As a result, there is substantial doubt about our ability to continue as a going concern;

●	due to current lack of funding, we terminated the employment of all of our employees except for our Interim Chief Executive Officer. While we intend to reengage our employees once we secure the necessary funds, there can be no assurance that we will be able to secure such funding or to reengage our employees;

●	we are heavily dependent upon the success of our product candidates, which are in the early stages of development. We have not conducted any pivotal clinical trials, and we cannot provide any assurance that the FDA or other regulatory agencies will allow us to conduct clinical trials;

●	our competitors may develop or commercialize product candidates faster or more successfully than us;

●	we may rely on third parties to help conduct our pre-clinical studies and clinical trials;

●	even if our product candidates receive FDA and other regulatory agency approval, our products will be subject to controlled substances laws and regulations, and any failure by us to comply with such laws and regulations could harm our reputation and operating results;

●	if we are unable to obtain and maintain effective intellectual property rights for our technologies, product candidates or any future product candidates, we may not be able to compete effectively in our markets; and

●	our future success depends in part upon our ability to reengage our executive and scientific teams, and to attract, retain and motivate other qualified personnel.

Corporate Information

We were incorporated under the laws of the State of Israel on August 23, 2004. Our registered office and principal place of business is located at 4 Ariel Sharon Street, HaShahar Tower, 16th Floor, Givatayim 5320047, Israel. Our telephone number in Israel is: +972-3-6167055. Our website address is http://therapixbio.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our Ordinary Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

Ordinary Shares currently outstanding	228,788,014 Ordinary Shares

Units offered by us	We are offering 4,166,668 Units. Each Unit consists of (i) one Pre-Funded Warrant, and (ii) one Series B Warrant.

The Pre-Funded Warrant offered by us

Each Pre-Funded Warrant will have a per ADS exercise price of $0.0001, and will be exercisable immediately upon issuance and may be exercised at any time until exercised in full.

To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

The Series B Warrant offered by us

Each Series B Warrant will have a per ADS exercise price of $0.43, will be exercisable immediately and will expire five years from the date of issuance.

To better understand the terms of the Series B Warrants, you should carefully read the “Description of Offered Securities” section of this prospectus. You should also read the form of Series B Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

The ADSs	Each ADS represents forty of our Ordinary Shares, par value NIS 0.10 per share. The ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will be the holder of the Ordinary Shares underlying the ADSs and, upon exercise of any of the Warrants, you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of Offered Securities.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We expect to receive approximately $0.85 million in net proceeds from the sale of 4,166,668 Units offered by us in this offering, based upon the public offering price of $0.2999 per Unit, and excluding any proceeds from the exercise of Warrants.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes and pursuing strategic opportunities, including business combination transactions.

Depositary	The Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 8 of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Units or our ADSs.

Nasdaq Capital Market Symbol	“TRPX”

The number of our ADSs and Ordinary Shares to be outstanding as shown above assumes that all of the Units offered hereby are sold and is based on 228,788,014 Ordinary Shares outstanding as of March 31, 2020. This number excludes:

●	43,280,000 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;

●	6,720,000 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and

●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.

●	1,600,000 Ordinary Shares issuable upon the closing of the March 2020 Private Placement.

●	12,571,400 Ordinary Shares issuable upon the exercise of March 2020 Warrants to purchase 314,285 ADSs, at a weighted exercise price of $0.35 per ADS.

●

25,142,840 Ordinary Shares issuable upon the potential conversion of outstanding March 2020 Notes into 628,571 ADSs, at a conversion price of $0.35 per ADS (subject to adjustments), and which will become convertible starting September 30, 2020.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the Warrants offered hereby.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our financial data. We derived the selected data under the caption “Consolidated Statements of Profit and Loss” for the years ended December 31, 2018 and 2017 and the selected data under the caption “Consolidated Statements of Financial Position” as of December 31, 2018 and 2017 from the audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with IFRS. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the six months ended June 30, 2019, and “Consolidated Statements of Financial Position” as of June 30, 2019 from our unaudited interim condensed consolidated financial results as of June 30, 2019, included elsewhere in this prospectus. The selected data under the caption “Consolidated Statements of Profit and Loss” for the years ended December 31, 2016 and 2015 and the selected data under the caption “Consolidated Statements of Financial Position” as of December 31, 2016 and 2015 have been derived from audited financial statements not included in this prospectus. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements. All figures presented are in U.S. dollars. On December 31, 2017, we changed the financial statements presentation currency from NIS and convenience translation to U.S. dollars to presentation currency of U.S. dollars. As a result, the December 31, 2015, 2016 and 2017 Consolidated Statements of Financial Position and the 2015, 2016 and 2017 Consolidated Statements of Profit and Loss were represented in U.S. dollars. We omitted the presentation of selected financial data for our 2014 fiscal year because such financial data cannot be presented in U.S. dollars without unreasonable effort or expense. Effective October 1, 2018, we changed our functional currency from NIS to U.S. dollars. The change in functional currency is accounted from that date.

	December 31,				Six Months Ended June 30,
	2018(*)	2017(*)	2016(*)	2015(*)	2019	2018
Consolidated Statements of Profit and Loss	(in thousands of U.S. dollars)
Research and development expenses, net	2,710	1,943	740	240	499	1,645
General and administrative expenses	6.579	3,810	1,268	1,363	1,550	2,139
Other expense (income), net	425	1	(8)	961	-	-
Operating loss	9,714	5,754	2,000	2,564	2,049	3,784
Finance expenses (income), net	(705)	490	7	4	265	(522)
Tax benefit	(60)	-	-	-	-	-
Net loss	8,949	6,244	2,007	2,617	2,521	3,262

Basic and diluted net loss per Ordinary Share attributable to equity holders of the Company	0.06	0.05	0.05	0.11	0.022	0.02
Number of Ordinary Shares used in computing loss per Ordinary Share- thousands	140,252,374	139,885,524	37,457,538	23,853,196	165,966,494	140,252,374

(*)	Presented according to the change in our functional currency from NIS to U.S. dollars, effective October 1, 2018. The change in functional currency is accounted from that date. Accordingly, comparative profit or loss figures have been translated into U.S. dollars using average exchange rates for the reporting periods.

	December 31,				Six Months Ended June 30,
	2018(*)	2017(*)	2016(*)	2015(*)	2019
Consolidated Statement of Financial Position	(in thousands of U.S. dollars)
Cash and cash equivalents	2,710	1,943	740	240	1,593
Total assets	6.579	3,810	1,268	1,363	2,082
Total liabilities	425	1	(8)	961	2,824
Accumulated loss	9,714	5,754	2,000	2,564	(49,541)
Total equity	(705)	490	7	4	(742)

(*)	Presented according to the change in our functional currency from NIS to U.S. dollars, effective October 1, 2018. The change in functional currency is accounted from that date. Accordingly, comparative profit or loss figures and financial position have been translated into U.S. dollars using average exchange rates for the reporting periods.

RISK FACTORS

You should carefully consider the risks described below, as well as the financial or other information included in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Financial Condition and Capital Requirements

We are a specialty clinical-stage pharmaceutical company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our product candidates.

Since our inception in 2004, we have been operating as a specialty pharmaceutical company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses, and anticipate that we will continue to incur significant losses for the foreseeable future. We have only focused our business on developing a portfolio of approved drugs based on cannabinoid molecules since August 2015.

 We have historically incurred substantial net losses; including net losses of approximately $8.9 million for the year ended December 31, 2018 and net losses of approximately $6.2 million in 2017. As of December 31, 2018 and June 30, 2019, we had an accumulated deficit of approximately $46.9 million and approximately $49.5 million, respectively.

We have devoted substantially all of our financial resources to develop our product candidates. We have financed our operations primarily through the issuance of equity securities. The amount of our future net losses will depend, in part, on completing the development of our product candidates, the demand for our product candidates, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk and we have only focused our business on the development of cannabinoid molecules since August 2015. We are in the late stages of preclinical and at the early stages of clinical development for our product candidates, we have not yet commenced pivotal clinical studies for any product candidate, and it may be several years, if ever, before we complete pivotal clinical studies and have a product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of the markets for which our product candidates may receive approval and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors and adequate market share for our product candidates in those markets.

We expect to continue to incur significant losses until we are able to commercialize our product candidates, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of our product candidates;

●	expand the scope of our current clinical studies for our product candidates;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	establish a sales, marketing, and distribution infrastructure to commercialize our product candidates;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidates;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts.

We invested a significant amount in Therapix Healthcare Resources Inc., or THR, in which we held approximately 80% of the issued and outstanding share capital, during 2018 and a portion of 2019, which liquidated its assets in 2019, and which could adversely impact our reputation or divert management’s attention in the event of any material litigation arising from the liquidation and dissolution process.

We invested an aggregate of approximately $2.31 million in THR during 2018 and 2019, through convertible loans. Due in part to significant losses incurred by THR, as well as its failure to maintain required licenses to operate its facilities, THR has liquidated its assets. Potential claims that may arise from the dissolution of THR may adversely affect our reputation or divert management’s attention in the event of any material litigation. At this time, we are not able to predict any consequences that may occur as a result thereof.

We have not generated any revenue from the sale of our current product candidates and may never be profitable.

We have not yet commercialized any of our product candidates and have not generated any revenue since the date of our inception. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of, and to commercialize, our product candidates and on the demand for our product candidates. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of our product candidates. Our ability to generate future revenue from product candidate sales depends heavily on our success in many areas, including but not limited to:

●	completing research and preclinical and clinical development of our product candidates;

●	obtaining regulatory and marketing approvals for product candidates for which we complete clinical studies;

●	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products to support market demand for our product candidates, if approved;

●	launching and commercializing product candidates if and when we obtain regulatory and marketing approval, either directly or with a collaborator or distributor;

●	obtaining market acceptance of our product candidates as viable treatment options;

●	addressing any competing pharmaceutical or biotechnological and market developments;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other regulatory agencies, domestic or foreign, to perform clinical, nonclinical or other types of studies in addition to those that we currently anticipate. In cases where we are successful in obtaining regulatory approvals to market one or more of our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product candidate, the ability to get reimbursement at an acceptable price and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably expected population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such product candidates, even if approved. Additionally, if we are not able to generate revenue from the sale of any approved product candidates, we may be forced to cease operations.

We expect that we will need to raise substantial additional funding before we can expect to become profitable from sales of our product candidates. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product candidate development efforts or other operations.

As of June 30, 2019, our cash and cash equivalents were approximately $1.6 million, a negative working capital of approximately $0.86 million and an accumulated deficit of approximately $49.5 million. Based upon our currently expected level of operating expenditures, we expect that our existing cash and cash equivalents will be sufficient to fund operations at least through April 30, 2020. We expect that we will require substantial additional capital to commercialize our product candidates. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of product development, clinical studies, preclinical testing, and other related activities;

●	the cost, timing and outcomes of regulatory approvals;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Ordinary Shares or ADSs to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

The report of our independent registered public accounting firm on our audited consolidated financial statements for the period ended December 31, 2018, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to the Discovery and Development of Our Product Candidates

We are heavily dependent on the success of our product candidates, which are in the late stages of pre-clinical development or early stages of clinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested substantially all of our efforts and financial resources to design and develop our product candidates, including conducting preclinical studies and providing general and administrative support for these operations. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more product candidates. We currently generate no revenue from sales of any product candidate, and we may never be able to develop or commercialize a marketable product candidate.

Each of our product candidates is in the late stages of pre-clinical development or early stages of development and will require additional clinical development (and in some cases additional preclinical development), management of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization and significant marketing efforts before we generate any revenue from product candidate sales. It may be years before a pivotal study is initiated, if at all. Any clinical trials in the United States will require the approval of an Investigational New Drug, or IND, application by the FDA, and we cannot assure that we will obtain such approval in a timely manner, or at all. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates.

We as a company have never submitted marketing applications to the FDA or comparable foreign regulatory authorities. We cannot be certain that any of our product candidates will be successful in clinical studies or receive regulatory approval or what regulatory pathway the regulatory authorities shall designate for our product candidates. Further, our product candidates may not receive regulatory approval even if they are successful in clinical studies. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the European Union and in additional foreign countries. To obtain regulatory approvals we must comply with the numerous and varying regulatory requirements of such countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. If we are unable to obtain approval for our product candidates in multiple jurisdictions, our revenue and results of operations would be negatively affected.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical studies;

●	we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s safety-benefit ratio for its proposed indication is acceptable;

●	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical studies;

●	the data collected from clinical studies of our product candidates may not be sufficient to support the submission of a New Drug Application, or NDA, in the United States or elsewhere;

●	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. There is a high failure rate for drugs proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase I, Phase II, Phase III or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical studies if we encounter difficulties in enrollment.

Some of the conditions for which we plan to evaluate our current product candidates are for rare diseases. Accordingly, there is a limited patient pool from which to draw for clinical studies. Further, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a study.

Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential product candidates will be delayed.

If we experience delays in the completion or termination of any clinical study of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product candidate revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product candidate sales and generate revenue. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.

If the FDA does not conclude that our product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for our product candidates under Section 505(b)(2) are not as we expect, the approval pathway would likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated and in either case may not be successful.

We intend to seek FDA approval through the Section 505(b)(2) regulatory pathway for our product candidates. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act of 1938, as amended, or the FDC Act, or Section 505(b)(2). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval, and complications and risks associated with FDA approval, would substantially increase. We may need to obtain additional funding, which could result in significant dilution to the ownership interests of our then existing shareholders to the extent we issue equity securities or convertible debt. We cannot assure you that we would be able to obtain such additional financing on terms acceptable to us, if at all. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway could result in new competitive product candidates reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the Section 505(b)(2) regulatory pathway, we cannot assure you that our product candidates will receive the requisite approvals for commercialization.

In addition, notwithstanding the approval of a number of product candidates by the FDA under Section 505(b)(2) over the last few years, some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). For example, several companies have previously petitioned the FDA regarding the constitutionality of allowing others to rely upon FDA findings that are based on their proprietary data. If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its 505(b)(2) policies and practices, which could require that we generate full data regarding safety and effectiveness for previously approved active ingredients and delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our potential future NDAs for up to 30 months depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway for our product candidates, there is no guarantee this would ultimately lead to faster product development or earlier approval. Moreover, even if these product candidates are approved under the Section 505(b)(2) pathway, as the case may be, the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products. Our product candidates are at early stages of development and are subject to uncertainty over what we must do on our development program in order to secure approval under Section 505(b)(2).

We may encounter substantial delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include but are not limited to:

●	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

●	delays in reaching a consensus with regulatory agencies on study design;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

●	delays in obtaining required Institutional Review Board, or IRB, approval at each clinical study site;

●	imposition of a clinical hold by regulatory agencies, after review of an IND, application, or equivalent application, or an inspection of our clinical study operations or study sites;

●	delays in recruiting suitable patients to participate in our clinical studies;

●	difficulty collaborating with patient groups and investigators;

●	failure by our CROs, other third parties or us to adhere to clinical study requirements;

●	failure to perform in accordance with the FDA’s Good Clinical Practices, or GCP, requirements, or applicable regulatory guidelines in other countries;

●	delays in having patients complete participation in a study or return for post-treatment follow-up;

●	patients dropping out of a study;

●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

●	the cost of clinical studies of our product candidates being greater than we anticipate;

●	clinical studies of our product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon product candidate development programs; and

●	delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue. We may also be required to conduct additional safety, efficacy and comparability studies before we will be allowed to start clinical studies with our repurposed drugs. Clinical study delays could also shorten any periods during which our product candidates have patent protection and may allow our competitors to bring product candidates to market before we do, which could impair our ability to obtain orphan exclusivity and successfully commercialize our product candidates and may harm our business and results of operations.

In respect of our product candidates targeting rare indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

We are seeking to obtain an orphan designation for some of our product candidates in the United States. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, the first NDA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

In June 2016, we submitted a request for orphan drug designation to the FDA for THX-110 for the treatment of Tourette syndrome. In a letter dated September 29, 2016, the FDA informed us that our request could not be granted at such time, and is being held in abeyance until and subject to us providing additional information pertaining to the overall prevalence of Tourette syndrome in both children and adults, and further clinical data to support our scientific rationale for our request for orphan drug designation within 12 months. In September 2017, we responded to such FDA letter within the designated time frame, and provided the FDA with our articulated and reasoned responses including documentation and clinical data that supports it. On December 26, 2017, we received the FDA’s response to our response. The FDA accepted that there is adequate scientific rationale for the treatment of Tourette syndrome with THX-110 mainly through the preliminary results of ongoing clinical trials, suggesting that THX-110 may provide benefit in treating Tourette syndrome. However, the FDA stated that it was unable to grant our request and indicated that we did not provide adequate prevalence estimates, and any evidence to support our statement that only moderate to severe Tourette's patients would require pharmacological treatment. We further responded in January 2018 by providing additional information. On January 23, 2020, following additional correspondence with the FDA, the FDA still did not grant us our request due to the fact that we have not yet provided adequate prevalence estimates. However, the FDA did agree with our position that we could potentially qualify for orphan drug designation with respect to the moderate-to-severe Tourette syndrome sub-group population only rather than the entire population. We are currently working on providing additional prevalence estimates in a hope to meet the FDA’s requirements. There is no assurance that we will successfully obtain orphan drug designation for Tourette syndrome, any future rare indications or orphan exclusivity upon approval of any of our product candidates that have already obtained designation.

Even if we do obtain orphan exclusivity for any product candidate, the exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Moreover, a drug product candidate with an active moiety that is a different cannabinoid from that in our drug candidate or, under limited circumstances, the same drug product candidate, may be approved by the FDA for the same indication during the period of marketing exclusivity. The limited circumstances include a showing that the second drug is clinically superior to the drug with marketing exclusivity through a demonstration of superior safety or efficacy or that it makes a major contribution to patient care. In addition, if a competitor obtains approval and marketing exclusivity for a drug product candidate with an active moiety that is the same as that in a product candidate we are pursuing for the same indication, approval of our product candidate would be blocked during the period of marketing exclusivity unless we could demonstrate that our product candidate is clinically superior to the approved product candidate. In addition, if a competitor obtains approval and marketing exclusivity for a drug product candidate with an active moiety that is the same as that in a product candidate we are pursuing for a different orphan indication, this may negatively impact the market opportunity for our product candidate.

There have been legal challenges to aspects of the FDA’s regulations and policies concerning the exclusivity provisions of the Orphan Drug Act, and future challenges could lead to changes that affect the protections afforded our product candidates in ways that are difficult to predict. In a recent successful legal challenge, a court invalidated the FDA’s denial of orphan exclusivity to a drug on the grounds that the drug was not proven to be clinically superior to a previously approved product candidate containing the same ingredient for the same orphan use. In response to the decision, the FDA released a policy statement stating that the court’s decision is limited just to the facts of that particular case and that the FDA will continue to require the sponsor of a designated drug that is the “same” as a previously approved drug to demonstrate that its drug is clinically superior to that drug upon approval in order to be eligible for orphan drug exclusivity, or in some cases, to even be eligible for marketing approval. In the future, there is the potential for additional legal challenges to the FDA’s orphan drug regulations and policies, and it is uncertain how such challenges might affect our business.

While orphan drug product candidates are typically sold at a high price relative to other medications, the market may not be receptive to high pricing of our product candidates.

We develop our product candidates to treat rare diseases, a space where medications are usually sold at high prices compared with other medications. However, our product candidates are repurposed drugs, which means, among other things, that they contain drug substances available in pharmacies for the purpose of treating indications that are different from the indications for which we plan to use. Accordingly, even if regulatory authorities approve our product candidates, the market may not be receptive to, and it may be difficult for us to achieve, a per-patient per-year price high enough to allow us to realize a return on our investment.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

The use of dronabinol has been associated with seizures, paranoia, rapid heart rate and unusual thoughts and behaviors. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive marketing label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Potential side effects of our cannabinoid-based treatments may include: asthenia, palpitations, tachycardia, vasodilation/facial flush, abdominal pain, nausea, vomiting, amnesia, anxiety/nervousness, ataxia, confusion, depersonalization, dizziness, euphoria, hallucinations, paranoid reaction, somnolence and abnormal thinking. Results of our studies may identify unacceptable severity and prevalence of these or other side effects. In such an event, our studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications.

Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the study or result in potential product candidate liability claims.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such product candidates, a number of potentially significant negative consequences could result, including but not limited to:

●	regulatory authorities may withdraw approvals of such product candidate;

●	regulatory authorities may require additional warnings on the label;

●	we may be required to create a Risk Evaluation and Mitigation Strategy, or REMS, plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other elements to assure safe use;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Even if we obtain regulatory approval for a product candidate, our product candidates will remain subject to regulatory scrutiny.

If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations and Quality System Regulation, or QSR. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP, QSR and adherence to commitments made in any NDA. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our product candidates. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product candidate’s approved label. As such, we may not promote our product candidates for indications or uses for which they do not have FDA approval. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product candidate, product candidate labeling or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our product candidates in general or in specific patient subsets. If original marketing approval were obtained via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical study to confirm clinical benefit for our product candidates. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product candidate development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements.

If a regulatory agency discovers previously unknown problems with a product candidate, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product candidate is manufactured, or disagrees with the promotion, marketing or labeling of a product candidate, such regulatory agency may impose restrictions on that product candidate or us, including requiring withdrawal of the product candidate from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend or withdraw regulatory approval;

●	suspend any of our ongoing clinical studies;

●	refuse to approve pending applications or supplements to approved applications submitted by us;

●	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

●	seize or detain product candidates, or require a product candidate recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

We are subject to numerous complex regulations and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The research, testing, development, manufacturing, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, marketing, distribution, possession and use of our product candidates, among other things, are subject to regulation by numerous governmental authorities in the United States and elsewhere. The FDA regulates drugs under the FDC Act, and implementing regulations. Noncompliance with any applicable regulatory requirements can result in refusal to approve product candidates for marketing, warning letters, product candidate recalls or seizure of product candidates, total or partial suspension of production, prohibitions or limitations on the commercial sale of product candidates or refusal to allow the entering into of federal and state supply contracts, fines, civil penalties and/or criminal prosecution. Additionally, the FDA and comparable governmental authorities have the authority to withdraw product candidate approvals that have been previously granted. Moreover, the regulatory requirements relating to our product candidates may change from time to time and it is impossible to predict what the impact of any such changes may be.

We are developing product candidates that are controlled substances as defined in the Controlled Substances Act of 1970, or CSA, which establishes, among other things, certain registration, production quotas, security, recordkeeping, reporting, import, export and other requirements administered by the Drug Enforcement Administration, or the DEA. The active ingredient in our product candidates is dronabinol, which is a Schedule I controlled substance, meaning that any drug containing it cannot be marketed before it is rescheduled by the DEA as a Schedule II, III, IV or V substance. See “Business—Government Regulation—Controlled Substances” for additional information.

The manufacture, shipment, storage, sale and use, among other things, of controlled substances that are pharmaceutical product candidates are subject to a high degree of regulation. The DEA also conducts periodic inspections of registered establishments that handle controlled substances. Facilities that conduct research, manufacture, distribute, import or export controlled substances must be registered to perform these activities and have the security, control and inventory mechanisms required by the DEA to prevent drug loss and diversion. Failure to maintain compliance, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, results of operations, financial condition and prospects. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

Individual states also have controlled substances laws. Though state controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates as well. While some states automatically schedule a drug when the DEA does so, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product candidate for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product candidate. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs. (Target Health, Inc., FGK Clinical Research GmbH, or FGK, and others). We rely on these parties for execution of our preclinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with current cGMP, GCP, QSR and Good Laboratory Practices, or GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with GCP regulations. In addition, our clinical studies must be conducted with product candidates which are produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical studies may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which could materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We will rely on third parties to manufacture our active pharmaceutical ingredient, or API, and formulations. Our business could be harmed if those third parties fail to provide us with sufficient quantities of our needed supplies, or fail to do so at acceptable quality levels or prices.

We do not have the infrastructure or capability internally to manufacture the API formulations, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We plan to rely on third parties for such supplies. There are a limited number of manufacturers who have the ability to produce our API and there may be a need to identify alternate manufacturers to prevent a possible disruption of our clinical studies. Any significant delay or discontinuity in the supply of these components could considerably delay completion of our clinical studies, product candidate testing and potential regulatory approval of our product candidates, which could harm our business and results of operations.

We and our collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or a product candidate used in late-stage clinical studies must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators or our contract manufacturers must supply all necessary documentation in support of an NDA, or Marketing Authorization Application, or MAA, on a timely basis and must adhere to GLP and cGMP QSR regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the product candidates may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product candidate for sale, if ever, audit the manufacturing facilities of our collaborators and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product candidate specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales, or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authority can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product, withdrawal of an approval or suspension of production. As a result, our business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA or MAA amendment, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed or we could lose potential revenue.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Risks Related to Commercialization of Our Product Candidates

If the market opportunities for our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

Our projections of both the number of people who have our target diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of our product candidates may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business.

We face intense competition and rapid technological change and the possibility that our competitors may discover, develop or commercialize therapies that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our product candidates.

The first THC-based pharmaceutical, a pill sold under the commercial name of Marinol (scientific name: dronabinol), was developed by a company called Unimed Pharmaceuticals, with funding provided by the National Cancer Institute. In 1985, Marinol received FDA approval as a treatment for chemotherapy-related nausea and vomiting. Today, Marinol is marketed by AbbVie, Inc. Since the introduction of Marinol into the market, other pharmaceuticals containing THC have also been developed. These include generic oral capsules of dronabinol, such as those marketed by SVC Pharma LP and Akorn Inc., Insys Therapeutic Inc.’s Syndros, an orally administered liquid formulation of dronabinol, Meda AB’s Cesamet (nabilone), a synthetic derivative of THC, and Sativex (nabiximols), a whole cannabis extract administered as an oral spray. Furthermore, we are aware of multiple companies that are working in the cannabis therapeutic area and are pursuing regulatory approval for their product candidates. For example, GW Pharmaceuticals PLC, or GW, which markets Sativex, a botanical cannabinoid oral mucosal for the treatment of spasticity due to multiple sclerosis is seeking FDA approval in the United States, and is developing Epidiolex, a liquid formulation of highly purified cannabidiol extract, as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and various childhood epilepsy syndromes. In addition, GW is developing a cannabidivarin, or CBDV, based therapy for ASD and therapy for neonatal hypoxic-ischemic encephalopathy, glioblastoma and schizophrenia. Insys Therapeutics, Inc. is also seeking FDA approval for an orally-administered liquid formulation of its synthetic cannabidiol compound as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and other childhood epilepsy syndromes and Prader-Willi syndrome. Zynerba Pharmaceuticals, Inc., or Zynerba, is developing a transdermal formulation of cannabidiol for Fragile X and certain refractory epilepsies. In addition, Zynerba is currently developing a transdermal formulation of pro-drug, which is a medication or compound that, after administration, is metabolized (i.e., converted within the body) into a pharmacologically active drug, of THC for neuropsychiatric disorders including Tourette syndrome. Nemus Bioscience, Inc., or Nemus, is focused on the discovery, development and commercialization of cannabis therapeutics. Corbus Pharmaceuticals Holdings is seeking FDA approval for their synthetic cannabinoid for systemic sclerosis, cystic fibrosis, dermatomyositis and systemic lupus erythematosus.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources. As a result of these factors, our competitors may have an advantage in marketing their approved products and may obtain regulatory approval of their product candidates before we are able to, which may limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and less expensive than ours, and may also be more successful than us in manufacturing and marketing their products. These advantages could materially impact our ability to develop and commercialize our product candidates successfully.

Our product candidates may also compete with medical and recreational marijuana, in markets where the recreational and/or medical use of marijuana is legal. There is support in the United States for further legalization of marijuana. In markets where recreational and/or medical marijuana is not legal, our product candidates may compete with marijuana purchased in the illegal drug market. We cannot assess the extent to which patients may utilize marijuana obtained illegally for the treatment of the indications for which we are developing our product candidates.

Even if we successfully develop our product candidates, and obtain marketing approval for them, other treatments or therapeutics may be preferred and we may not be successful in commercializing our product candidates or in bringing them to market.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

Although our employees may have sold other similar products in the past while employed at other companies, we as a company have no experience selling and marketing our product candidates and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, which will be expensive, difficult and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products.

Further, given our lack of prior experience in marketing and selling pharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire substantially more sales representatives to adequately support the commercialization of our product candidates or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Even with the requisite approvals from the FDA and comparable foreign regulatory authorities, the commercial success of our product candidates will depend in part on the medical community, patients and third-party payors accepting our product candidates as medically useful, cost-effective and safe. Any product that we bring to the market may not gain market acceptance by physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the safety and efficacy of the product as demonstrated in clinical studies and potential advantages over competing treatments;

●	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

●	the clinical indications for which approval is granted;

●	relative convenience and ease of administration;

●	the cost of treatment, particularly in relation to competing treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support and timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments; and

●	sufficient third-party insurance coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and others in the medical community, we will not be able to generate sufficient revenue to become or remain profitable.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

The pricing, coverage and reimbursement of our product candidates, if approved, must be adequate to support our commercial infrastructure. Our per-patient prices must be sufficient to recover our development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as ours, assuming approval. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services (formerly the Health Care Financing Administration), or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, was passed. The Affordable Care Act is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and the health insurance industry, impose new taxes and fees on the healthcare industry and impose additional health policy reforms. This law revises the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states once the provision is effective. Further, the law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners. While the U.S. Supreme Court upheld the constitutionality of most elements of the Affordable Care Act in 2012, other legal challenges are still pending final adjudication in several jurisdictions. In addition, Congress has also proposed a number of legislative initiatives, including possible repeal of the Affordable Care Act. At this time, it remains unclear whether there will be any changes made to the Affordable Care Act, whether to certain provisions or its entirety. We can provide no assurance that the Affordable Care Act, as currently enacted or as amended in the future, will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. In 2013, the 2% Medicare payment reductions went into effect. Both Congress and the U.S. President have already taken some actions that are intended to limit significantly the Affordable Care Act, and other proposals have been made and are being considered to further modify or even repeal the Affordable Care Act. While some of these actions already appear to be limiting the scope of the Affordable Care Act, it is not clear at this point whether the new proposals will be adopted (either in their current form or a modified form) in the future. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Historically, we have relied on trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and product candidates. Since 2015, we have also sought patent protection for certain of our product candidates. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and new product candidates.

We have sought to protect our proprietary position by filing patent applications in the United States and in other countries, with respect to our novel technologies and product candidates, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Not including patents and applications which we are in the process of being assigned we have a portfolio of two provisional patent applications with the U.S. Patent and Trademark Office, or USPTO, pending patent applications in six families, of which four families are currently international Patent Cooperation Treaty of the World International Property Organization, or PCT, applications or PCT applications that have entered the national phase in various national entities. We cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to our patents after issuance could deprive us of rights necessary for the successful commercialization of any new product candidates that we may develop.

We have exclusively licensed: (i) one U.S. patent from Dekel Pharmaceuticals Ltd., or Dekel, and (ii) one U.S. patent family from Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., or Yissum. We cannot assure you that we will ever enter into definitive license agreements with any third party licensor. See “Business—Intellectual Property—In-Licensed Patents and Patent Applications.” To the extent the licensed or future licensed patents are found to be invalid or unenforceable, we may be limited in our ability to compete and market our product candidates. Moreover, the terms of our licenses affect our ability to control the value of any of our product candidates. If we or any of the parties that control the enforcement of licensed patents elect not to enforce any or all of the licensed patents it could significantly undercut the value of any of our product candidates, which would materially adversely affect our future revenue, financial condition and results of operations. Moreover, fluctuating currency rates may create inconsistencies in the royalty payments we are obligated to make under our licenses.

Also, there is no guarantee that the patent registration applications that were submitted by us with regard to our technologies will result in patent registration. In the event of failure to complete patent registration, our developments will not be proprietary, which might allow other entities to manufacture our product candidates and compete with them.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new product candidates, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively, and our business and results of operations would be harmed.

We may not be able to identify infringements of our patents and accordingly the enforcement of our intellectual property rights may be difficult.

The drug substance in some of our product candidates is repurposed, which means that it is available in other pharmaceutical products for the purpose of treating indications that are different from the indications for our product candidates. It is possible that if we receive regulatory approval to market and sell our drug candidates, some patients that receive a prescription could be sold the same drug substance but not our product candidate. It would be difficult, if not impossible for us to identify such instances that may constitute an infringement of our patents. In addition, because the drug substance of some of our product candidates is repurposed, such substance may not be eligible for patent protection or data exclusivity.

If we are unable to maintain effective proprietary rights for our product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents currently owned and that may be granted, historically, we have relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems. Agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third party intellectual property rights are held to cover our product candidates or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize product candidates or our product candidates unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new product candidates. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new product candidates or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third party patents or applications. For example, certain U.S. patent applications that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new product candidates or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new product candidates or the use of our new product candidates. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new product candidates that are held to be infringing. We might, if possible, also be forced to redesign our new product candidates so that we no longer infringe the third party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new product candidates. As our industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our product candidates. There may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing product candidates or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications, or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After 2013, the United States moved to a first to file system. Changes in patent litigation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Actual or perceived conflicts of interest may exist with respect to intellectual property rights that we license from an entity controlled by Dr. Ascher Shmulewitz, our interim Chief Executive Officer and Chairman.

In May 2015, we entered into a license agreement, which became effective in August 2015, with Dekel, an Israeli private company controlled by Dr. Ascher Shmulewitz, the Chairman of our Board of Directors and interim Chief Executive Officer, under which we were granted an irrevocable, worldwide, exclusive, royalty-bearing license to certain of Dekel’s technology. See “Related Party Transactions—Dekel License Agreement.”

We do not have any agreement with Dr. Shmulewitz to present us with business opportunities he may wish to pursue, subject only to his duties under Israeli law, and we do not have proprietary rights to Dr. Shmulewitz’ inventions that are not included under the consulting and services agreement we entered into with him (pertaining solely to the field of immunomodulators including cannabinoids to treat chronic pain and inflammation).

On July 14, 2019, we entered into an amendment to the license agreement, which encompasses our and Dekel’s original intention to exclude certain consumer packaged goods (including, inter alia, food, beverage, cosmetics, pet products and hemp based products, which are sources of nutrients or other substances which may have a nutritional effect) from the scope of the licensed products and the field of our activity, as described in the license agreement, which intention was not reflected in the license agreement, and therefore, desired and agreed to amend the license agreement to reflect the foregoing clarification, as well as certain additional less material matters as discussed in the amendment. The amendment also prescribes a specific development plan under the license agreement requiring us to invest in the licensed technology (as defined under the license agreement) formulation development and maintain a total annual investment cap of $350,000 and for a non-compete and non-solicitation obligation by Dekel and Dr. Shmulewitz, towards our field of activity.

When negotiating and entering into the agreement with Dekel, Dr. Shmulewitz faced an actual conflict of interest between achieving the most favorable terms for Dekel, as holder of controlling interest in Dekel, and owing fiduciary duties to us, as a member of our Board of Directors and interim Chief Executive Officer. Due to this conflict, we may not have obtained as favorable terms for this license as with an unrelated party. Under applicable Israeli law, fiduciary duties include a duty of care and a duty of loyalty. The approval of transactions with interested parties under the Israeli Companies Law, or the Companies Law, included audit committee, board of directors’ approvals and under the relevant circumstances that applied then, also shareholders’ approval, which were obtained prior to the entering into the transaction. See “Management—Board Practices—Approval of Related Party Transactions under Israeli Law.”

If there is a dispute between us and Dekel, Dr. Shmulewitz will have a conflict of interest because he may, at the time of a prospective dispute, simultaneously have a financial interest in and owe a fiduciary duty to Dekel and simultaneously have a financial interest in and owe a fiduciary duty to us. If a contractual dispute arises between us and Dekel under the license agreement, Dr. Shmulewitz may be in a position where he would benefit if Dekel prevails, to the detriment of our business or our investors, due to his controlling interest in Dekel. We cannot assure you that any conflicts will be resolved in our favor, and as a result, our business could be impeded or materially harmed.  Furthermore, any future transactions that we enter into with Dekel may be considered as related party transactions under Israeli law, and in many instances may require the approval of our shareholders. Seeking shareholder approval can be a lengthy and costly process, and we cannot be certain that our shareholders will approve any such transactions.

Risks Related to Our Business Operations

Due to current lack of funding, we terminated the employment of all of our employees except for our Interim Chief Executive Officer.

Due to our current lack of funding, we have terminated the employment of all of our employees except for our Interim Chief Executive Officer. Our Chief Financial Officer and Chief Technologies Officer each have a notice period of three months, and accordingly will remain in office until the end of March 2020. While we intend to reengage our employees once we secure the necessary funds, there can be no assurance that we will be able to secure such funding or to reengage our employees. Accordingly, without additional funding in the immediate future, we will not have the resources to continue to advance our operations.

We may not consummate the strategic transaction with Heavenly Rx.

On November 18, 2019, we entered into a memorandum of understanding with Heavenly Rx, an emerging consumer hemp CBD company, pursuant to which we and Heavenly Rx have agreed to pursue a business combination. Any transaction between the parties remains subject to entry into definitive agreements, and to shareholder and regulatory approvals. We cannot be certain that we will enter into such definitive agreement or if so, whether the transaction will be consummated. Accordingly, the business combination may not occur or may be delayed, and we may lose some or all of the intended benefits of the business combination.

We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are so leanly staffed, we will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We may not be successful in our efforts to identify, license or discover additional product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval and commercialization of our existing product candidates, the success of our business also depends in part upon our ability to identify, license or discover additional product candidates. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including but not limited to the following:

●	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

●	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

●	our product candidates may not succeed in preclinical or clinical testing;

●	our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

●	competitors may develop alternatives that render our product candidates obsolete or less attractive;

●	product candidates we develop may be covered by third parties’ patents or other exclusive rights;

●	the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license or discover additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

●	the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology and Clinical Health Act, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●	the federal physician sunshine requirements under the Affordable Care Act requires manufacturers of drugs, devices and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. We plan to maintain sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, outside of the United States and Israel. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain regulatory approvals for the use of our products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

●	an outbreak of a contagious disease, such as coronavirus, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	certain expenses including, among others, expenses for travel, translation and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or FCPA, its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

A pandemic, epidemic or outbreak of an infectious disease in the United States, Israel or elsewhere may adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Israel or elsewhere, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of March 2020, has spread to over 100 countries, including the United States and Israel. The spread of COVID-19 from China to other countries has resulted in the World Health Organization declaring the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease, on March 11, 2020. Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus. On March 10, 2020, the Government of Israel announced that effective Thursday, March 12, 2020, at 20:00 (Israel time) foreign travelers arriving from any country will be required to remain in home quarantine until 14 days have passed since the date of entry into Israel; non-Israeli residents will be required to prove they have the means to self-quarantine before being allowed entry into Israel. In addition, the Ministry of Health in the State of Israel issued guidelines on March 11, 2020 recommending people avoid gatherings in one space and providing that no gathering of more than 100 people should be held under any circumstances. Employers (including us) are also required to prepare and increase as much as possible the capacity and arrangement for employees to work remotely.

While the spread of COVID-19 has not yet directly impacted our operations, we continue to monitor our operations and government recommendations and may elect to temporarily close our office and/or laboratory space to protect our employees. The spread of an infectious disease, including COVID-19, may also result in the inability of our suppliers to deliver components or raw materials on a timely basis. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts, business operations and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

The use of any of our product candidates could result in product liability or similar claims that could be expensive, damage our reputation and harm our business.

Our business exposes us to an inherent risk of potential product liability or similar claims. The pharmaceutical industry has historically been litigious, and we face financial exposure to product liability or similar claims if the use of any of our products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions could compromise our information, expose us to liability and harm our reputation and business.

In the ordinary course of our business we collect and store sensitive data, including intellectual property, personal information and our proprietary business information. The secure maintenance and transmission of this information is critical to our operations and business strategy. We rely on commercially available systems, software, tools and domestically available monitoring to provide security for processing, transmitting and storing this sensitive data.

Hackers may attempt to penetrate our computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third-party with whom we do business may attempt to circumvent our security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we continue to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly.

Also, our information technology networks and infrastructure may still be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Any such compromise could disrupt our operations, damage our reputation and subject us to additional costs and liabilities, any of which could adversely affect our business.

Risks Related to an Investment in Our Securities and this Offering

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

We have retained Roth Capital Partners, LLC to act as our placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business plans outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to accomplish our objectives due to a lack of interest in this offering.

If we are unable to comply with Nasdaq listing requirements, our ADSs could be delisted from the Nasdaq Capital Market, and as a result we and our shareholders could incur material adverse consequences, including negative impact on our liquidity, our stockholders’ ability to sell shares and our ability to raise capital.

Our ADSs are currently listed on the Nasdaq Capital Market, or Nasdaq. Our listing on the Nasdaq Capital Market is conditioned upon our continued compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing on Nasdaq.

On May 23, 2019, we were advised that we no longer comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Requirement. On July 5, 2019, we submitted to Nasdaq a plan to regain compliance with Nasdaq listing rules. After reviewing our plan to regain compliance, Nasdaq granted an extension to enable us to regain compliance with the Stockholders’ Equity Requirement until November 18, 2019.

Since we did not regain compliance with the Stockholders’ Equity Requirement, on November 19, 2019, we were notified that our ADSs would be suspended from trading on the Nasdaq Capital Market at the opening of business on November 29, 2019, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq, unless we request an appeal to the Nasdaq Hearings Panel.

We appealed this decision and appeared before a Nasdaq Hearings Panel on January 16, 2020, to review Nasdaq’s decision to delist us. The delisting action referenced in the Nasdaq staff’s determination letter was stayed, pending a final written decision by the Nasdaq Hearings Panel. On January 16, 2020, the hearing that took place, at which time our management presented the Nasdaq Hearings Panel with a plan for regaining and sustaining compliance with the Stockholders’ Equity Requirement, following which, on February 5, 2020, we received a notice that the Nasdaq Hearings Panel granted us an extension until April 1, 2020. While we are in contact with Nasdaq regarding this matter, we cannot assure you that we will regain compliance by April 1, 2020, or any extension date, if any, or that our ADSs will remain listed on Nasdaq.

Our Interim Chief Executive Officer will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, and pursuing strategic opportunities, including business combination transactions. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our Interim Chief Executive Officer chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per Unit being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of ADSs in this offering, based on a public offering price of $0.2999 per Unit, and after deducting placement agent’s discount and commission and offering expenses payable by us, our as adjusted net tangible book value of our ADSs would be approximately $(0.64) million, or approximately $(0.06) per ADS, as of June 30, 2019. If you purchase Units in this offering, you will suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $0.3599 per ADS. To the extent outstanding options, warrants or offered Warrants are exercised, you will incur further dilution. See “Dilution” on page 52 for a more detailed discussion of the dilution you will incur in connection with this offering.

There is no public market for the Warrants being offered by us in this offering and therefore you may not be able to resell the Warrants being offered by this prospectus, or obtain a return on your investment in the Warrants.

We do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited. If your Warrants cannot be resold, you will have to depend upon any appreciation in the value of our Ordinary Shares and the ADSs over the exercise price of the respective Warrants in order to realize a return on your investment in the Warrants.

You may not be able to resell the Warrants being offered by this prospectus, or obtain a return on your investment in the warrants.

There is no established public trading market for the Warrants being offered by this prospectus and we do not intend to have the Warrants listed on a national securities exchange or any other recognized trading system in the future. Without an active market, the liquidity of any Warrants sold by means of this prospectus will be limited. If your Warrants cannot be resold, you will have to depend upon any appreciation in the value of our Ordinary Shares and the ADSs over the exercise price of the respective Warrants in order to realize a return on your investment in the Warrants.

The market price of our securities may be highly volatile, and you may not be able to resell ADSs underlying the Warrants at or above the price you paid per Unit or an equivalent portion thereof.

The market price of the ADSs is volatile. The ADS price are and will continue to be subject to wide fluctuations in response to a variety of factors, including the following:

●	adverse results or delays in preclinical studies or clinical trials;

●	reports of adverse events in our product candidates or clinical trial failures of our product candidates;

●	inability to obtain additional funding;

●	any delay in filing a regulatory submission for any of our product or product candidates and any adverse development or perceived adverse development with respect to the review of that regulatory submission by the FDA or European or Asian authorities;

●	failure to successfully develop and commercialize our products or product candidates;

●	failure to enter into strategic collaborations;

●	failure by us or strategic collaboration partners to prosecute, maintain or enforce our intellectual property rights;

●	changes in laws or regulations applicable to future products;

●	inability to scale up our manufacturing capabilities through third-party manufacturers, inability to obtain adequate product supply for our products or the inability to do so at acceptable prices;

●	introduction of new products or technologies by our competitors;

●	failure to meet or exceed financial projections we may provide to the public;

●	failure to meet or exceed the financial expectations of the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by our competitors;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our platform technologies, technologies, products or product candidates;

●	additions or departures of key scientific or management personnel;

●	significant lawsuits, including patent or shareholder litigation;

●	changes in the market valuations of similar companies;

●	ongoing and prolonged global events, such as COVID-19;

●	sales of our securities by us or our shareholders in the future; and

●	trading volumes of our securities.

In addition, companies trading in the stock market have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the ADSs, regardless of our actual operating performance.

The Warrants are speculative in nature.

The Warrants offered by us in this offering do not confer any rights of ownership of Ordinary Shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price, and in the case of the Series B Warrants, for a limited period of time. Specifically, commencing on the date of issuance, holders of the Series B Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS of $0.43, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. In addition, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS of $0.0001, subject to adjustment upon certain events.

Holders of our Warrants will have no rights as shareholders until such holders exercise their Warrants and acquire our ADSs.

Until holders of the Warrants acquire our ADSs upon exercise of the Warrants, holders of the Warrants will have no rights with respect to our ADSs or Ordinary Shares underlying such warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of ADSs only as to matters for which the record date occurs after the exercise date.

The exercise of the Warrants offered hereby will cause significant dilution to holders of our equity securities.

Holders of the Warrants may exercise their warrants into up to 8,333,336 of our ADSs. In the event that the Warrants are exercised in full, the ownership interest of existing holders of our equity securities will be diluted. See “Dilution” for further information.

Units representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

We may sell in this offering 4,166,668 Units. If the Pre-Funded Warrants and Warrants underlying the Units are exercised in full, this will represent 333,333,440 Ordinary Shares, or approximately 145.7%, of our outstanding Ordinary Shares as of March 31, 2020. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ADSs and Ordinary Shares. We cannot predict the effect, if any, that market sales of those Units or the availability of those Units for sale will have on the market price of our ADSs and Ordinary Shares.

Significant holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The terms of the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so.

We do not know whether a market for the ADSs will be sustained or what the trading price of the ADSs will be and as a result it may be difficult for you to sell your ADSs.

Although our ADSs trade on Nasdaq, an active trading market for the ADSs may not be sustained. It may be difficult for you to sell any ADSs you acquire upon exercise of Warrants without depressing the market price for the ADSs. As a result of these and other factors, you may not be able to sell your ADSs. Further, an inactive market may also impair our ability to raise capital by selling ADSs and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ADSs and Ordinary Shares as consideration.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the Securities and Exchange Commission, or SEC, which could undermine investor confidence in our company and adversely affect the market price of the ADSs or Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

●	our ability to furnish two rather than three years of income statements and statements of cash flows in various required filings.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the ADSs or Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the ADSs or Ordinary Shares less attractive as a result, there may be a less active trading market for the ADSs or Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the Nasdaq Stock Market, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, although the Companies Law requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis, this disclosure is not as extensive as that required of a U.S. domestic issuer. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of the ADSs.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal control, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of the ADSs. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the ADSs or Ordinary Shares if we are or were to become a PFIC.

In general, we will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We believe that we may be deemed a PFIC for 2020. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the ADSs or Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the ADSs or Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the ADSs or Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the ADSs or Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We intend to make available to U.S. taxpayers upon request the information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the ADSs or Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the ADSs or Ordinary Shares in the event that we are a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Companies” for additional information.

We have not paid, and do not intend to pay, dividends on our Ordinary Shares and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our Ordinary Shares since inception. We do not anticipate paying any cash dividends our Ordinary Shares in the foreseeable future. Moreover, the Companies Law imposes certain restrictions on our ability to declare and pay dividends. As a result, investors in the ADSs or Ordinary Shares will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell our securities at a price in excess of the price paid.

Holders of ADSs may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, the share price and trading volume of our securities could decline.

The trading market for the ADSs or Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our securities, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that owners and holders of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

Risks Related to Israeli Law and Our Operations in Israel

Our operations are subject to currency and interest rate fluctuations.

We incur expenses in U.S. dollars and NIS, but our financial statements are denominated in U.S. dollars. U.S. dollars is our functional currency and is the currency that represents the principal economic environment in which we operate. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected.

Provisions of Israeli law and our articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

As a company incorporated under the law of the State of Israel, we are subject to Israeli law. Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital and a majority of the offerees that do not have a personal interest in the tender offer approves the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company’s outstanding shares. Under the Israeli law, a potential bidder for the company’s shares, who would as a result of a purchase of shares hold either 25% of the voting rights in the company when no other party holds 25% or more, or 45% of the voting rights in the company where no other shareholders holds 45% of the voting rights, would be required to make a special purchase offer as set out in the provisions of the Israeli law. The Israeli law requires a special purchase offer to be submitted to shareholders for a pre-approval vote. A majority vote is required to accept the offer. An offeror who is regarded as a ‘controlling shareholder’ under Israeli law cannot vote on the resolution and the procedure includes a secondary vote of the non-voting shareholders and the shareholders who rejected the offer at pre-approval level. A special purchase offer may not be accepted unless shares that carry 5% of the voting rights in the target company are acquired. Furthermore, the shareholders may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, other than those who indicated their acceptance of the tender offer in case the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date. See “Description of Share Capital—Provisions Restricting Change in Control of Our Company—Acquisitions under Israeli Law” for additional information.

Israeli tax considerations also may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies may be subject to certain restrictions and additional terms. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. See “Taxation—Israeli Tax Considerations and Government Programs” for additional information.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We were incorporated in Israel and our corporate headquarters are located in Israel. All of our executive officers and directors and the Israeli experts named in this prospectus are located in Israel. All of our assets and most of the assets of these persons are located in Israel. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

Our headquarters and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices, corporate headquarters and principal research and development facilities are located in Israel. In addition, the vast majority of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, the Hamas militant group and the Hezbollah. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport, could prevent or delay our regular operation, product development and delivery of products. If continued or resumed, these hostilities may negatively affect business conditions in Israel in general and our business in particular. In the event that hostilities disrupt the ongoing operation of our facilities and our operations may be materially adversely affected.

In addition, since 2010 political uprisings and conflicts in various countries in the Middle East, including Egypt and Syria, are affecting the political stability of those countries. It is not clear how this instability will develop and how it will affect the political and security situation in the Middle East. This instability has raised concerns regarding security in the region and the potential for armed conflict. In Syria, a country bordering Israel, a civil war is taking place. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been stepping up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. Additionally, the Islamic State of Iraq and Levant, or ISIL, a violent jihadist group, is involved in hostilities in Iraq and Syria. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent, which could affect the Israeli economy in general and us in particular. Any potential future conflict could also include missile strikes against parts of Israel, including our offices and facilities. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and certain other countries. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to invest in Israel or in Israeli companies, or decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Similarly, Israeli companies are limited in conducting business with entities from several countries. For instance, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict or emergency circumstances, may be called to immediate and unlimited active duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants related to military service. Such disruption could materially adversely affect our business and operations. Additionally, the absence of a significant number of the employees of our Israeli suppliers and contractors related to military service or the absence for extended periods of one or more of their key employees for military service may disrupt their operations.

Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations and product development.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business. Similarly, Israeli corporations are limited in conducting business with entities from several countries.

In addition, Israel is experiencing a level of unprecedented political instability. The Israeli government has been in a transitionary phase since December 2018, when the Israeli Parliament, or the Knesset, first resolved to dissolve itself and call for new general elections. Since then Israel held general elections three times – in April and September of 2019 and in March of 2020. The Knesset has not passed a budget for the year 2020, and certain government ministries, which may be critical to the operation of our business, are without necessary resources and may not receive sufficient funding moving forward. In the event that the current political stalemate is not resolved during 2020, our ability to conduct our business effectively may be adversely affected.

Your rights and responsibilities as a holder of our securities will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our Ordinary Shares (and therefore indirectly and the ADSs) are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has certain duties to act in good faith in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company, and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of an officer of the company has a duty to act in fairness towards the company with regard to such vote or appointment. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations on holders of our Ordinary Shares that are not typically imposed on shareholders of U.S. corporations.

We received Israeli government grants for certain of our past research and development activities and programs, some of which we sold or are in the process of selling. The terms of such grants may require us, in the future, to pay royalties and to satisfy specific conditions if and to the extent we receive future royalties or in order to complete the sale of such grant based technologies and programs. We may be required to pay penalties in addition to payment of the royalties.

Our research and development efforts with respect to some of our past activities, which was focused on developing an immunotherapeutic monoclonal antibody for the treatment of Alzheimer’s, which we sold in March 2015, and our Anti-CD3 technology directed toward the treatment of inflammatory and autoimmune diseases, which in part was returned and re-assigned to Hadasit Medical Research Services & Development Ltd., or Hadasit, and in part is still in the process of being sold, were financed in part through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of December 31, 2018, we had received the aggregate amount of approximately $4.1 million from the IIA for the development of our abovementioned technologies. With respect to such grants, we are committed to pay certain royalties up to $1.1 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are required to comply with the requirements of the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to these past grants. The discretionary approval of an IIA committee would be required for any assignment and/or transfer to third parties inside or outside of Israel of know-how or transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such activities and programs (including selling it). The IIA may impose certain conditions on any arrangement under which it permits us to transfer or assign technology or development in or out of Israel. If we fail to comply with the Research Law, we may be required to refund certain grants previously received and/or to pay interest and penalties and we may become subject to criminal charges. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we may apply for such support in the future.

Following further discussions between Hadasit and us held during the second half of 2017, and through the first quarter of 2018, after not succeeding in assigning the license to a buyer, we signed a termination agreement, or the Termination Agreement. On July 4, 2018, and according to the Termination Agreement, we paid Hadasit an amount of approximately $104,000 due to, inter alia, accrued costs and expenses relating to the filing, prosecution and maintenance of the patent rights, license maintenance fee due to Hadasit for the years 2016 and 2017 and unpaid related consultancy fees for work performed during 2015.

On December 13, 2018, an additional amendment to the transfer agreement was signed, or the Additional Amendment, between us, Karma Link Ltd., or Karma Link, and Orimmune Bio Ltd., or Orimmune, under which the parties acknowledged that despite our efforts and assistance in the discussions with Hadasit regarding the possibility of assigning the license to Orimmune, Orimmune chose not to enter into an agreement with Hadasit. In addition and notwithstanding the foregoing, we are willing to assign to Orimmune the entire right, title and interest in specific patents, subject to fulfilment of certain conditions precedent which are in effect as of the date of this prospectus.

We are in the process of selling one of our past research and development activities which may not be completed due to factors not in our control, and we may be required to assume the sale activity or abandon it, subject to certain payments and liabilities.

In June 2016, we entered into a share transfer agreement with our former subsidiary, Orimmune and Karma Link. According to the agreement, we sold our holdings in Orimmune to Karma Link and will assist the assignment of the antibody Anti-CD3 technology (which was in-licensed by us from Hadasit and certain internally developed assets and technology relating thereto).

However, since certain intellectual property related to the Anti-CD3 technology was developed with financing, in part, from the IIA, we have not been able to assign it to Orimmune, as we have not been able to obtain the consent of the IIA, see “Business—Intellectual Property—Sales of intellectual property assets” for additional information.

If we are not able to obtain the consent of the IIA, then we may be required to assume the sale activity or abandon it, subject to certain payments and liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to regain and effectively comply with Nasdaq listing requirements;

●	our ability to complete a business combination transaction with Heavenly Rx, Ltd.;

●	our ability to raise capital through the issuance of additional securities;

●	our ability to advance the development our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our ability to successfully receive approvals from the FDA or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $0.85 million in net proceeds from the sale of Units offered by us in this offering. These estimates exclude the proceeds, if any, from the exercise of the Warrants offered hereby. If all of the Warrants were to be exercised in cash at the exercise price of $0.43, we would receive additional proceeds of approximately $1.79 million. We cannot predict when or if these Warrants will be exercised.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes, and pursuing strategic opportunities, including business combination transactions

The amounts and schedule of our actual expenditures will depend on multiple factors. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we project. If the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, and, if necessary, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

To date, we have not declared or paid cash dividends on any of our ADSs or Ordinary Shares, and we have no current intention of paying any cash dividends in the near future.

The Companies Law also restricts our ability to declare and pay dividends. We can only distribute dividends from profits (as defined in the Companies Law), if, in the discretion of our board of directors, there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and contingent obligations as they come due.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the conversion of a convertible debenture in the aggregate amount of approximately $1.25 million, as a result of which, 20,342,120 Ordinary Shares were issued upon the conversion of convertible debentures, at a weighted average exercise price of $0.06 per share, (ii) the reclassification of financial liability for warrants to equity reserve in the aggregate amount of $0.5 million (iii) the issuance and sale of 1,000,000 ADSs in a registered direct offering at a price of $1.25 per ADS, and (iv) reductions in cash subsequent to June 30, 2019 as a result of expenses incurred in the ordinary course of business. Pro forma calculations do not include the issuance of convertible notes in the aggregate amount of $220,000, warrants to purchase up to 314,285 Ordinary Shares, and 40,000 Ordinary Shares pursuant to a private placement expected to close by April 6, 2020; and

●	on a pro forma as adjusted basis to give effect to the sale of Units in this offering at a public offering price of $0.2999 per Unit, after deducting estimated placement agent fees and estimated offering expenses payable by us and assuming the exercise in full of the Pre-Funded Warrants and excluding the proceeds, if any, from the exercise of the Series B Warrants issued in this offering, as if the sale of the Units had occurred on June 30, 2019.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2019 (in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$1,593	$223	$1,075
Total assets	$2,082	$401	$1,253
Total liabilities	$2,824	$1,058	$1,891

Shareholders’ equity:
Share capital	$4,529	$6,328	$6,328
Share premium	$38,821	$39,295	$39,295
Transactions with non-controlling interests	$261	$261	$261
Reserve for share-based payment transactions	$4,691	$5,011	$5,011
Foreign currency translation reserve	$497	$497	$497
Pre-funded warrants	$-	$-	$417
Warrants	$-	$465	$465
Accumulated loss	$(49,541)	$(52,514)	$(52,912)
Total equity	(742)	(657)	(638)

The above discussion and table are based on 228,788,014 Ordinary Shares outstanding as of March 31, 2020, and excludes the following as of such date:

●	43,280,000 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;

●	6,720,000 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;

●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and

●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.

●	1,600,000 Ordinary Shares issuable upon the closing of the March 2020 Private Placement.

●	12,571,400 Ordinary Shares issuable upon the exercise of March 2020 Warrants to purchase 314,285 ADSs, at a weighted exercise price of $0.35 per ADS.

●

25,142,840 Ordinary Shares issuable upon the potential conversion of outstanding March 2020 Notes into 628,571 ADSs, at a conversion price of $0.35 per ADS (subject to adjustments), and which will become convertible starting September 30, 2020.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our financial data. We derived the selected data under the caption “Consolidated Statements of Profit and Loss” for the years ended December 31, 2018 and 2017 and the selected data under the caption “Consolidated Statements of Financial Position” as of December 31, 2018 and 2017 from the audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with IFRS. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the six months ended June 30, 2019, and “Consolidated Statements of Financial Position” as of June 30, 2019 from our unaudited interim condensed consolidated financial results as of June 30, 2019, included elsewhere in this prospectus. The selected data under the caption “Consolidated Statements of Profit and Loss” for the years ended December 31, 2016 and 2015 and the selected data under the caption “Consolidated Statements of Financial Position” as of December 31, 2016 and 2015 have been derived from audited financial statements not included in this prospectus. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements. All figures presented are in U.S. dollars. On December 31, 2017, we changed the financial statements presentation currency from NIS and convenience translation to U.S. dollars to presentation currency of U.S. dollars. As a result, the December 31, 2015, 2016 and 2017 Consolidated Statements of Financial Position and the 2015, 2016 and 2017 Consolidated Statements of Profit and Loss were represented in U.S. dollars. We omitted the presentation of selected financial data for our 2014 fiscal year because such financial data cannot be presented in U.S. dollars without unreasonable effort or expense. Effective October 1, 2018, we changed our functional currency from NIS to U.S. dollars. The change in functional currency is accounted from that date.

	December 31,				Six Months Ended June 30,
	2018(*)	2017(*)	2016(*)	2015(*)	2019	2018
Consolidated Statements of Profit and Loss	(in thousands of U.S. dollars)
Research and development expenses, net	2,710	1,943	740	240	499	1,645
General and administrative expenses	6.579	3,810	1,268	1,363	1,550	2,139
Other expense (income), net	425	1	(8)	961	-	-
Operating loss	9,714	5,754	2,000	2,564	2,049	3,784
Finance expenses (income), net	(705)	490	7	4	265	(522)
Tax benefit	(60)	-	-	-	-	-
Net loss	8,949	6,244	2,007	2,617	2,521	3,262

Basic and diluted net loss per Ordinary Share attributable to equity holders of the Company	0.06	0.05	0.05	0.11	0.022	0.02
Number of Ordinary Shares used in computing loss per Ordinary Share- thousands	140,252,374	139,885,524	37,457,538	23,853,196	165,966,494	140,252,374

(*)	Presented according to the change in our functional currency from NIS to U.S. dollars, effective October 1, 2018. The change in functional currency is accounted from that date. Accordingly, comparative profit or loss figures have been translated into U.S. dollars using average exchange rates for the reporting periods.

	December 31,				Six Months Ended June 30,
	2018(*)	2017(*)	2016(*)	2015(*)	2019
Consolidated Statement of Financial Position	(in thousands of U.S. dollars)
Cash and cash equivalents	1,485	9,195	740	240	1,593
Total assets	4,560	9,566	1,268	1,363	2,082
Total liabilities	4,483	1,177	(8)	961	2,824
Accumulated loss	(46,912)	(38,389)	2,000	2,564	(49,541)
Total equity	(77)	8,389	7	4	(742)

(*)	Presented according to the change in our functional currency from NIS to U.S. dollars, effective October 1, 2018. The change in functional currency is accounted from that date. Accordingly, comparative profit or loss figures and financial position have been translated into U.S. dollars using average exchange rates for the reporting periods.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the public offering price per Unit you will pay in this offering and the pro forma net tangible book value per ADS after this offering.

Our net tangible book value per Ordinary Share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding Ordinary Shares. The net tangible book value of our Ordinary Shares as of June 30, 2019, was ($0.004) per Ordinary Share or ($0.18) per ADS (using the ratio of 40 Ordinary Shares to one ADS). Net tangible book value per share or per ADS represents the amount of our total tangible assets less our total liabilities, divided by 165,966,494, the total number of Ordinary Shares outstanding at June 30, 2019, or 4,149,162, the total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of forty-to-one.

Our pro forma net tangible book of our Ordinary Shares as of June 30, 2019, was ($0.003) per Ordinary Share or ($0.11) per ADS (using the ratio of 40 Ordinary Shares to one ADS), after giving effect to the sale of 1,000,000 ADSs in a registered direct offering at an offering price of $1.25 per ADS, and to the conversion of a convertible debenture in the aggregate amount of approximately $1.25 million, as a result of which, 20,342,120 Ordinary Shares were issued upon the conversion of convertible debentures, at a weighted average exercise price of $0.06 per share, reclassification of financial liability for warrants to equity reserve in the aggregate amount of $0.5 million, as well as the reductions in cash subsequent to June 30, 2019 as a result of expenses incurred in the ordinary course of business. Pro forma calculations do not include the issuance of convertible notes in the aggregate amount of $220,000, warrants to purchase up to 314,285 Ordinary Shares, and 40,000 Ordinary Shares pursuant to a private placement expected to close by March 31, 2020.

After giving effect to the sale of the Units offered by us in this offering and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming the exercise in full of the Pre-Funded Warrants, and excluding the proceeds, if any, from the exercise of the Series B Warrants issued in this offering, our pro forma as adjusted net tangible book value estimated at June 30, 2019 would have been approximately $(0.64) million, representing $(0.001) per Ordinary Share or $(0.06) per ADS. At the public offering price for this offering of $0.2999 per Unit, this represents an immediate increase in pro forma net tangible book value of $0.001 per Ordinary Share, or $0.05 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $0.009 per Ordinary Share, or $0.3599 per ADS, to purchasers of Units in this offering. Dilution for this purpose represents the difference between the price per Unit paid by these purchasers and pro forma net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution of $0.3599 per ADS to purchasers of Units in this offering:

Public offering price per Unit	$0.2999
Pro forma net tangible book value per ADS as of June 30, 2019	(0.11)
Increase in net tangible book value per ADS attributable to new investors	0.05
Pro forma net tangible book value per ADS after this offering	(0.06)
Dilution per ADS to new investors	0.3599
Percentage of dilution in net tangible book value per ADS for new investors	120.01%

The above discussion and table are based on 228,788,014 Ordinary Shares outstanding as of March 31, 2020, and excludes the following as of such date:

●	43,280,000 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $0.11 per share;
●	6,720,000 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan;
●	423,037 Ordinary Shares issuable upon the exercise of options outstanding under our 2005 Share Option Plan, at a weighted average exercise price of NIS 0.79 (approximately $0.22) per share; and
●	20,571,240 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 514,281 ADSs, at a weighted exercise price of $3.52 per ADS.
●	1,600,000 Ordinary Shares issuable upon the closing of the March 2020 Private Placement.
●	12,571,400 Ordinary Shares issuable upon the exercise of March 2020 Warrant to purchase 314,285 ADSs, at a weighted exercise price of $0.35 per ADS.
●

25,142,840 Ordinary Shares issuable upon the potential conversion of outstanding March 2020 Notes into 628,571 ADSs, at a conversion price of $0.35 per ADS (subject to adjustments), and which will become convertible starting September 30, 2020.

To the extent that outstanding options, warrants are exercised or we issue additional Ordinary Shares under our equity incentive plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares and ADSs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Operating Results

To date, we have not generated revenue from the sale of any product, and we do not expect to generate significant revenue within the next year at least. As of June 30, 2019, we had an accumulated deficit of approximately $49.5 million. Our financing activities are described below under “Finance Expense and Income.”

Operating Expenses

Our current operating expenses consist of two components – research and development expenses, and general and administrative expenses.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and related personnel expenses, share-based compensation expenses, consulting and subcontractor expenses and other related research and development expenses.

The following table discloses the breakdown of research and development expenses:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018	2017
(in thousands of U.S. dollars)	(unaudited)	(unaudited)
Wages and related expenses	$133	$335	$667	$321
Share-based payments	19	80	109	103
Clinical studies	55	372	692	511
Research and preclinical studies	190	423	593	362
Chemistry and formulations	57	51	54	330
Regulatory and other expenses	45	384	595	276
Total	$499	$1,645	$2,710	$1,943

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, share-based compensation expense, professional service fees for accounting, legal, bookkeeping, facilities and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018	2017
(in thousands of U.S. dollars)	(unaudited)	(unaudited)
Wages and related expenses	$224	$347	$1,866	$808
Share-based payment	363	296	495	759
Professional and directors fees	598	713	1,407	1,007
Investor relations and business expenses	45	164	368	871
Office maintenance, rent and other expenses	38	100	768	211
Regulatory expenses	67	35	77	80
Expenses due to litigation & claims	-	-	250	-
Business development	215	484	1,348	74
Total	$1,550	$2,139	$6,579	$3,810

Comparison of the six-months ended June 30, 2019 to the six-months ended June 30, 2018

Research and Development Expenses, net

Our research and development expenses for the six months ended June 30, 2019 amounted to $0.5 million, representing a decrease of $1.15 million, or 69.7%, compared to $1.6 million for the six months ended June 30, 2018. The decrease was primarily attributable to a decrease of $889,000 in clinical, preclinical studies and regulatory and other expenses, reflecting the ending of clinical and preclinical studies that were initiated in previous year and therefore a decrease in regulatory and other expenses.

General and Administrative Expenses

Our general and administrative expenses totaled $1.55 million for the six months ended June 30, 2019, a decrease of $0.56 million, or 26%, compared to $2.1 million for the six months ended June 30, 2018. The decrease resulted primarily from a decrease of $0.1 million of professional and director fees, a decrease of $0.27 million in business development and a decrease of $0.12 million in wages and related expenses reflecting the Company’s efforts to reduce these expenses.

Operating Loss

As a result of the foregoing, our operating loss for the six months ended June 30, 2019 was $2.5 million, compared to an operating loss of $3.3 million for the six months ended June 30, 2018, a decrease of $0.8 million, or 32%.

Finance Expense and Income

Financial expense and income consist of revaluation of debt instruments presented at fair value and bank fees.

We recognized financial income for the six months ended June 30, 2019 of $210,000, representing a decrease of $315,000 compared to financial expenses of $525,000 for six months ended June 30, 2018. The decrease was primarily due to a change in the fair value of debt instruments.

We recognized financial expense for the six months ended June 30, 2019 of $475,000, representing an increase of $472,000 compared to financial expenses of $3,000 for six months ended June 30, 2018. The increase was primarily due to a change in the fair value of debt instruments, bank fees and other transactional costs.

Discontinued Operations, Net

Our loss from discontinued operations, net totaled $207,000 for the six months ended June 30, 2019. On March 26, 2019, due in part to significant losses incurred by THR, as well as its failure to maintain required licenses to operate its facilities, our board of directors resolved that THR will commence a liquidation process of its assets, a process which ended on June 27, 2019, with the confirmation of THR dissolution by submitting all documents required by law. Since April 2019, THR has had no employees and all business operations have been discontinued. Accordingly, we presented all profit or loss results relevant to THR for the six months period ended on June 30, 2019, as income (loss) from discontinued operations, net. Also, as of June 27, 2019, THR had no assets or liabilities and recorded an income in the amount of $616,000 (THR recorded a loss of $2.4 million during the period since consolidation on October 3, 2018, up until December 31, 2018).

Total Comprehensive Loss

Our total comprehensive loss for the six months ended June 30, 2019 was $2.5 million, representing a decrease $1.1 million, or 30%, compared to $3.6 million for the six months ended June 30, 2018.

Comparison of the year ended December 31, 2018 to the year ended December 31, 2017

Results of Operations

	December 31,
	2018	2017
	(in thousands of U.S. dollars)
Research and development expenses	2,710	1,943
General and administrative expenses	6,579	3,810
Other expense (income), net	425	1
Operating loss	9,714	5,754
Financial expense (income), net	(705)	490
Tax benefit	(60)	-
Net loss	8,949	6,244
Net loss attributable to holders of Ordinary Shares	8,523	6,244

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2018 amounted to $2.7 million, representing an increase of $767,000, or 39%, compared to $1.9 million for the year ended December 31, 2017. The increase was primarily attributable to an increase of $346,000 in wages and related expenses, an increase of $319,000 in regulatory and other expenses, an increase of $231,000 in research and preclinical studies and a decrease of $276,000 in chemistry and formulations, reflecting the continuance of clinical studies, research and preclinical studies. Research and development expenses for the year ended December 31, 2018 reflect increased research and development operations due to the continuance of the cannabinoid projects.

General and administrative expenses

Our general and administrative expenses totaled $6.6 million for the year ended December 31, 2018, representing an increase of $2.8 million, or 73%, compared to $3.8 million for the year ended December 31, 2017. The increase was primarily attributable to hiring new employees, rise in wages and related expenses, business development expenses and professional and directors’ fees.

Other expense and income

Our other expense and income for the year ended December 31, 2018 was $425,000, representing an increase of $424,000, or 425%, as compared to other expense and income of $1,000 for the year ended December 31, 2017. The increase was primarily attributable to impairment of goodwill and intangible assets.

Operating loss

Our operating loss for the year ended December 31, 2018 was $9.7 million, representing an increase of $4.0 million, or 69%, as compared to an operating loss of $5.8 million for the year ended December 31, 2017.

Financial expense and income

Financial expense and income consist of exchange rate differences, bank fees, loans interest and other transactional costs.

We recognized financial income net, for the year ended December 31, 2018, of $705,000, representing a change of $1.2 million, as compared to financial expenses, net of $490,000 for the year ended December 31, 2017. The change was primarily due to changes in the fair value of financial instruments, interest income and exchange rate valuation losses on dollar balances.

Total Comprehensive Loss

Our total comprehensive loss for the year ended December 31, 2018 was $9.2 million, representing an increase of $3.5 million, or 60%, as compared to $5.8 million for the year ended December 31, 2017.

Liquidity and Capital Resources

Overview

As of June 30, 2019, we had $1.6 million in cash, including short term deposits.

The table below presents our cash flows:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018	2017
(In thousands of USD)	(unaudited)	(unaudited)
Net cash used in operating activities	(2,891)	(3,465)	$(7,132)	(4,579)

Net cash provided by (used in) investing activities	1.269	(512)	$(2,094)	(53)

Net cash provided by (used in) financing activities	1.730	(36)	1,536	13,175

Effect of exchange rate changes on cash	-	-	(20)	(24)

Net increase (decrease) in cash and cash equivalents	(2,888.001)	(4,013)	(7,710)	8,519

Operating Activities

Net cash used in operating activities was $2.9 million for the six months ended June 30, 2019, compared with net cash used in operating activities of $3.5 million for the six months ended June 30, 2018. The decrease is primarily due to decreases in general and administrative expenses and in research and development expenses.

Net cash used in operating activities was $7.1 million during 2018 in comparison to $4.6 million during 2017. The increase of $2.6 million was primarily attributable to an increase in research and development and general and administrative expenses.

Investing Activities

Net cash provided by investing activities was $1.3 million for the six months ended June 30, 2019, compared with net cash used in investing activities of $0.5 for the six months ended June 30, 2018. The increase is primarily due to proceeds from sale of property and equipment and repayment of convertible loan in the 2019 period and the granting of convertible loans in the 2018 period.

Net cash used in investing activities of $2.1 million during the year ended December 31, 2018 primarily reflected the issuance of convertible loans to Cure Pharmaceutical Holding Corp, or Cure, and an investment in THR.

Net cash used in investing activities of $53,000 during the year ended December 31, 2017 primarily reflected purchasing of equipment.

On April 17, 2018, we lent Cure an amount of $0.5 million, or the Cure Loan, in a convertible loan agreement. According to the convertible loan agreement, we had the option to instruct Cure, prior to the maturity date of the loan, to repay the loan amount together with all interest accrued thereon. On December 31, 2018, we instructed Cure to repay the loan (with the accrued interest) on the maturity date. The Cure Loan was fully repaid, including interest, on April 30, 2019, and the convertible loan agreement was terminated with no further effect.

During 2018 and 2019, we lent THR approximately $2.31 million in THR, through convertible loans. On October 3, 2018, we converted an aggregate of approximately $1.63 million of convertible loans issued and, as a result of the conversion and other non-cash startup expenses previously provided to THR, we obtained an equity ownership interest of 82.36% in THR. On June 27, 2019, following the finalization of THR’s dissolution, we deconsolidated THR from our financial statements.

Financing Activities

Net cash provided by financing activities of $1.7 million in the six months ended June 30, 2019 consisted mainly of $1.8 million of net proceeds from the issuance of share capital and warrants. Net cash used in financing activities in the six months ended June 30, 2018 consisted of $0.04 million of prepaid public offering costs expenses.

Net cash provided by financing activities of $1.5 million in the year ended December 31, 2018 consisted mainly of $1.5 million of net proceeds from the issuance of convertible debentures.

Net cash provided by financing activities of $13.2 million in the year ended December 31, 2017 consisted mainly of $13.8 million of net proceeds from our U.S. initial public offering, or U.S. initial public offering, offset by expenses relating to our U.S. initial public offering and listing on Nasdaq in March 2017, of $2.0 million.

In March 2017, we issued to an investor 5,357,143 Ordinary Shares in a private placement, at a price per share of NIS 0.70 (approximately $0.19). In addition, the investor was entitled to price protection rights to participate in our future private placements or public offerings upon the same or lesser terms offered to future investors, on a pro-rata basis to his holdings. Since we issued ADSs in the U.S. initial public offering which took place later in March 2017 at a public offering price of $6.00 per ADS, which is less than $7.71 per ADS (approximately $0.19 per Ordinary Share), we issued the investor an additional 1,529,910 Ordinary Shares.

On March 27, 2017, we issued an aggregate of 2,000,000 ADSs and on April 3, 2017, we issued an aggregate of 300,000 ADSs, pursuant to our U.S. initial public offering and the exercise of the underwriters’ option, respectively, at a price of $6.00 per ADS.

On November 23, 2018, we entered into a securities purchase agreement and a registration rights agreement with YA II PN Ltd., or YA II PN, a fund managed by Yorkville Advisors Global L.P., for the sale in a private placement of up to $2.5 million in principal amount of unsecured convertible debentures, or the Debentures. Interest on the Debentures will accrue at a rate of 5% per annum and is payable upon the maturity date of the Debentures, being 12 months from the issuance of each Debenture. The first tranche of $1.5 million of the Debentures was issued on November 23, 2018, and YA II PN received 9,171 ADSs as a commitment fee. The outstanding principal, together with accrued and unpaid interest, will be convertible, at the option of the YA II PN, into ADSs at 95% of the lowest daily volume weighted average price during the five consecutive trading days, immediately preceding the conversion date. Provided that the ADSs are trading below $7.00, we have the right to redeem in cash the Debentures at 110% of the principal amount of the Debentures plus accrued interest. On March 14, 2019, an amendment to the securities purchase agreement was signed due to the fact that we did not comply with certain abovementioned conditions and accordingly deemed to be in default by YA II PN. According to the amendment, YA II PN agreed to waive the requirements under the securities purchase agreement and as such, we are not in default pursuant to the terms of the securities purchase agreement. In addition, we and YA II PN mutually agreed to waive any and all requirements to hold a second closing or third closing. On March 14, 2019, an amendment to the securities purchase agreement, dated November 23, 2018, with YA II, was signed due to the fact that we did not comply with certain conditions of the securities purchase agreement and accordingly deemed to be in default by YA II PN. According to the amendment, YA II PN agreed to waive the requirements under the securities purchase agreement and as such, we are not in default pursuant to the terms of the securities purchase agreement. In addition, we and YA II PN mutually agreed to waive any and all requirements to hold a second closing or third closing.

On March 14, 2019, we signed an amendment to the securities purchase agreement, with YA II PN due to the fact that we did not comply with certain conditions of the securities purchase agreement, and accordingly we were deemed to be in default of the agreement by YA II PN. According to the amendment, YA II PN agreed to waive the requirements under the securities purchase agreement and as such, we are not in default pursuant to the terms of the securities purchase agreement. In addition, we and YA II PN mutually agreed to waive any and all requirements to hold a second closing or third closing.

On July 17, 2019, YA II PN converted $100,000 of the principal outstanding, on July 25, 2019, YA II PN converted $450,000 of the principal outstanding, on August 30, 2019, YA II PN converted $375,000 of the principal outstanding, and on September 13, 2019, YA II PN converted $325,000 of the principal outstanding. As of the date of this prospectus, there are no outstanding debt under the Debenture, after paying YA II PN approximately $0.25 million in exchange of YA II PN participating in the April 2019 fundraising and the conversion of all outstanding debt under the Debenture.

On April 1, 2019, we issued 642,853 ADSs in a public offering at a purchase price of $3.50 per ADS, and warrants to purchase 482,139 ADSs with an exercise price of $3.50 per ADS, in a concurrent private placement.

Current Outlook

We have financed our operations to date primarily through proceeds from sales of our ordinary shares, options and warrants. We have incurred losses and generated negative cash flows from operations since August 2004. Since August 2004, we have not generated any revenue from the sale of product candidates and we do expect to generate revenues from sale of our product candidates in the next few years.

As of June 30, 2019, our cash and cash equivalents were $1.6 million.

We believe that our existing cash resources will not be sufficient to finance our operating activities in the foreseeable future; we expect that we will require substantial additional capital to complete the development of, and to commercialize, our product candidates. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:

●	the progress and costs of our research and development activities;

●	the costs of manufacturing our product candidates;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

●	the magnitude of our general and administrative expenses.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through equity financings (such as our March 2017 and March 2019 offerings of ADSs and warrants). We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our product candidates.

On May 23, 2019, we received a written notification from the Listing Qualifications Department of The Nasdaq Capital Market notifying us that Nasdaq has determined that our stockholders’ equity does not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1). For additional information see “Risk Factors—Risks Related to an Investment in Our Securities and this Offering.”

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2018:

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands of U.S. dollars)
Operating leases:
License and contractual agreements (1-4)	1,219	223	996
Facility (5-6)	4,716	825	1,218	937	1,736

(1)	As of December 31, 2018, we had contractual obligations with respect to (1) clinical investigation and laboratory services contract with Hannover Medical School to conduct a phase IIb clinical trial, in the amount of $835,000, (2) our agreement with Assuta Medical Center, or Assuta, to conduct a Phase IIa, sponsor-initiated trial for the treatment of OSA using our proprietary cannabinoid-based technology, THX-110, in the amount of $35,000, (3) license technology agreement with Yissum in order to develop, obtain regulatory approvals, manufacture, market, distribute or sell products in the amount of $135,000, (4) our agreement with FGK to perform CRO activities for the Tourette syndrome study, in the amount of $214,000, (5) our lease agreement with a third party for an area of approximately 2,153 square feet, in the amount of $114,000, and (6) THR lease agreements with a third party in the aggregate of approximately 53,417 square feet, in the amount of $4,602.

BUSINESS

Overview

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in the following development programs based on THC, and/or non-psychoactive cannabidiol, or CBD: THX-110 for the treatment of Tourette syndrome and for the treatment of OSA; THX-160 for the treatment of pain; and THX-210 for the treatment of ASD and epilepsy.

THX-110 is a combination therapy candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary PEA formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “entourage effect,” which has strong potential to treat Tourette syndrome and OSA.

THX-160 is a novel pharmaceutical preparation containing a CB2 receptor agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by Raphael Mechoulam, Ph.D., Professor of Medicinal Chemistry at the Hebrew University, and a member of the Therapix Scientific Advisory Board

Modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Also based on the “entourage effect,” we are developing THX-210, a proprietary novel preparation candidate containing non-psychoactive CBD and CannAmide. THX-210 is intended for the treatment of ASD and epilepsy.

Pursuant to the positive results obtained in the phase IIa TS study conducted at Yale School of Medicine, we are developing a regulatory dossier to be submitted to the German Federal Institute for Drugs and Medical Devices for our THX-110 program for TS. In addition, we announced in November 2019 positive topline results from our Phase IIa clinical study in OSA, suggesting that THX-110 positively affects symptoms in adult subjects with OSA. Following the recent successful completion of the Phase IIa OSA clinical study the Company is now assessing business and clinical strategies for further development of this program. Similarly, following positive results in a pre-clinical study consisted of in vitro tests which showed synergy between CBD and PEA, we announced in December 2019 progression of THX-210 into a clinical stage, and our plans to initiate a randomized, double blind placebo controlled study to evaluate the efficacy, safety and tolerability of THX-210 in treating patients with ASD. For our proprietary THX-160, we plan to continue the pre-clinical studies by developing multiple tests for mechanism of action evaluation and identifying pain indication and formulation development.

On November 18, 2019, we entered into a memorandum of understanding with Heavenly Rx, an emerging consumer hemp CBD company, pursuant to which we and Heavenly Rx have agreed to pursue a business combination. Any transaction between the parties remains subject to entry into definitive agreements, and to shareholder and regulatory approvals. As of the date of this prospectus, we have not entered into any additional agreements with Heavenly Rx, and we cannot be certain that we will enter into such definitive agreement or if so, whether the transaction will be consummated.

Also, on January 8, 2020, we announced that we have terminated the employment of all of our employees except for our Interim Chief Executive Officer, Dr. Ascher Shmulewitz. We have not initiated any bankruptcy or liquidation proceedings and have no current intentions to do so. The termination of our employees was carried out in order to preserve capital while we pursue strategic and additional fund raising opportunities, including potential business combination transactions.

Our Chief Financial Officer and Chief Technologies Officer each have a notice period of three months, and accordingly will remain in office until the end of March 2020. Subject to securing additional funding, we intend to re-employ necessary employees to continue our operations. Accordingly, without additional funding in the immediate future, we will not have the resources to continue to advance our operations.

The Medical Cannabis Industry

The medicinal cannabis market is an important and evolving segment in global medical therapy. The growing awareness of the medicinal benefits of the active cannabinoids in the plant and its use for improving the quality of life of patients with numerous and diverse indications (oncological patients, chronic pain conditions etc.), as well as the global trends of regulatory changes relating to the use of the plant and of cannabinoids, have all led to a rapid growth in this market. The recent changes in the perception of medicinal cannabis and the scientific and medical acknowledgement of its benefits have created a growing need for more efficient drugs with an improved tolerance profile. The market for medicinal cannabis (and its medical substitutes) is estimated at approximately $2 billion per year in the United States alone and is expected to continue showing significant growth in the coming years. A report included in the Marijuana Business Factbook 2017 suggests that by 2021, annual retail marijuana sales in the United States could top $17 billion, which would represent a 300% increase from 2016.

Our Drug Development Programs

THX-110 – Tourette Syndrome and Obstructive Sleep Apnea

We believe that our product candidate, THX-110, offers a safe and potentially effective solution for a variety of medical concerns. Despite being in its early phases of clinical testing, the application of THX-110 has extended into several treatments, including Tourette syndrome and OSA.

Tourette Syndrome

Tourette syndrome is a neuropsychiatric disorder, characterized by physical (motor) tics and vocal (phonic) tics. Motor tics generally precede the development of phonic tics in Tourette syndrome, and the onset of simple tics usually predates that of complex tics. Tourette syndrome ranges from mild symptoms to loud noises and forceful movements that can result in self-injury (e.g. punching oneself in the face, repeating other people’s words or involuntary swearing). Many with Tourette syndrome experience additional neurobehavioral problems and comorbidities including inattention, hyperactivity and impulsivity, anger control problems, sleep difficulties, and obsessive-compulsive symptoms. Pharmacotherapy is used when symptoms are more severe and interfere with the ability to function. Furthermore, according to the CDC, in most cases, the prevalence of tics decreases during adolescence and early adulthood, and sometimes disappears entirely; therefore, there are a limited number of adults with Tourette syndrome and it is usually manifested mainly through moderate to severe symptoms.

Market Size

The exact number of people with Tourette syndrome is unknown. The prevalence of Tourette syndrome and Tourette syndrome symptoms is greater in children than in adults. According to 2015 meta-analysis, the Tourette syndrome population prevalence estimate was 0.52% (Scharf JM et al, 2015).

Current Treatment

Pharmacological intervention is considered the first line of therapy for Tourette syndrome, but is reserved for more severe symptoms that interfere with the individual’s ability to function. Today, a full class of drugs that interact with dopamine and non-dopamine systems in the brain are used in the treatment of Tourette syndrome symptoms. Many of the drugs used to treat Tourette syndrome are limited to the treatment of a narrow range of Tourette syndrome symptoms (mainly tics), and are associated with severe side effects, both of which limit their utility. Furthermore, several of these drugs have a black box warning on their label due to their potentially lethal effect. A black box warning is the strictest warning put in the labeling of prescription drugs or drug products by the FDA when there is reasonable evidence of an association of a serious hazard with the drug.

The medications commonly used to treat symptoms of Tourette syndrome can be divided into the following groups:

●	Antipsychotic medications: belong to a class of drugs primarily used to manage psychosis (including haloperidol, pimozide and fluphenazine), all of which are associated with severe side effects (including weight gain, sedation, akathisia (a state of agitation, distress, and restlessness), nausea and tardive dyskinesia (involuntary movements of the face and jaw), among others).

●	Alpha2 Adrenergic Agonists: belong to a class of drugs primarily used to manage hypertension and migraine headaches prevention (including clonidine and guanfacine), which have limited utility despite common application to children with Attention Deficit Hyperactivity Disorder, or ADHD. Similar to antipsychotic medications, these also are associated with several side effects, and some of them, such as clonidine, might even be lethal.

●	Benzodiazepines, an anticonvulsant or antiepileptic drug: belong to a class of drugs primarily used to manage seizures, panic disorder and movement disorders. Of these, cloazepam is used off-label for the reduction of tics in Tourette syndrome patients, which also has associated negative side effects.

As the currently used medications are managing only a small number of disease symptoms with limited efficacy and questionable safety, there is a clear unmet medical need for the management of Tourette syndrome.

Our THX-110 Solution for Tourette syndrome

Our THX-110 platform is a drug candidate for the treatment of Tourette syndrome.

On April 4, 2018, we announced topline results of our Phase IIa investigator-initiated study at Yale University of THX-110 for the treatment of Tourette syndrome. The study was a single-arm, open-label trial, in which each subject both received one daily treatment of THX-110 via oral administration and was followed-up for a period of 12 weeks. 16 subjects participated in the study and received THX-110 at the Yale University Child Study Center at Yale University. The primary endpoint of the study was to assess the performance of THX-110 in the treatment of adult patients suffering from symptoms of Tourette syndrome, as measured by the Yale Global Tic Severity Scale Total Tic Score, or YGTSS-TTS, the customary index for assessing symptom severity. Treatment was given in a dose titration regimen with a maximum dose of THX-110 consisting of 10mg dronabinol and 800mg CannAmide™.

The topline results of the study showed that each of these 16 subjects with medication-refractory Tourette syndrome sustained a significant reduction of tic symptoms (paired t-test: YGTSS-TTS mean difference (mean +/- SD) =7.9+/-8.4, t= 3.7, df=15, p=0.002) from baseline (YGTSS-TTS: 38.4 +/- 8.3) to endpoint YGTSS-TTS: 30.5 +/- 10.9). This resulted in an average tic reduction of 21% across the entire sample of 16 Tourette syndrome subjects. Six of the 16 medication-refractory Tourette syndrome subjects experienced a response to treatment as defined by a reduction in YGTSS-TTS of greater than 25%. Improvement over time with treatment was also observed when generalized linear models were used to analyze repeated measures data on the YGTSS-TTS. In the study, THX-110 demonstrated no significant effects on comorbid ADHD, anxiety, depression or obsessive-compulsive disorder, or OCD, symptoms. The medication was generally well-tolerated by the subjects with only two subjects stopping treatment early (one due to sedation and another due to lack of improvement in tic symptoms). 12 of the 16 subjects elected to proceed with a 24-week extension phase of the trial, which was also completed.

Following the Phase IIa study, we plan to initiate a randomized, double-blind, placebo controlled study to evaluate the safety, tolerability and efficacy of daily oral THX-110 in treating adults with Tourette syndrome, with Hannover Medical School, Germany. The study will include approximately 60 patients. Study patients are randomized to either oral THX-110 or placebo at a 1:1 ratio. The overall estimated study duration is 24 months. We plan to also conduct further preclinical studies in parallel to our clinical plans as part of registration process with the FDA and EMA. Following these studies, if successful, we intend to conduct a Phase III, multinational, multicenter, randomized, double-blind, parallel-group, placebo controlled study to evaluate the safety, tolerability and efficacy of up to twice daily oral THX-110 in treating Tourette syndrome.

In June 2016, we submitted a request for orphan drug designation to the FDA for THX-110 for the treatment of Tourette syndrome. The request is still pending and we are in communication with FDA. Our last communication was in January 2020 when we received a letter from FDA questioning the prevalence calculation. There is no assurance that we will successfully obtain orphan drug designation for Tourette syndrome, although we believe that we can provide adequate data to address all issues raised by the FDA.

If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval, and complications and risks associated with FDA approval, would substantially increase. In a pre-IND meeting we had with FDA in February 2018, the FDA did not oppose our plans to submit an NDA via the 505(b)(2) pathway relying, in part, on clinical and nonclinical information from literature related to dronabinol and the FDA’s previous finding of safety and efficacy for the reference listed drug (Marinol).

Obstructive Sleep Apnea

OSA is characterized by episodic sleep state–dependent collapse of the upper airway, resulting in periodic reductions or cessations in ventilation, with consequent hypoxia, hypercapnia, or arousals from sleep. OSA severity is typically assessed with the apnea–hypopnea index, or AHI, which is the number of apneas and hypopneas per hour of sleep.

Market Size and Current Treatment

At ≥15 AHI (moderate and severe), the prevalence in the general adult population ranges from 6% to 17%, being as high as 49% in the advanced ages. OSA prevalence was also greater in obese men and women (Senaratna CV et al, 2017). A majority of today’s OSA treatments are in the form of medical devices known as C-PAPs. The global sleep apnea devices market size was valued at $5.10 billion in 2016 and is expected to grow at a compound annual growth rate, or CAGR, of 7.7% over the forecast period. According to a market research report published by P&S Intelligence, the global sleep apnea devices market is expected to generate $6.8 billion of revenue by 2023. The increasing geriatric population due to increasing life expectancy is expected to increase the prevalence of OSA. Sleep disorders increase with the increase in the age. Furthermore, the prevalence of apnea is high in geriatric population because comorbidities associated with apnea are high in the elderly population. Another factor is the increase in the arousal frequency. The rise in presence of OSA is attributed to the reduction in the size of upper airway lumen due to increasing age factor (Sleep Apnea Devices Market Size, Share & Trends Analysis Report by Product (Single Channel Screening Devices, Actigraphy Systems, PSG Devices, Respiratory Polygraph) By Region, And Segment Forecasts, 2012 – 2022 (https://www.grandviewresearch.com/industry-analysis/sleep-apnea-devices-market). Additionally, and only if other therapies haven’t been effective, surgery can be considered.

Our THX-110 Solution for OSA

In October 2017, we signed an agreement with Assuta to conduct a Phase IIa, sponsor-initiated trial for the treatment of OSA THX-110. The study was completed in November 2019.

Within the THX-110 platform, we completed a proof of concept, single arm, open label, phase IIa trial for OSA titled “Examining the Efficacy of a Therapeutic Combination of Dronabinol (synthetic ∆9-tetrahydracannabinol) and Palmitoylethanolamide for Obstructive Sleep Apnea.” The study was conducted under the leadership of Prof. Yaron Dagan, head of the Sleep Medicine Institute at Assuta. Patients with a confirmed OSA diagnosis received one daily treatment, each day for 30 days, of THX-110 via oral administration, which was followed-up for a period of 30 days, with the primary efficacy endpoint evaluating a significant change in the AHI, which assesses the quality of sleep before and after treatment, as well as safety of the treatment. Secondary efficacy measurements include a change in blood oxidation index before and after the treatment, improvement in quality assessment index, improvement in fatigue and sleepiness based on the Epworth Sleepiness Scale index.

The top line results for this study showed that of the 10 patients recruited into the study, nine patients completed the study and one dropped out of the study due to a treatment associated adverse event (dizziness). Among the remaining nine patients, 55% demonstrated significant improvement in AHI values (t-test; AHI mean difference 0.013, p<0.05), where average baseline (AHI: 24.2 +/- 5.0) dropped to endpoint (AHI: 11.2 +/- 6.8), marking a reduction of around 54%. Two patients reported mild side effects which were resolved, when the dosages of THC were reduced to 5mg/day. In general, THX-110 therapy was well tolerated and exhibited no serious adverse events.

Pain (THX-160)

Pain is the most common reason for physician consultation in most developed countries. It is a major symptom in many medical conditions, and can interfere with a person’s quality of life and general functioning. Opioid medications can provide short, intermediate or long acting analgesia depending upon the specific properties of the medication and whether it is formulated as an extended release drug. Opioids are efficacious analgesics in chronic malignant pain and modestly effective in nonmalignant pain management. However, there are associated adverse effects, especially during the commencement or change in dose. Prolonged opioid use may cause drug tolerance, chemical dependency, diversion and addiction. The potency and availability of these substances, despite their high risk of addiction and overdose, have made them popular both as formal medical treatments and as recreational drugs. Due to their sedative effects on the medulla oblongata, opioids in high doses present the potential for respiratory depression, and may cause respiratory failure and death. In a 2013 review study published in Fundamental & Clinical Pharmacology, various studies were cited demonstrating that cannabinoids exhibit comparable effectiveness to opioids in models of acute pain and even greater effectiveness in models of chronic pain. Cannabis produces several compounds with known analgesic activities known together as cannabinoids, such as THC and cannabidiol (CBD). All cannabinoids bind and act through one of the two characterized cannabinoid receptors: CB1 and CB2. However, activation of the CB1 receptor (as for example in the case of THC) leads to unwanted psychoactive “high” and other adverse events, whereas activation of CB2 does not lead to any psychoactivity. In addition and unrelated to the above sentence, the affinity of the cannabis derived cannabinoids to these receptors is limited and partial. Newly synthetic cannabinoid HU-433, a specific CB2 agonist with full CB2 receptor affinity, was synthesized by Prof. Raphael Mechoulam from Hebrew University of Jerusalem, and is our proprietary new chemical entity.

More than 100 million Americans are suffering from pain. The annual economic burden of prescription opioids misuse in 2016 sums in $78.5 million, while the total incremental cost of health care due to pain ranged from $261 to $300 billion.

Our THX-160 Pain Solution

In July 2018, we executed a license agreement with Yissum, the technology transfer company of the Hebrew University of Jerusalem, for THX-160, a synthetic cannabinoid synthesized by Prof. Mechoulam. We completed two preliminary preclinical studies evaluating analgesic and opioid-sparing effects of this compound in a rat model of acute and chronic pain. In the preclinical studies, THX-160 was well tolerated and did not cause any significant adverse clinical effects. In addition, efficacy studies demonstrated the analgesic superiority of THX-160 over control and were comparable to high-dose morphine analgesic effects and in some instances exerted greater potency. The efficacy and safety of THX-160 was shown for both acute and chronic pain.

Our CannAmide™ Anti-Inflammatory and Chronic Pain Solution

In July 2019, we announced the issuance of a product license for our proprietary PEA oral tablet CannAmide™ by Health Canada’s Natural and Non-prescription Health Products Directorate, or the NNHPD, for the recommended use as an anti-inflammatory and to help relieve chronic pain. This license was issued by the NNHPD under the authority of the Natural Health Products Regulations. Dosage form of the described natural health product is tablets composed of 400mg PEA with a recommended dose of one tablet three times a day.

Chronic pain is estimated to affect 38% of people worldwide, and according to an analysis by the World Health Organization, half of the most prevalent conditions responsible for living with disability is characterized by the presence of different kinds of pain. With the NNHPD license, we are able to offer crucial and improved access to safe and beneficial non-opiate pain management products.

CannAmide is a cannabimimetic compound that regulates endocannabinoid levels by enhancing receptor sensitivity and inhibiting their metabolism, and is particularly attractive therapeutically as it appears to have a very high safety profile with low or no abuse liability. Although numerous clinical trials have shown the favorable effect of PEA as an analgesic agent it has low solubility.

Other programs

Cannabis and cannabinoids have great therapeutic potential and have been used for years for medicinal purposes. For example, cannabis and cannabinoids are being used to improve the quality of life of patients with numerous and diverse indications (oncological patients, chronic pain conditions, etc.). We believe that the novel approaches and unique mechanism of action of our proprietary technology platforms, including our drug delivery systems and unique combination and specific dosages, may be expanded to treat additional diseases and unmet medical needs. We have an additional program based on the “entourage effect” that we call Respectrum, with our product candidate THX-210 which is a proprietary novel preparation candidate containing non-psychoactive CBD and CannAmide. THX-210 is intended for the treatment of ASD and epilepsy.

In the future, we may consider expanding our pipeline to include these additional indications.

Intellectual Property

Our intellectual property portfolio comprises three granted U.S. patents and pending patent applications in six families, of which four families are currently international PCT applications or PCT applications that have entered the national phase.  Of this portfolio, we have exclusively licensed one granted U.S. patent from Dekel and one patent family from Yissum.

Internally Developed Patent Applications

In April 2015, we filed a provisional application with the USPTO for combinations of cannabinoids, n-acylethanolamines, and inhibitors of n-acylethanolamine degradation, which, in April 2016 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., European Patent Office, or EPO, Israel, Australia, Canada, China and Japan. The technology is directed to utilizing the potentiating effect of n-acylethanolamines on cannabinoids for any cannabinoid amenable indication, including but not limited to analgesia and Tourette syndrome. The 20 year term of any patent issuing from this application would expire in April 2036.

In May 2015, we filed a provisional application with the USPTO for combinations of opioids, n-acylethanolamines, and inhibitors of n-acylethanolamines degradation, which, in May 2016 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Israel, Australia, Canada, China and Japan. The technology is directed to potentiating effect of N-acylethanolamines on opioids for opioid amenable indications. The 20 year term of any patent issuing from this application would expire in May 2036.

In July 2016, we filed a provisional application with the USPTO for the use of cannabinoids for potentiating the efficacy of antibiotics, which in July 2017 was converted into an international PCT application that subsequently entered national phase in the following state entities: U.S., EPO, Canada, and China. The 20 year term of any patent issuing from this application would expire in July 2037.

In January 2018, we filed a provisional application with the USPTO directed to methods of treating OSA, which in January 2019 was converted into an international PCT application.  The 20 year term of any patent issuing from this application would expire in January 2039.

In April 2019, we filed a provisional application with the USPTO directed to compositions and methods for potentiating derivatives of 4-aminophenols.

In May 2019, we filed a provisional application with the USPTO directed to methods for maintaining microvascular integrity.

In March 2013, we filed a provisional application with the USPTO for the technology of proprietary sequences of anti-CD3 antibody and the utilization of the latter in various autoimmune diseases, as well as in hepato-pathologies. The provisional application has been converted to a PCT and then entered a National Status in December 2014 in the US, EPO, China, Canada and Japan. In the USA it has received a grant status in June 2018.

In-Licensed Patents and Patent Applications

In May 2015, we entered into an exclusive, irrevocable, worldwide license agreement with Dekel for certain technology and one granted U.S. patent related to compositions and methods for treating inflammatory disorders. The agreement became effective in August 2015. Pursuant to the license agreement, we granted Dekel an option to purchase 3,876,000 of our Ordinary Shares at an exercise price of NIS 0.5 per share, exercisable for 90 days. The option was fully exercised as of November 2015. We also granted Dekel an additional option to purchase 11,926,154 of our Ordinary Shares at an exercise price of NIS 0.65 per share, exercisable for 12 months. As of the date of this prospectus, 65% of the second option (representing options to purchase 7,760,256 Ordinary Shares) has been exercised, for aggregate consideration of NIS 5 million, and the remainder of the option has expired. Pursuant to the license agreement, in May 2016 we issued Dekel 200,000 of our Ordinary Shares at a price per share of NIS 0.5 on account of future royalty payments. This upfront payment of shares on account of future royalty payments was originally a pre-condition for the closing of the agreement and was subject to Tel Aviv Stock Exchange’s, or TASE, prior approval. This pre-condition was subsequently forfeited by Dekel under the first amendment of the license agreement, to enable the agreement to enter into effect even prior to TASE approval, which was eventually obtained later on. Also, pursuant to the license agreement, we are obligated to pay Dekel fees based on specific milestones and royalties upon commercialization. The milestone payments include: (i) $25,000 upon the successful completion of preclinical trials (which milestone was met in November 2016, resulting in this payment becoming due, and which was paid in March 2017); (ii) $75,000 upon the successful completion of a Phase I/IIa trial (which was paid in April 2018); and (iii) $75,000 upon the earlier of generating net revenues of at least $200,000 from the commercialization of the technology or the approval of the FDA / the EMA of a drug based on the licensed assets. In each case, and subject to our discretion, the respective milestone payments are payable in cash or equity based on a price per Ordinary Share of NIS 0.5. The royalty payments are 8% for commercialization and 35% pursuant to a sub-license of the licensed assets. The patent expiration dates of any patents maturing from this application would likely be 2029.

On July 14, 2019, we entered into an amendment to the license agreement, according to encompasses our and Dekel’s original intention to exclude certain consumer packaged goods (including, inter alia, food, beverage, cosmetics, pet products and hemp based products, which are sources of nutrients or other substances which may have a nutritional effect) from the scope of the licensed products and the field of our activity, as described in the license agreement, which intention was not reflected in the license agreement, and therefore, desired and agreed to amend the license agreement to reflect the foregoing clarification, as well as certain additional less material matters as discussed in the amendment. The amendment also prescribes a specific development plan under the license agreement requiring us to invest in the licensed technology (as defined under the license agreement) formulation development and maintenance a total annual investment cap of $350,000 and for a non-compete and non-solicitation obligation by Dekel and Dr. Shmulewitz, towards our field of activity.

On July 29, 2018, we entered into an exclusive, worldwide, sublicensable, royalty-bearing license agreement with Yissum for a license to make commercial use of the licensed technology, in order to develop, obtain regulatory approvals, manufacture, market, distribute or sell products, or the Yissum License Agreement. According to the Yissum License Agreement, we shall pay Yissum royalties at the rates of 3% of net sales, subject to the royalty reductions as described in the Yissum License Agreement. All right, title and interest in and to the Yissum License Agreement shall vest solely in Yissum, and we shall hold and make use of the rights granted. All rights in the development results shall be solely owned by us, except to the extent that an employee of the Yissum, including the researcher, is considered an inventor of a patentable invention arising from the development results, in which case such invention and all patent applications and/or patents claiming such invention shall be owned jointly by us and Yissum, as appropriate, and Yissum’s share in such joint patents shall be automatically include in the Yissum License Agreements.

Other Intellectual Property Protection

In addition to patent protection, we intend to use other means to protect our proprietary rights, including pursuing marketing or data exclusivity periods, orphan drug status, and similar rights that are available under regulatory provisions in certain countries, including but not limited to the United States, Europe, Canada, Japan, and China.

We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.

We also seek regulatory approval for our products for indications with high unmet medical need, great market potential, and where we have a proprietary position through patents covering various aspects of our products, including but not limited to: composition, dosage, formulation, use, and manufacturing process. Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and erects barriers to our competitors. We are maintaining and building our patent portfolio through filing new patent applications, prosecuting existing applications, and licensing and acquiring new patents and patent applications.

Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. For more information, see Item 3D. “Risk Factors—Risks Related to our Intellectual Property.”

Sales of intellectual property assets

In June 2016, we entered into a share transfer agreement with our former subsidiary, Orimmune, and Karma Link. According to the agreement, we sold our holdings in Orimmune to Karma Link and will assist the assignment of the antibody Anti-CD3 technology (which was in-licensed by us from Hadasit and certain internally developed assets and technology relating thereto). We have been assisting Karma Link with the activities related to the assignment of the license with all relevant parties and authorities. During May 2017, we entered into the Amendment with Karma Link and Orimmune, pursuant to which the parties acknowledged that our discussions with Hadasit regarding the possibility of assigning the license to Orimmune, as contemplated in the transfer agreement, have yet to mature into an agreement with Hadasit, due to Hadasit’s objection to the proposed assignment. We agreed to bear certain fees expenses related to the license incurred prior to the date hereof in the amount of $60,000, which were paid to Orimmune. In addition, during a period of six months commencing as of the date of the amendment, we agreed to bear certain additional fees and expenses related to the license. It was determined that such additional amounts will not exceed $15,000. All such additional fees and expenses shall be coordinated with our approval in advance. In consideration for such participation by us, it was agreed to increase the percentages of the predetermined rate. Although failure to complete the assignment will not constitute a breach of the agreement by us, such failure may obligate us to decide whether to continue with the program (including continuing the search for other potential collaborators for the assignment of the license) or to abandon the license pursuant to the provisions of the original license agreement with Hadasit. In either of such events, we may bear certain payments and liabilities to third parties including the IIA.

The IIA has declined our request for a joint ownership registration with Hadasit of the patent underlying the assets, according to the license agreement with Hadasit due to the IIA’s claim that such registration is not in compliance with the IIA rules regarding use of its grants. Following further discussions between Hadasit and us held during the second half of 2017, and through the first quarter of 2018, after not succeeding in assigning the license to a buyer, we signed the Termination Agreement. According to the Termination Agreement, Hadasit assigned to us the Therapix Patent, and we re-assigned to Hadasit all of its rights, title and interest in the patents that developed by Hadasit prior to the Hadasit License.

On April 18, 2018, we submitted an application with the IIA to approve the assignment of the Therapix Patent to Orimmune. We are currently in discussions with the IIA in connection with the terms of approval of this request, which will, inter alia, address a previous refusal received by the IIA to a request to recognize the registration of a joint patent with Hadasit, under the license agreement, which according to the IIA did not comply with the rules and regulations with respect to use of funds received under the IIA grant.

On July 4, 2018, and according to the Termination Agreement, we paid Hadasit an amount of approximately $104,000 due to, inter alia, accrued costs and expenses relating to the filing, prosecution and maintenance of the patent rights; license maintenance fee due to Hadasit for the years 2016 and 2017 and unpaid related consultancy fees for work performed during 2015.

On December 13, 2018, an additional amendment to the transfer agreement was signed, or the Additional Amendment, between us, Karma Link and Orimmune, under which the parties acknowledged that despite our efforts and assistance in the discussions with Hadasit regarding the possibility of assigning the license to Orimmune, Orimmune chose not to enter into an agreement with Hadasit. In addition and notwithstanding the foregoing, we are willing to assign to Orimmune the entire right, title and interest in specific patents, subject to fulfilment of certain conditions precedent which are in effect as of the date of this prospectus.

Commercialization

We intend to build a global commercial infrastructure to effectively support the commercialization of our product candidates, if and when we believe regulatory approval of a product candidate in a particular geographic market appears imminent.

To develop the appropriate commercial infrastructure, we will likely have to invest significant amounts of financial and management resources, some of which we expect to commit prior to completing the regulatory process for our product candidates. Where appropriate, we may elect in the future to utilize strategic partners, distributors, or contract sales forces to assist in the commercialization of our products. In certain instances we may consider building our own commercial infrastructure.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our scientific knowledge, technology and development experience provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

The first THC-based pharmaceutical, a pill sold under the commercial name of Marinol (scientific name: dronabinol), was developed by a company called Unimed Pharmaceuticals, with funding provided by the National Cancer Institute. In 1985, Marinol received FDA approval as a treatment for chemotherapy-related nausea and vomiting. Today, Marinol is marketed by AbbVie, Inc. Since the introduction of Marinol into the market, other pharmaceuticals containing THC have also been developed. These include generic oral capsules of dronabinol, such as those marketed by SVC Pharma LP and Akorn Inc., Insys Therapeutic Inc.’s Syndros, an orally administered liquid formulation of dronabinol, Meda AB’s Cesamet (nabilone), a synthetic derivative of THC, and Sativex (nabiximols), a whole cannabis extract administered as an oral spray. Furthermore, we are aware of multiple companies that are working in the cannabis therapeutic area and are pursuing regulatory approval for their product candidates. For example, GW, which markets Sativex, a botanical cannabinoid oral mucosal for the treatment of spasticity due to multiple sclerosis is seeking FDA approval in the United States, and is developing Epidiolex, a liquid formulation of highly purified cannabidiol extract, as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and various childhood epilepsy syndromes and Prader-Willi syndrome. Insys Therapeutics, Inc. is also seeking FDA approval for an orally-administered liquid formulation of its synthetic cannabidiol compound as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and other childhood epilepsy syndromes. Zynerba is developing a transdermal formulation of cannabidiol, and Nemus is focused on the discovery, development and commercialization of cannabis therapeutics.

In addition, GW develops a CBDV based therapy for ASD and therapy for neonatal hypoxic-ischemic encephalopathy, glioblastoma and schizophrenia. Zynerba is developing a transdermal formulation of cannabidiol for Fragile X and certain refractory epilepsies. In addition, Zynerba is currently developing a transdermal formulation of pro-drug of THC for neuropsychiatric disorders including Tourette syndrome. Nemus is focused on the discovery, development and commercialization of cannabis therapeutics. Corbus Pharmaceuticals is seeking FDA approval for their synthetic cannabinoid for systemic sclerosis, cystic fibrosis, dermatomyositis and systemic lupus erythematosus.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in researching and developing pharmaceutical products, obtaining FDA and other regulatory approvals of those products and commercializing those products around the world. They may also have intellectual property portfolios that provide them with significant competitive advantages or create substantial barriers in our target markets.

Manufacturing

We currently expect to contract with third parties for the manufacturing and testing of our product candidates for preclinical trials and clinical trials and intend to do so in the future. We do not own or operate manufacturing facilities for the production of clinical quantities of our product candidates. The use of contracted manufacturing and reliance on collaboration partners is relatively cost-efficient and has may eliminate the need to directly invest in manufacturing facilities and additional staff. Nevertheless, we are looking into entering into transactions with a potential partner that owns or has clinical or commercial scale manufacturing capabilities.

To date, our third-party manufacturers have met our manufacturing requirements. We expect third-party manufacturers to be capable of providing sufficient quantities of our product candidates to meet anticipated full scale commercial demands. To meet our projected needs for commercial manufacturing, third parties with whom we currently work might need to increase their scale of production, or we will need to secure alternate suppliers. We believe that there are alternate sources of supply that can satisfy our clinical and commercial requirements, although we cannot be certain that identifying and establishing relationships with such sources, if necessary, would not result in significant delay or material additional costs.

Government Regulation

FDA Approval Process

In the United States, pharmaceutical product candidates are subject to extensive regulation by the FDA. The FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion, and marketing, distribution, post-approval monitoring, and reporting, sampling, and import and export of pharmaceutical product candidates. Failure to comply with applicable U.S. requirements regulations may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications (NDAs), warning letters, product candidate recalls, product candidate seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product candidate development in the United States typically involves pre-clinical laboratory and animal testing, the submission to the FDA of an Investigational New Drug Application (IND), which must become effective before clinical testing may commence, and adequate, well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product candidate or disease.

Pre-clinical tests include laboratory evaluation of drug substance and drug product’s candidate chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product candidate. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including GLP. The results of pre- clinical testing are submitted to the FDA as part of an IND along with other information, including information about product candidate chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each original IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the proposed clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors. Clinical protocols and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol and any amendment involving testing on of U.S. patients study subjects within the United States and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if the FDA believes that the clinical trial either is not being conducted in accordance with FDA requirements regulations or presents an unacceptable risk to the clinical trial subjects. The trial protocol and informed consent information for subjects in clinical trials must also be submitted to an IRB for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

505(b)(2) Regulatory Approval Process

Section 505(b)(2) of the FDCA, or 505(b)(2), provides an alternate regulatory pathway to FDA approval for new or improved formulations or new uses of previously approved drug products. Specifically, 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The applicant may rely upon the FDA’s prior findings of safety and efficacy for an approved product that acts as the reference listed drug for purposes of a 505(b)(2) NDA. The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support any changes from the reference listed drug. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Orange Book Listing

Section 505 of the FFDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy, but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product. ANDAs are termed “abbreviated” because they are generally not required to include preclinical and clinical data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo or other testing. The generic version must deliver the same amount of active ingredients into a subject’s bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book. These products may be cited by potential competitors in support of approval of an ANDA or 505(b)(2) NDA.

Any applicant who submits an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a Paragraph IV certification. Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through a Paragraph IV certification. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired.

If the competitor has provided a Paragraph IV certification to the FDA, the competitor must also send notice of the Paragraph IV certification to the holder of the NDA for the reference listed drug and the patent owner once the application has been accepted for filing by the FDA. The NDA holder or patent owner may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification prevents the FDA from approving the application until the earlier of 30 months from the date of the lawsuit, expiration of the patent, settlement of the lawsuit, a decision in the infringement case that is favorable to the applicant or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a Paragraph IV certification, the NDA holder or patent owner regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation. The applicant may also elect to submit a statement certifying that its proposed label does not contain, or carves out, any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

Although our product candidates are based on repurposed drugs, there are at present no patents or other exclusivities listed in the Orange Book pertaining to a product containing the active ingredient dronabinol.

Exclusivity

The FDA provides periods of regulatory exclusivity, which provides the holder of an approved NDA limited protection from new competition in the marketplace for the innovation represented by its approved drug for a period of three or five years following the FDA’s approval of the NDA. Five years of exclusivity are available to NCEs. An NCE is a drug that contains no active moiety that has been approved by the FDA in any other NDA. An active moiety is the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt, including a salt with hydrogen or coordination bonds, or other noncovalent, or not involving the sharing of electron pairs between atoms, derivatives, such as a complex (i.e., formed by the chemical interaction of two compounds), chelate (i.e., a chemical compound), or clathrate (i.e., a polymer framework that traps molecules), of the molecule, responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review or approve an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. An ANDA or 505(b)(2) application, however, may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed.

If a product is not eligible for the NCE exclusivity, it may be eligible for three years of exclusivity. Three-year exclusivity is available to the holder of an NDA, including a 505(b)(2) NDA, for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials, other than bioavailability or bioequivalence trials, was essential to the approval of the application and was conducted or sponsored by the applicant. This three-year exclusivity period protects against FDA approval of ANDAs and 505(b)(2) NDAs for the condition of the new drug’s approval. As a general matter, three-year exclusivity does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy.

NDA Submission and Review by the FDA

Assuming successful completion of the required clinical and preclinical testing, among other items, the results of product development, including chemistry, manufacture and controls, nonclinical studies and clinical trials are submitted to the FDA, along with proposed labeling, as part of an NDA. The submission of an NDA requires payment of a substantial user fee to the FDA. These user fees must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in some circumstances. One basis for a waiver of the application user fee is if the applicant employs fewer than 500 employees, including employees of affiliates, the applicant does not have an approved marketing application for a product that has been introduced or delivered for introduction into interstate commerce, and the applicant, including its affiliates, is submitting its first marketing application.

The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee; the fee in the fiscal year 2018 is $2,421,495.

The FDA has 60 or 74 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug product candidates are reviewed within 10 to 12 months, while most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug product candidates, or drug product candidates that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug substance and drug product is are manufactured. The FDA will not approve the product candidate product unless compliance with or cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS plan to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. An ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product candidate approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product candidate approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated product candidates, including prescription drugs, are required to register and disclose certain clinical trial information on a public website (clinicaltrials.gov) maintained by the U.S. National Institutes of Health. Information related to the product candidate product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product candidate drug product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the design and progress of our development programs.

Fast Track Designation and Accelerated Approval

Tourette’s syndrome may be considered as a serious condition with a potentially disabling nature. The FDA has programs to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. These therapies for serious conditions are approved and available to patients as soon as it can be concluded that the therapies’ benefits justify their risk. Under the Fast Track Program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request.

Under the Fast Track Program and FDA’s accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug product approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with FDA, FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the Fast Track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase, the time between IND submission and NDA submission, and all of the review phase—the time between NDA submission and approval up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the PTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Advertising and Promotion

Once an NDA is approved, a drug product will be subject to certain post-approval requirements. Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including manufacturing, periodic reporting, product sampling and distribution, advertising, promotion, drug shortage reporting, compliance with any post-approval requirements imposed as a conditional of approval such as Phase 4 clinical trials, REMS and surveillance, recordkeeping and reporting requirements, including adverse experiences. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product candidate, or the FDA may place conditions on an approval that could restrict the distribution or use of the product candidate. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform with cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product candidate approvals or request product candidate recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

Pediatric Exclusivity and Pediatric Use

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity—patent or non-patent—for a drug if certain conditions are met. Conditions for exclusivity include a determination by the FDA that information relating to the use of a new drug in the pediatric population may produce health benefits in that population; a written request by the FDA for pediatric studies; and agreement by the applicant to perform the requested studies and the submission to the FDA, and the acceptance by the FDA, of the reports of the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications.

In addition, under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, unless the sponsor has received a deferral or waiver from the FDA. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted. The required pediatric assessment must assess the safety and effectiveness of the product candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product candidate is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data need to be collected before the pediatric studies begin. Under PREA, the FDA must send a non-compliance letter requesting a response with 45 days to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition—generally a disease or condition with a prevalence of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product candidate with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

In June 2016, we submitted a request for orphan drug designation to the FDA for THX-110 for the treatment of Tourette syndrome. In a letter dated September 29, 2016, the FDA informed us that our request could not be granted at such time, and is being held in abeyance until and subject to us providing additional information pertaining to the overall prevalence of Tourette syndrome in both children and adults, and further clinical data to support our scientific rationale for our request for orphan drug designation within 12 months. In September 2017, we responded to such FDA letter within the designated time frame, and provided the FDA with our articulated and reasoned responses including documentation and clinical data that supports it. On December 26, 2017, we received the FDA’s response to our response. The FDA accepted that there is adequate scientific rationale for the treatment of Tourette syndrome with THX-110 mainly through the preliminary results of ongoing clinical trials, suggesting that THX-110 may provide benefit in treating Tourette syndrome. However, the FDA stated that it was unable to grant our request and indicated that we did not provide adequate prevalence estimates, and any evidence to support our statement that only moderate to severe Tourette’s patients would require pharmacological treatment. We further responded in January 2018 by providing the requested information. On January 23, 2020, following additional correspondence with the FDA, the FDA still did not grant us our request due to fact that we have not yet provided adequate prevalence estimates. However, the FDA did agree with our position that we could potentially qualify for orphan drug designation with respect to the moderate-to-severe Tourette syndrome sub-group population only rather than the entire population. We are currently working on providing additional prevalence estimates in a hope to meet the FDA’s requirements. There is no assurance that we will successfully obtain orphan drug designation for Tourette syndrome, although we believe that we can provide adequate data to address all issues raised by the FDA.

Special Protocol Assessment

A company may reach an agreement with the FDA under the Special Protocol Assessment, or SPA, process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. An SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the FDC Act and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Controlled Substances

Dronabinol, the active ingredient in our product candidates is a Schedule I controlled substance. The CSA and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the U.S. DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules—Schedule I, II, III, IV or V—with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the United States and lack accepted safety for use under medical supervision. They may be used only in federally approved research programs and may not be marketed or sold for dispensing to patients in the United States. Pharmaceutical product candidates having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. The regulatory requirements are more restrictive for Schedule II substances than Schedule III substances. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist in most situations and cannot be refilled.

Following NDA approval of a drug containing a Schedule I controlled substance, that substance must be rescheduled as a Schedule II, III, IV or V substance before it can be marketed. On November 17, 2015, H.R. 639, Improving Regulatory Transparency for New Medical Therapies Act, passed through both houses of Congress. On November 25, 2015 this bill was signed into law. The new law removes uncertainty associated with timing of the DEA rescheduling process after NDA approval. Specifically, it requires DEA to issue an “interim final rule,” pursuant to which a manufacturer may market its product candidate within 90 days of FDA approval. The new law also preserves the period of orphan marketing exclusivity for the full seven years such that this period only begins after DEA scheduling. This contrasts with the previous situation whereby the orphan “clock” began to tick upon FDA approval, even though the product candidate could not be marketed until DEA scheduling was complete.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincident activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. An application for a manufacturing registration as a bulk manufacturer (not a dosage form manufacturer or a repacker/relabeler) for a Schedule I or II substance must be published in the Federal Register, and is open for 30 days to permit interested persons to submit comments, objections or requests for a hearing. A copy of the notice of the Federal Register publication is forwarded by DEA to all those registered, or applicants for registration, as bulk manufacturers of that substance. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. As with applications for registration as a bulk manufacturer, an application for an importer registration for a Schedule I or II substance must also be published in the Federal Register, which remains open for 30 days for comments. Imports of Schedule I and II controlled substances for commercial purposes are generally restricted to substances not already available from domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV and V narcotic, and submit import or export declarations for Schedule III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if necessary to ensure that the United States complies with its obligations under international drug control treaties.

For drugs manufactured in the United States, the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. This limited aggregate amount of cannabis that the DEA allows to be produced in the United States each year is allocated among individual companies, which, in turn, must annually apply to the DEA for individual manufacturing and procurement quotas. The quotas apply equally to the manufacturing of the API and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State Authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we are and will be subject, either directly or through our distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our product candidates, if approved.

Whether or not we obtain FDA approval for a product candidate, we must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product candidate in those countries. Certain countries outside of the United States have a process that requires the submission of a clinical trial application, or CTA, much like an IND prior to the commencement of human clinical trials. In Europe, for example, a CTA must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed in that country.

The requirements and process governing the conduct of clinical trials, product candidate licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying E.U. legislation. In all cases, the clinical trials are conducted in accordance with GCP and other applicable regulatory requirements.

To obtain regulatory approval of an investigational drug under E.U. regulatory systems, we must submit a marketing authorization application. This application is similar to the NDA in the United States, with the exception of, among other things, country-specific document requirements. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, or MRP, (iii) the decentralized procedure or (iv) national authorization procedures. The initial Sativex approvals were a consequence of an application under the De-Centralized Procedure, or DCP, to the E.U. member states of the United Kingdom and Spain.

The EMA implemented the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Union. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases) and (iv) advanced-therapy medicines, such as gene- therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the request of the applicant also be used for human drugs which do not fall within the above mentioned categories if the human drug (a) contains a new active substance which, on the date of entry into force of this Regulation, was not authorized in the Community; or (b) the applicant shows that the medicinal product candidate constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization in the centralized procedure is in the interests of patients or animal health at the European Community level.

Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of a MAA by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Product candidates for Human Use, or CHMP, with adoption of the actual marketing authorization by the European Commission thereafter. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product candidate is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: the seriousness of the disease to be treated; the absence of an appropriate alternative therapeutic approach, and anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

The MRP, for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the European Union. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal product candidates, and is based on the principle of recognition of an already existing national marketing authorization by one or more member states. Since the first approvals for Sativex were national approvals in the United Kingdom and Spain (following a DCP), the only route open to us for additional marketing authorizations in the European Union was the MRP.

The characteristic of the MRP is that the procedure builds on an already‒existing marketing authorization in a member state of the E.U. that is used as a reference in order to obtain marketing authorizations in other E.U. member states. In the MRP, a marketing authorization for a drug already exists in one or more member states of the E.U. and subsequently MAAs are made in other European Union member states by referring to the initial marketing authorization. The member state in which the marketing authorization was first granted will then act as the reference member state. The member states where the marketing authorization is subsequently applied for act as concerned member states.

The MRP is based on the principle of the mutual recognition by European Union member states of their respective national marketing authorizations. Based on a marketing authorization in the reference member state, the applicant may apply for marketing authorizations in other member states. In such case, the reference member state shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all member states, together with the approved summary of product candidate characteristics, labeling and package leaflet. The concerned member states then have 90 days to recognize the decision of the reference member state and the summary of product candidate characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

Should any Member State refuse to recognize the marketing authorization by the reference member state, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a timeframe of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the Commission, for the start of the decision making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Product candidates or Veterinary Medicinal Product candidates, as appropriate. Since the initial approvals of Sativex in the United Kingdom and Spain, there have been three “waves” of additional approvals under three separate MRPs. Each of these procedures have been completed without any referral, and therefore without any delay.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product candidate licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the other applicable regulatory requirements.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product candidate recalls, seizure of product candidates, operating restrictions and criminal prosecution.

In addition, most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for Sativex and our other product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit Sativex or our other product candidates to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, we would be unable to market our product candidates in those countries in the near future or perhaps at all.

Reimbursement

Sales of pharmaceutical product candidates in the United States will depend, in part, on the extent to which the costs of the product candidates will be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical product candidates and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic product candidates. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our product candidates to be cost-effective compared to other available therapies, they may not cover our product candidates after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our product candidates on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for product candidates for which we receive marketing approval. However, any negotiated prices for our product candidates covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear how such a result could be avoided and what if any effect the research will have on the sales of our product candidates, if any such product candidate or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product candidate could adversely affect the sales of our product candidates. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payer to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

The Affordable Care Act is expected to continue to have a significant impact on the health care industry. With regard to pharmaceutical product candidates, among other things, the Affordable Care Act may expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. Since the enactment of the Affordable Care Act, numerous regulations have been issued providing further guidance on its requirements. The Affordable Care Act continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for our products, once approved, and related treatments will be available from third-party payors, such as government health administration authorities, private health insurers and managed care organizations. Third-party payors determine which medications they will cover and separately establish reimbursement levels. Even if we obtain coverage for a given product by a third-party payor, the third-party payor’s reimbursement rates may not be adequate to make the product affordable to patients or profitable to us, or the third-party payors may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use our products unless coverage is provided, and reimbursement is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

Government authorities and other third-party payors are developing increasingly sophisticated methods of controlling healthcare costs, such as by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices as a condition of coverage, are using restrictive formularies and preferred drug lists to leverage greater discounts in competitive classes and are challenging the prices charged for medical products. Further, no uniform policy for determining coverage and reimbursement for drug products exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available, or if reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

As a condition of receiving Medicaid coverage for prescription drugs, the Medicaid Drug Rebate Program requires manufacturers to calculate and report to CMS their Average Manufacturer Price, or AMP, which is used to determine rebate payments shared between the states and the federal government and, for some multiple source drugs, Medicaid payment rates for the drug, and for drugs paid under Medicare Part B, to also calculate and report their average sales price, which is used to determine the Medicare Part B payment rate for the drug. In January 2016, CMS issued a final rule regarding the Medicaid Drug Rebate Program, effective April 1, 2016, that, among other things, revises the manner in which the AMP is to be calculated by manufacturers participating in the program and implements certain amendments to the Medicaid rebate statute created under the ACA. Drugs that are approved under a biologics license application, or BLA, or an NDA, including a 505(b)(2) NDA, are subject to an additional requirement to calculate and report the manufacturer’s best price for the drug and inflation penalties which can substantially increase rebate payments. For BLA and NDA drugs, the Veterans Health Care Act requires manufacturers to calculate and report to the Department of Veterans Affairs a different price called the Non-Federal AMP, offer the drugs for sale on the Federal Supply Schedule, and charge the government no more than a statutory price referred to as the Federal Ceiling Price, which includes an inflation penalty. A separate law requires manufacturers to pay rebates on these drugs when paid by the Department of Defense under its TRICARE Retail Pharmacy Program. Knowingly submitting false pricing information to the government creates potential federal False Claims Act liability.

Further, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted legislation at the federal and state levels designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump Administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump Administration have both stated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Additional health reform measures may continue and affect our business in unknown ways.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the companies to maintain books and records that accurately and fairly reflect all transactions of the companies, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to develop or sell any products outside of the United States. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal product candidates for which their national health insurance systems provide reimbursement and to control the prices of medicinal product candidates for human use. A member state may approve a specific price for the medicinal product candidate or it may instead adopt a system of direct or indirect controls on the profitability of our Company placing the medicinal product candidate on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical product candidates will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, product candidates launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Other Health Care Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for, or purchasing, leasing, ordering, or arranging for the purchase, lease or order of, any good, facility, item or service reimbursable, in whole or in part, by Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value, including unlawful financial inducements paid to prescribers and beneficiaries, as well as impermissible promotional practices. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, amended the intent requirement of the federal Anti-Kickback Statute so that a person or entity no longer needs to have actual knowledge of the federal Anti-Kickback Statute, or the specific intent to violate it, to have violated the statute. The ACA also provided that a violation of the federal Anti-Kickback Statute is grounds for the government or a whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The federal civil and criminal false claims laws, including the federal False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or for approval by, the federal government, including the Medicare and Medicaid programs, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government.

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including public and private payors, or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. The ACA amended the federal health care fraud criminal statute implemented under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have violated the statute.

Additionally, the federal Open Payments program pursuant to the Physician Payments Sunshine Act, created under Section 6002 of the ACA and its implementing regulations, require some manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with specified exceptions) to report annually information related to specified payments or other transfers of value provided to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually specified ownership and investment interests held by physicians and their immediate family members.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on HIPAA covered entities and their business associates, including mandatory contractual terms and the implementation of certain safeguards of such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways, may not have the same effect and may not be preempted by HIPAA, thus complicating compliance efforts.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any payor, including commercial insurers. We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and/or state laws that require drug manufacturers to report information related to marketing expenditures or payments and other transfers of value to physicians and other healthcare providers.

Enforcement actions can be brought by federal or state governments or, in some cases, as “qui tam” actions brought by individual whistleblowers in the name of the government. Depending on the circumstances, failure to comply with these laws can result in penalties, including criminal, civil and/or administrative criminal penalties, damages, fines, disgorgement, debarment from government contracts, individual imprisonment, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, exclusion from government programs, refusal to allow us to enter into supply contracts, including government contracts, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations, any of which could adversely affect our business.

In order to distribute product candidates commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical product candidates in a state, including, in certain states, manufacturers and distributors who ship product candidates into the state, even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product candidate in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product candidate as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities or register their sales representatives. Other legislation has been enacted in certain states prohibiting pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Expanded Access to Investigational Drugs

An investigational drug may be eligible for clinical use outside the context of a manufacturer’s clinical trial of the drug. “Expanded access” refers to the use of an investigational drug where the primary purpose is to diagnose, monitor, or treat a patient’s disease or condition rather than to collect information about the safety or effectiveness of a drug. Expanded access INDs are typically sponsored by individual physicians to treat patients who fall into one of three FDA-recognized categories of expanded access: expanded access for individual patients, including for emergency use; expanded access for intermediate-size patient populations; and expanded access for large patient populations under a treatment IND or treatment protocol. For all types of expanded access, FDA must determine prior to authorizing expanded access that: (1) the patient or patients to be treated have a serious or life threatening disease or condition and there is no comparable or satisfactory alternative therapy; (2) the potential patient benefit justifies the potential risks of use and that the potential risks are not unreasonable in the context of the disease or condition to be treated; and (3) granting the expanded access will not interfere with the initiation, conduct, or completion of clinical studies in support of the drug’s approval. In addition, the sponsor of an expanded access IND must submit IND safety reports and, in the cases of protocols continuing for one year or longer, annual reports to the FDA. Expanded access programs are not intended to yield information relevant to evaluating a drug’s effectiveness for regulatory purposes. If a patient enrolled in one of our clinical trials is not eligible or able to continue enrollment, we may be required to continue to provide our product candidate to such patient through expanded access.

Grants from the IIA

Our research and development efforts mainly with respect to our past activities (with respect to immunotherapy programs such as the Anti-CD3) were financed in part through royalty-bearing grants from the IIA. As of December 31, 2018, we had received the aggregate amount of approximately $4.1 million from the IIA for the development of these programs, which have since been sold. With respect to such grants we are committed to pay certain royalties up to an aggregate amount of approximately $1.1 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. Regardless of any royalty payment, we are further required to comply with the requirements of the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how inside or outside of Israel, and the transfer outside of Israel of manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we might apply for such support in the future.

Organizational Structure

We have two inactive wholly-owned subsidiaries: Evero Health Ltd. (previously known as Weex Biosciences Ltd.) and Brain Bright Ltd.

In addition, we own approximately 27% of Lara Pharm Ltd., or Lara Pharm, a private company engaged in the field of medical cannabis and developing a formulation based on synthetic cannabinoids, for the provision through an inhaler.

Property, Plants and Equipment

Our offices are located at 4 Ariel Sharon Street,  HaShahar Tower, 16th Floor, Givatayim 5320047, Israel, where we currently occupy approximately 1,800 square feet. We lease our facilities and our lease ends on July 10, 2020. Our current monthly rent payment is NIS 19,500 (approximately $5,500).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our executive officers, key employees and directors as of March 24, 2020:

Name	Age	Position
Dr. Ascher Shmulewitz	63	Chairman of the Board of Directors and Interim Chief Executive Officer
Oz Adler	33	Chief Financial Officer
Dr. Adi Zuloff-Shani	50	Chief Technologies Officer
Gilad Bar-Lev (1) (2) (3)	44	Director
Stephen M. Simes (1) (2) (3)	67	Director
Todd Violette (1) (2) (3)	50	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Independent Director (as defined under Nasdaq Stock Market rules)

Dr. Ascher Shmulewitz has served as our Chairman since January 2014 and on our Board of Directors since February 2013 and was appointed our interim Chief Executive Officer on November 1, 2017. Dr. Shmulewitz is an inventor, investor and serial entrepreneur in biomedical technologies. Dr. Shmulewitz has founded and invested in over two dozen life science companies including NeoVision Corp, Labcoat Medical Ltd., Arteria Corp., Circulation Inc. and X-Cardia Inc., and has led multiple of these companies to successful exits, including through merger and acquisition transactions with large medical device companies. Dr. Shmulewitz has vast experience in the venture capital arena as an investor, manager and entrepreneur in dozens of companies and ventures. In 1995, Dr. Shmulewitz co-founded San Francisco Science and the Incumed Group, companies that provide seed funding, and is the founder of Medgenesis Partners Ltd., an Israeli private investment firm and incubator that has invested in over a dozen ventures. Dr. Shmulewitz previously held senior executive positions at Advanced Technology Laboratories Inc. (from 1988 to 1992). Dr. Shmulewitz received an M.D. degree from The Technion Medical School and a Ph.D. degree in Engineering from Tel Aviv University, Israel.

Mr. Oz Adler, CPA, has served as our Chief Financial Officer since April 24, 2018 and as our VP Finance from March 1, 2018 until April 24, 2018. He previously served as our Controller commencing in September 2017. Mr. Adler has experience in a wide variety of managerial, financial, tax and accounting. Since 2012, Mr. Adler was employed as a certified public accountant at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. Mr. Adler holds a B.A. degree in Accounting and Business management from The College of Management, Israel.

Dr. Adi Zuloff-Shani has served as our Chief Technologies Officer since February 2016. Dr. Zuloff-Shani has more than 15 years of experience as a research and development executive. Prior to joining us, and from 2012 to 2016, Dr. Zuloff-Shani served as a vice president development at Macrocure Ltd. (Nasdaq: “MCUR”) where besides leading all research and development activities, she interacted and was involved with the activities of all departments including clinical, operations, quality assurance, quality control, finance, and regulatory affairs. Dr. Zuloff-Shani holds a Ph.D. in human biology and immunology from Bar- Ilan University, Israel.

Mr. Gilad Bar-Lev has served on our Board of Directors since February 2020. From 2012 to 2016, Mr. Bar-Lev served as managing partner of ITCI SPRTN Ltd., a self-owned company specializing in developing and executing investment strategies in publicly traded securities and prior to that, from 2009 to 2012, he served as chief executive officer of Carnie Capital Ltd., a private global investment fund. Mr. Bar-Lev also served as an executive director, serving on the investment committee, of Hada Azrazim Group, a holding company controlling Hadas Arazim Investment House, an Israeli asset management company. Mr. Bar-Lev holds a B.A. degree in economics and finance from Saint Francis College, New York, where he received a Presidential Scholarship and graduated Summa Cum Laude.

Mr. Stephen M. Simes has served on our Board of Directors since December 2016. Mr. Simes currently serves as an advisor and consultant to biopharma companies.  Mr. Simes is a member of the Ops Team of SmartHealth Activator.  Mr. Simes serves on the advisory board for NeuroLucent a biotech company working on novel approaches for the treatment of Alzheimer’s disease, in addition to several other startup biopharma companies in oncology and 3D bioprinting. From March 2014 until January 2016, Mr. Simes served as chief executive officer and a member of the board of directors of RestorGenex Corporation, a company with a focus on oncology (acquired through merger by Diffusion Pharmaceuticals, Inc.). Prior to such time, Mr. Simes served as Vice Chairman, President and chief executive officer and a member of the board of directors of BioSante Pharmaceuticals, Inc. from 1998 until June 2013 when BioSante merged with and renamed to ANI Pharmaceuticals, Inc. BioSante, whose common stock was listed on The Nasdaq Global Market, was a specialty pharmaceutical company focused on developing products for women’s and men’s health. From 1994 to 1997, Mr. Simes was president and chief executive officer and a member of the board of directors of Unimed Pharmaceuticals, Inc. (currently a wholly owned subsidiary of AbbVie, Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was chairman, president and chief executive officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes’s career in the pharmaceutical industry started with G.D. Searle & Co. (now a part of Pfizer Inc.). Mr. Simes has a B.Sc. degree in Chemistry at Brooklyn College of the City University of New York and an M.B.A. in Marketing and Finance from New York University.

Mr. Todd Violette has served on our Board of Directors since February 2020. Mr. Violette has served as the president, chief executive officer and director of Tide Pool Ventures Corporation since November 2013. In addition, Mr. Violette has served as chief financial officer, interim chief executive officer and director for the East West Pharma Group since July 2019, and as the chief executive officer and director for Appyea Inc. since February 2020. Mr. Violette has a B.A. from University of Maryland in Behavioral Sciences.

Scientific Advisory Board

We have a Scientific Advisory Board of eleven researchers in the field(s) of: psychiatry, Tourette syndrome, neurology, Alzheimer’s, psychology and pediatrics, neurobiology, pharmacology, organic and medicinal chemistry, cannabinoids and drug discovery. We consult with the members of our Scientific Advisory Board on a regular basis.

Prof. Raphael Mechoulam is a Professor Emeritus of the Department of Natural Products of the School of Pharmacy at the Faculty of Medicine of the Hebrew University of Jerusalem, and a member of the Israel Academy of Sciences and Humanities. Prof. Mechoulam’s research in the field of cannabis has led to his discovery of the endocannabinoid system. Additionally, Prof. Mechoulam was among the first to complete the total synthesis of the major plant cannabinoids, THC, cannabidiol, cannabigerol, and others, and also played a key role in the isolation of the first described endocannabinoid anandamid. Prof. Mechoulam’s research interests are in the chemical and biological activity of natural products and medicinal agents, of which his primary contributions are in the field of the constituents of cannabis, about which Prof. Mechoulam has published extensively. Prof. Mechoulam has received amongst others, the Israel Prize in 2000, the European College of Neuropsychopharmacology Lifetime Achievement Award in 2006 and the Rothschild Prize in 2012.

Dr. Yossi Tam received his B.Med.Sc., M.Sc., Ph.D. and D.M.D. from the Hebrew University of Jerusalem. Dr. Tam did his postdoctoral training at the National Institutes of Health (NIH), and in 2011, became a staff scientist at the NIH. In June 2014, Dr. Tam moved to the Hebrew University of Jerusalem, where he heads the Obesity and Metabolism Laboratory at the Institute for Drug Research, and focuses on targeting the endocannabinoid (eCB) system for Obesity, Diabetes and the metabolic syndrome. Dr. Tam also serves as the Director of the Hebrew University’s Multidisciplinary Center on Cannabinoid Research and a Scientific Advisory Board Member of several biotech companies, which develop a portfolio of non-psychoactive cannabinoid and cannabinoid modulating medicines for unmet market needs. Dr. Tam won major national and international grants, and authored over 40 peer-reviewed papers in leading journals, and two book chapters. Having a clinical background with basic science training, Dr. Tam has always been interested in how science can directly improve people’s everyday lives. Thus, he has strived unceasingly to integrate his clinical curiosity and experimental knowledge, in order to deepen the understanding of clinically relevant research questions.

Prof. Elon Eisenberg, is the Dean of the Faculty of Medicine at the Technion - Israel Institute of Technology. Prof. Eisenberg is a Professor of Neurology and Pain Medicine at the Faculty of Medicine and holds the Otto Barth Family Academic Chair in Biomedical Science. Prof. Eisenberg graduated from Sackler School of Medicine, Tel-Aviv University in Israel. Prof. Eisenberg completed a residency in Neurology, at Rambam Medical Center, Haifa, Israel, and Neurology - Pain Fellowship at Massachusetts General Hospital, Harvard Medical School in Boston, USA. Prof. Eisenberg has been the director of the Institute of Pain Medicine at Rambam Health Care Campus, Haifa, Israel, and the President of the Israeli Pain Association. Prof. Eisenberg is currently the director of the Pain Research Unit at the Institute of Pain Medicine, Rambam Health Care Campus. H Prof. Eisenberg’s main areas of research include mechanisms and treatment of pain with special emphasis on neuropathic pain, CRPS, cancer pain, opioids and cannabinoids. Prof. Eisenberg has published about two-hundred articles, book chapters and other manuscripts in various areas of pain.

 Prof. James Leckman, M.D. is the Neison Harris Professor of Child Psychiatry, Psychiatry, Psychology and Pediatrics at Yale University. Prof. Leckman has served as director of Research for the Yale Child Study Center for more than twenty years. Prof. Leckman’s current research involves exploring whether the strengthening of families and the enhancement of childhood development leads to peaceful results and the prevention of violence. Additionally, Prof. Leckman has a longstanding interest in Tourette syndrome and OCD. Prof. Leckman is the author or co-author of over 430 original articles published in peer-reviewed journals, twelve books, and 140 book chapters.

Prof. Michael Davidson currently serves, among other things, as Chairman of the Stuckinski Centre for Alzheimer’s Disease Research in Ramat Gan. Prof. Davidson is also the editor of European Neuropsychopharmacology. Prof. Davidson served as Chief Psychiatrist at the Department of Psychiatry of the Sheba Medical Centre in Tel-Hashomer for six years. Prof. Davidson holds a professorship at the Sackler School of Medicine of Tel Aviv University and a secondary appointment at the Mount Sinai School of Medicine in New York. Prof. Davidson is considered an international expert on Alzheimer’s and is the author of approximately 300 publications in scientific literature.

Prof. Daniele Piomelli serves as the Louise Turner Arnold Chair in Neurosciences and Professor of Anatomy and Neurobiology, Pharmacology, and Biological Chemistry at University of California, Irvine. Prof. Piomelli is also the founding director of the drug discovery and development unit (D3) at the Italian Institute of Technology in Genoa, Italy, as well as the Editor in Chief of Cannabis and Cannabinoid Research of Cannabis and Cannabinoid Research. Prof. Piomelli’s research has resulted in several contributions to the pharmacology of lipid based signaling molecules including endocannabinoid substances and lipid amides. Prof. Piomelli is the author of more than 400 peer reviewed articles and books and has received several awards and honors. Prof. Piomelli studied Pharmacology and Neuroscience at Columbia University, and the Rockefeller University, and earned his degree of Doctor of Pharmacy from University of Naples.

Prof. Kirsten Müller-Vahl is a Professor of Psychiatry at the Department of Psychiatry, Socialpsychiatry and Psychotherapy at the Hanover Medical School, Germany. Prof. Müller-Vahl specialist in both neurology and adult psychiatry and has worked extensively at a specialized movement disorder clinic. For six years, Prof. Müller-Vahl was a grant-holder for the German Government for scientific research related to Tourette syndrome. Over the past eighteen years, Dr. Müller-Vahl has investigated more than 12000 patients with Tourette syndrome, both children and adults, and has served as the head of the Tourette syndrome outpatient department for over twenty years. Additionally, Prof. Müller-Vahl served on the scientific advisory board of the German Tourette Syndrome Association, and, in 2011, she became the president of the German Society for the Study of Tourette Syndrome. Furthermore, Prof. Müller-Vahl is a German representative member of the management committee and coordinator of the COST Action BM0905, which is involved the study of Tourette syndrome, and the leader of Working Group 4, which is involved in outreach activities. Prof. Müller-Vahl is a full partner in the EU funded FP7 program, the “European Multicentre Tics in Children Studies.”

Prof. Avi Weizman is a Professor of Child and Adult Psychiatry at the Sackler Faculty of Medicine of Tel Aviv University, a Director of the Felsentein Medical Research Center and the head of a Laboratory for Biological Psychiatry and the head of a Research Unit at the Geha Mental Health Center. Prof. Weizman’s research involves the investigation of brain mechanisms of mental disorders, and currently focuses on neurodevelopmental disorders, development of new strategies for the treatment of psychotic disorders and the psychopharmacology of mental disorders. Prof. Weizman is the author of more than 760 original papers, five full books, 28 book chapters and 60 review articles. After completing his residency in Psychiatry, Prof. Weizman spent two years as a visiting scientist at the National Institute of Mental Health in Bethesda, MD.

Dr. Michael H. Bloch, M.D., M.S. is the associate training director of the Child Study Center’s Solnit Integrated Program, which provides psychiatrists-in-training with the opportunity to integrate general, child and research psychiatry during many stages of their career. Dr. Bloch’s research interests focus on studying Tourette syndrome, OCD, and trichotillomania. Dr. Bloch’s current research involves developing superior treatments for children and adults diagnosed with the aforementioned indications and examining predictors of long-term outcomes with an emphasis on neuroimaging. Dr. Bloch has over 100 peer-reviewed publications and has received the Keese Prize (Best Research Thesis by graduating medical student at Yale University), the Lustman Award (Best Research performed by Psychiatry Resident at Yale University) and the AACAP Norbert and Charlotte Rieger Award for Scientific Achievement (Best Manuscript Published in JAACAP by Child Psychiatrist). Dr. Bloch graduated from Yale School of Medicine, where he completed training in both child and adult psychiatry.

Prof. Saoirse O'Sullivan, PhD received her doctorate from Trinity College Dublin in 2001 and moved to the University of Nottingham in 2002 as a Research fellow where she began researching cannabinoid pharmacology. She was made Lecturer in 2007 and Associate Professor in 2011. Prof. O'Sullivan has over 26 original research articles, six reviews and three books chapters on the topic of cannabinoid pharmacology, with specific interests on the cardiovascular and gastrointestinal effects of cannabinoids and therapeutic potential of cannabis-based medicines. Prof. O'Sullivan’s research methodologies span from cellular and animal models to human healthy volunteer studies and early phase clinical trials. In 2016, Prof. O'Sullivan was named the International Cannabinoid Research Society Young Investigator of the year. In 2017, Prof. O'Sullivan started her own consulting company, CanPharma Consulting.

Dr. Mellar P. Davis, MD, FCCP FAAHPM is a member of the Palliative Care Department, and Section Head, Geisinger Medical System Danville, PA. He has been a member of the Geisinger Medical Staff since August 2016. In his role as Section Head, Dr. Davis is responsible for developing palliative care services throughout the Geisinger Medical System including outpatient and inpatient services. In addition, Dr. Davis works with the Geisinger Hospice Services to develop and coordinate care within the central region. Dr. Davis was a member of the Cleveland Clinic Palliative Care section, Taussig Cancer Institute and fellowship director until joining the Geisinger Medical System. Dr. Davis was the co-chair of the Palliative Care Study Group of the Multinational Association of Supportive Care (MASCC) and a past board member since 2010. Dr. Davis has been a Professor of Medicine in The Cleveland Clinic Lerner College of Medicine, Case Western Reserve University, since 2009 and was elected as a Fellow to the American Academy of Hospice and Palliative Medicine in 2010. Dr. Davis is Editor in Chief of Progress on Palliative Care. Dr. Davis’ present duties are as the Associate Editor in Chief of PC Fast Article Critical Summary for Clinicians in Palliative Care.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directors and Members of Management

We are not a party to, and there are no arrangements or voting agreements that we are aware of for the election of our directors and members of management.

Compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management, as a group for the year ended December 31, 2019. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to the Company, in thousands of U.S. Dollars, for the year ended December 31, 2019.

(in thousands of U.S. dollars)	Salary/ Fee and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 8 persons	$803	63	$158

(*)	Includes our former directors Dr. Yafit Stark and Mr. Zohar Heiblum who resigned from their former positions as members of our board of directors on December 31, 2019, and Mr. Amit Berger and Mr. Eric So who also resigned from our board of directors on February 28, 2020.

In accordance with the Companies Law, the table below reflects the compensation granted to our five most highly compensated officers or directors during or with respect to the year ended December 31, 2019.

Annual Compensation (in thousands of U.S. dollars)

Executive Officer	Salary/ Fee and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation (1)	Total

Dr. Ascher Shmulewitz, Interim Chief Executive Officer and Chairman	$341	$-	$105	$446

Dr. Adi Zuloff-Shani, Chief Technologies Officer	$205	$32	$16	$253

Oz Adler, Chief Financial Officer	$189	$31	$8	$228

Stephen Simes, Director	$34	-	$18	52

Other directors on an individual basis (2) (*)	$34	$-	$11	$45

(1)	Share based compensation includes the cost of our non-cash share-based compensation in 2019.

(2)	Unless otherwise detailed in this table, all of our non-executive directors received the same amount of compensation for the year ended December 31, 2019.

(*)	Includes our former directors Dr. Yafit Stark and Mr. Zohar Heiblum who resigned on December 31, 2019, and Mr. Amit Berger and Mr. Eric So who resigned on February 28, 2020.

Employment and Services Agreements with Executive Officers

We have entered into written employment agreements and/or consulting agreements with each of our executive officers (including with our Chairman). All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. Most of these agreements are terminable by either party upon 30 days’ prior written notice. However, a longer 90 day notice period is required with respect to our Chairman and each of our executive officers. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance. Members of our senior management are eligible for bonuses each year, subject to a pre-determined target-based bonus plan, which is usually set during the first quarter of each calendar year following the recommendation of our compensation committee and the approval of our Board of Directors. The annual bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and compensation committee and approved annually by our Board of Directors that also set the bonus targets for our interim Chief Executive Officer and Chairman.

For a description of the terms of our options and option plans, see “Equity Incentive Plan” below.

Directors’ Service Contracts

Other than with respect to our directors that are also executive officers, namely, our Chairman, we do not have written agreements with any director providing for benefits upon the termination of his employment with our company.

Differences between the Companies Law and Nasdaq Requirements

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, such as us, to comply with various corporate governance practices. In addition, we are be required to comply with the Nasdaq Stock Market rules. Under those rules, we may elect to follow certain corporate governance practices permitted under the Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Nasdaq Stock Market rules for U.S. domestic issuers.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Nasdaq Stock Market rules, we have elected to follow the provisions of the Companies Law, rather than the Nasdaq Stock Market rules, with respect to the following requirements:

●	Distribution of periodic reports to shareholders; proxy solicitation. As opposed to the Nasdaq Stock Market rules, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we currently make our audited financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

●	Quorum. While the Nasdaq Stock Market rules require that the quorum for purposes of any meeting of the holders of a listed company’s common voting stock, as specified in the company’s bylaws, be no less than 33 1/3% of the company’s outstanding common voting stock, under Israeli law, a company is entitled to determine in its articles of association the number of shareholders and percentage of holdings required for a quorum at a shareholders meeting. Our articles of association provide that a quorum of three or more shareholders holding at least 30% of the voting rights in person or by proxy is required for commencement of business at a general meeting. However, the quorum set forth in our articles of association with respect to an adjourned meeting, if no quorum is present within half an hour of the time arranged, consists of any number of shareholders present in person or by proxy.

●

Compensation of officers. Israeli law and our articles of association do not require that the independent members of our Board of Directors (or a compensation committee composed solely of independent members of our Board of Directors) determine an executive officer’s compensation, as is generally required under the Nasdaq Stock Market rules with respect to the Chief Executive Officer and all other executive officers. Instead, compensation of executive officers is determined and approved by our compensation committee and our Board of Directors, and in certain circumstances by our shareholders, either in consistency with our office holder compensation policy or, in special circumstances in deviation therefrom, taking into account certain considerations stated in the Companies Law.

Shareholder approval is generally required for officer compensation in the event (i) approval by our Board of Directors and our compensation committee is not consistent with our office holder compensation policy, (ii) compensation required to be approved is that of our Chief Executive Officer, or (iii) with respect to an officer that is a controlling shareholder or his or her relative. Such shareholder approval shall require a majority vote of the shares present and voting at a shareholders’ meeting, provided either (i) such majority includes a majority of the shares held by non-controlling shareholders who do not otherwise have a personal interest in the compensation arrangement that are voted at the meeting, excluding for such purpose any abstentions disinterested majority, or (ii) the total shares held by non-controlling and disinterested shareholders who voted against the arrangement does not exceed 2% of the voting rights in our company.

Additionally, approval of the compensation of an executive officer who is also a director requires a simple majority vote of the shares present and voting at a shareholders meeting, if consistent with our office holder compensation policy. Our compensation committee and Board of Directors may, in special circumstances, approve the compensation of an executive officer (other than a director, a Chief Executive Officer or a controlling shareholder) or approve the compensation policy despite shareholders’ objection, based on specified arguments and taking shareholders’ objection into account. Our compensation committee may further exempt an engagement with a nominee for the position of Chief Executive Officer, who meets the non-affiliation requirements set forth for an external director, from requiring shareholder approval, if such engagement is consistent with our office holder compensation policy and our compensation committee determines based on specified arguments that presentation of such engagement to shareholder approval is likely to prevent such engagement. To the extent that any such transaction with a controlling shareholder is for a period exceeding three years, approval is required once every three years.

A director or executive officer may not be present when the board of directors of a company discusses or votes upon a transaction in which he or she has a personal interest, except in case of ordinary transactions, unless the chairman of the board of directors determines that he or she should be present to present the transaction that is subject to approval.

●	Independent directors. Israeli law does not require that a majority of the directors serving on our Board of Directors be “independent,” as defined under Nasdaq Listing Rule 5605(a)(2), and rather requires we have at least two external directors who meet the requirements of the Companies Law, as described above under “Management – Board Practices – External Directors.” We are required, however, to ensure that all members of our Audit Committee are “independent” under the applicable Nasdaq and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our Audit Committee are “unaffiliated directors” as defined in the Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the Nasdaq Stock Market rules otherwise require.

●	Shareholder approval. All related party transactions are approved in accordance with the requirements and procedures for approval of interested party acts and transactions as set forth in the Companies Law, which requires the approval of the audit committee, or the compensation committee, as the case may be, the board of directors and shareholders, as may be applicable, for specified transactions, rather than approval by the audit committee or other independent body of our board of directors as required under the Nasdaq Stock Market rules.

●	Annual Shareholders Meeting. As opposed to the Nasdaq Stock Market Rule 5620(a), which mandates that a listed company hold its annual shareholders meeting within one year of the company’s fiscal year-end, we are required, under the Companies Law, to hold an annual shareholders meeting each calendar year and within 15 months of the last annual shareholders meeting.

Board Practices

Introduction

Our Board of Directors presently consists of four members. We believe that Mr. Bar-Lev, Mr. Simes and Mr. Violette are all currently considered “independent” for purposes of the Nasdaq Stock Market rules. Our articles of association provide that the number of directors shall be set by the general meeting of the shareholders provided that it will consist of not less than three and not more than 12 directors. Pursuant to the Companies Law, the management of our business is vested in our Board of Directors. Our Board of Directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our Board of Directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our Board of Directors. The terms of our interim Chief Executive Officer and Chairman are currently subject to the services agreement that we have entered into with him (in his capacity as an active Chairman), which terms were approved with the prior review and approval of our compensation committee, the Board of Directors and the general meeting of our shareholders (see below regarding appointment of our Chairman as our interim Chief Executive Officer for a term of three years). All other executive officers are appointed by the Board of Directors or by our interim Chief Executive Officer, provided that he was authorized by the Board of Directors to do so. Their terms of employment are subject to the approval of the Board of Directors’ compensation committee (see “—Compensation Committee”) and of the Board of Directors (and in case the terms are not compatible with the provisions of the compensation policy, to our shareholders’ approval as well), and are subject to the terms of any applicable employment agreements that we may enter into with them.

Each director, except external directors, to the extent required under applicable law (see the description of the External Directors Relief Resolution below, under “—External Directors”), and whose term is set for a three-year term, will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless he or she is removed by a majority vote of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our articles of association.

In addition, our articles of association allow our Board of Directors to appoint directors to fill vacancies on our Board of Directors or in addition to the acting directors (subject to the limitation on the number of directors and their qualifications), until the next general meeting in which directors may be appointed or such appointment terminated.

Under the Companies Law, nominations for directors may be made by any shareholder holding at least 1% of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our Board of Directors. Any such notice must include certain information, a description of all arrangements between the nominating shareholder and the proposed director nominee(s) and any other person pursuant to which the nomination(s) are to be made by the nominating shareholder, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that there is no limitation under the Companies Law preventing their election and that all of the information that is required to be provided to us in connection with such election under the Companies Law has been provided.

Under the Companies Law, our Board of Directors must determine the minimum number of directors who are required to have accounting and financial expertise. Under Israeli applicable regulations, a director with accounting and financial expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. He or she must be able to thoroughly comprehend the financial statements of the company and initiate debate regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, our Board of Directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our Board of Directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is one.

Our Board of Directors is required to elect one director to serve as the Chairman of the Board of Directors to preside at the meetings of the Board of Directors, and may also remove that director as Chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the chairman of the board of directors, and a company may not (subject to a certain time-limited exemption, as described below) vest the chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the chairman may not serve in any other position in the company or a controlled company, but he or she may serve as a director or chairman of a controlled company. However, the Companies Law permits the company’s shareholders to determine, for periods not exceeding three years from each such determination, that the chairman or his or her relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his or her relative may serve as chairman or be vested with the chairman’s authorities. Such determination of a company’s shareholders requires either: (1) the approval of at least the majority of the shares of those shareholders present and voting on the matter (other than controlling shareholders and those having a personal interest in the determination); or (2) that the total number of shares opposing such determination does not exceed 2% of the total voting power in the company. Currently, our Chairman is also acting as our interim Chief Executive Officer, which was approved by our shareholders at our 2017 annual general meeting, for no additional compensation, for a current period of no more than three years (until November 1, 2020).

The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees of the Board of Directors, and it may, from time to time, revoke such delegation or alter the composition of any such committees, subject to certain limitations. Unless otherwise expressly provided by the Board of Directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee, compensation committee, the research and development and clinical trials committee are described below. See “—Committees of the Board of Directors” below.

Role of Board of Directors in Risk Oversight Process

The Board of Directors oversees how management monitors compliance with our risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by us. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions that include a focused discussion and analysis of the risks we face. Senior management reviews these risks with the Board of Directors focusing on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. The Board of Directors is assisted in its oversight role by an internal auditor. The internal auditor undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to our audit committee. See “—Committees of the Board of Directors—Internal Auditor” below.

Leadership Structure of the Board of Directors

In accordance with the Companies Law and our articles of association, our Board of Directors is required to appoint one of its members to serve as Chairman of the Board of Directors. Our Board of Directors has appointed Dr. Shmulewitz to serve as Chairman of the Board of Directors. The terms of services as an active Chairman were approved by our compensation committee, the Board of Directors and the general meeting of our shareholders.

Alternate Directors

Our articles of association provide, consistent with the Companies Law, that any director, and with respect to external directors (to the extent required under applicable law – see the description of the External Directors Relief Resolution under “—External Directors” below) – only subject to certain preconditions, may appoint another person to serve as his alternate director, provided such person has the qualifications prescribed under the Companies Law to be appointed and to serve as a director and is not already serving as a director or an alternate director of the company. The term of an alternate director may be terminated at any time by the appointing director and automatically terminates upon the termination of the term of the appointing director. An alternate director has the same rights and responsibilities as a director. To date there are no alternate director appointments in effect.

External Directors

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required to appoint at least two external directors to serve on its Board of Directors. Such external directors are not required to be Israeli residents in case of a company listed on a foreign stock exchange (such as Nasdaq). External directors must meet stringent standards of independence.

Notwithstanding the foregoing, in accordance with the exemption available to certain Israeli public companies whose shares are traded on the Nasdaq, we chose as of April 27, 2017 and for as long the required conditions precedent are met (unless otherwise decided by our Board of Directors), not to follow the requirements of the Companies Law with regard to the appointment of “external directors” as defined in the Companies Law, and instead, we will follow the Nasdaq rules applicable to U.S. domestic companies and any other U.S. applicable rules and regulations with respect to the definition and appointment of independent directors, provided that when we appoint a director, both genders shall have representation in our Board, or the External Directors Relief Resolution. As of the date hereof, the required conditions precedent of said External Directors Relief Resolution are still satisfied, except that all things considered, with regard to board representation of both genders, our Board of Directors endeavors continually to comply with said requirement as soon as practically possible under the current circumstances and financial status of the Company.

In addition, in practice, the provisions of our articles of association referring to nominating our external directors according to Israeli law shall have no impact for as long as the foregoing External Directors Relief Resolution is in effect.

With respect to the committees of the Board, see “Committees of the Board of Directors” below.

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. “Office holders” includes the chief executive officer, general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the above positions regardless of that person’s title, and a director, or a manager directly subordinate to the chief executive officer or general manager.

The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

●	all other important information pertaining to these actions.

The duty of loyalty of an office holder requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:

●	refrain from any conflict of interest between the performance of his duties in the company and his performance of his other duties or personal affairs;

●	refrain from any action that constitutes competition with the company’s business;

●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:

●	the office holder acts in good faith and the act or its approval does not cause harm to the company; and

●	the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company.

A “personal interest” includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

●	the office holder’s relatives; or

●	any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, an extraordinary transaction is a transaction:

●	not in the ordinary course of business;

●	not on market terms; or

●	that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify neither to who within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our Board of Directors.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is in the company’s interest and is performed by the office holder in good faith. If the transaction is an extraordinary transaction, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Any director (and any person, in general) who has a personal interest in an extraordinary transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless the chairman of the relevant committee or board of directors determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the board of directors or the audit committee, as the case may be, has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors (as applicable) on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Under the Companies Law, all arrangements as to compensation and indemnification or insurance of office holders require approval of the compensation committee and board of directors, and compensation of office holders who are directors must be also approved, subject to certain exceptions, by the shareholders, in that order. If shareholders of a company do not approve the compensation terms of office holders, other than directors, the compensation committee and board of directors may override the shareholders’ decision, subject to certain conditions.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a “controlling shareholder” of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

●	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

Pursuant to regulations promulgated under the Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval upon certain determinations of the audit or compensation committee and board of directors.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. The definition a “controlling shareholder” is deemed to include any shareholder that holds 25% or more of the voting rights in a company if no other shareholder holds more than 50% of the voting rights in the company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

●	amendment of the articles of association;

●	increase in the company’s authorized share capital;

●	merger; and

●	the approval of “related party” transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing and discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: two of which (the audit committee and the compensation committee) are mandatory (and to date comprised of the same members and combined into one functional committee). In addition, occasionally our Board of Directors may form sub-committees for certain matters on an ad hoc basis, such as a pricing committee, with advisory powers only, operating under a framework and guidelines as outlined and defined in advance by our Board of Directors.

Audit Committee

Under the Companies Law, we are required to appoint an audit committee. Notwithstanding the foregoing, and as part of the External Directors Relief Resolution, in accordance with the exemption available to certain Israeli public companies whose shares are traded on Nasdaq, we chose as of April 27, 2017 and for as long the required conditions precedent are met (unless otherwise decided by our Board of Directors), not to follow the requirements of the Companies Law with regard to the composition of the audit committee (with respect to directorship of external directors) as provided for under the Companies Law, and instead, we will follow the Nasdaq rules applicable to U.S. domestic companies with respect to the appointment and composition of the audit committee.

In addition, in practice, the provisions of our articles of association referring to the audit committee according to Israeli law should be referred to and read based on the abovementioned exemption for as long as the External Directors Relief Resolution is in effect.

Our audit committee, acting pursuant to a written charter, is currently comprised of Mr. Simes (chair), Mr. Bar-Lev and Mr. Violette.

Under the Companies Law, our audit committee is responsible for:

●	determining whether there are deficiencies in the business management practices of our company, and making recommendations to the Board of Directors to improve such practices;

●	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) (see “—Approval of Related Party Transactions under Israeli Law”);

●	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

●	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our Board of Directors or shareholders, depending on which of them is considering the appointment of our auditor;

●	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees;

●	determining whether certain acts of an office holder not in accordance with his or her fiduciary duty owed to the company are extraordinary or material and to approve such acts and certain related party transactions (including transactions in which an office holder has a personal interest) and whether such transaction is extraordinary or material under the Companies Law (see “—Approval of Related Party Transactions Under Israeli Law”);

●	deciding whether to approve and to establish the approval process (including by tender or other competitive proceedings) for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest; and

●	determining the process of approving of transactions that are not negligible, including determining the types of transactions that will be subject to the approval of the audit committee.

We have adopted an audit committee charter setting forth among others, the responsibilities of the audit committee consistent with the rules of the SEC and Nasdaq Listing Rules (in addition to the requirements for such committee under the Companies Law which may apply in connection with the External Directors Relief Resolution), including, among others, the following:

●	considering and making recommendations to the Board of Directors on our financial statements, reviewing and discussing the financial statements and presenting its recommendations with respect to the financial statements to the Board of Directors prior to the approval of the financial statements by our Board of Directors;

●	oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the Board of Directors in accordance with Israeli law;

●	recommending the engagement or termination of the person filling the office of our internal auditor, reviewing the services provided by our internal auditor and reviewing effectiveness of our system of internal control over financial reporting;

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our Board of Directors; and

●	reviewing and monitoring, if applicable, legal matters with significant impact, reviewing regulatory authorities’ findings, receiving reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommending to our Board of Directors if so required, and overseeing our policies and procedures regarding compliance with applicable financial and accounting related standards, rules and regulations.

Nasdaq Stock Market Requirements for Audit Committee

Under the Nasdaq Stock Market rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

As noted above, currently the members of our audit committee include Mr. Simes, Mr. Bar-Lev and Mr. Violette. All of the members of our audit committee are “independent,” as such term is defined in under Nasdaq Stock Market rules. Mr. Simes serves as the Chairman of our audit committee. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Stock Market rules. Our Board of Directors has determined that each member of our audit committee is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq Stock Market rules.

Compensation Committee

Under the Companies Law, the board of directors of any public company must establish a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors (if any), who must constitute a majority of the members of the compensation committee, and one of whom must serve as Chairman of the committee. However, subject to certain exceptions, Israeli companies whose securities are traded on stock exchanges such as the Nasdaq Stock Market, and who do not have a shareholder holding 25% or more of the company’s share capital, do not have to meet this majority requirement; provided, however, that the compensation committee meets other Companies Law composition requirements, as well as the requirements of the jurisdiction where the company’s securities are traded. In accordance with the exemption available to certain Israeli public companies, whose shares are traded on Nasdaq, and as part of the External Directors Relief Resolution, we chose as of April 27, 2017 and for as long the required conditions precedent are met (unless otherwise decided by our Board of Directors), not to follow the requirements of the Companies Law with regard to the composition of and the legal quorum required for the discussion and adoption of resolution by the compensation committee (with respect to directorship of external directors) as provided for under the Companies Law, and instead, we will follow the Nasdaq rules applicable to U.S. domestic companies with respect to the appointment and composition of the compensation committee.

In addition, in practice, the provisions of our articles of association referring to the compensation committee according to Israeli law should be referred to and read based on the abovementioned exemption for as long as the External Directors Relief Resolution is in effect.

Our compensation committee is acting pursuant to a written charter, and consists of Mr. Simes (chair), Mr. Bar-Lev and Mr. Violette, each of whom is “independent,” as such term is defined under the Nasdaq Stock Market rules. Our compensation committee complies with the provisions of the Companies Law, the regulations promulgated thereunder, and our articles of association (insofar as the provisions of our articles of association referring to the compensation committee according to Israeli law should be referred to and read based on said exemption), on all aspects referring to its independence, authorities and practice.

Our compensation committee reviews and recommends to our Board of Directors: (1) the annual base compensation of our executive officers and directors; (2) annual incentive bonus, including the specific goals and amount; (3) equity compensation; (4) employment agreements, severance arrangements, and change in control agreements/provisions; (5) retirement grants and/or retirement bonuses; and (6) any other benefits, compensation, compensation policies or arrangements.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a “Compensation Policy.” The compensation policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee. The compensation policy is then brought for approval by our shareholders and is subject to special majority requirements. On March 24, 2014, our shareholders approved our compensation policy and our shareholders approved an amended compensation policy at our 2017 annual general meeting of shareholders on November 1, 2017.

Compensation Policy

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be approved (or reapproved) not longer than every three years, and relate to certain factors, including advancement of the company’s objectives, the company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

●	the knowledge, skills, expertise and accomplishments of the relevant office holder (director or executive);

●	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

●	the relationship between the terms offered and the average and median compensation of the other employees of the company, including those employed through manpower companies;

●	the impact of disparities in salary upon work relationships in the company;

●	the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

●	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

●	the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

●	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation; and

●	maximum limits for severance compensation.

The compensation policy must also consider appropriate incentives from a long-term perspective and maximum limits for severance compensation.

The compensation committee is responsible for (1) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by our shareholders) and (2) duties related to the compensation policy and to the compensation of a company’s office holders as well as functions previously fulfilled by a company’s audit committee with respect to matters related to approval of the terms of engagement of office holders, including:

●	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

●	recommending to the board of directors periodic updates to the compensation policy;

●	assessing implementation of the compensation policy; and

●	determining whether the compensation terms of the chief executive officer of the company need not be brought to approval of the shareholders.

Under the regulations promulgated under the Companies Law, certain exemptions and reliefs with respect to the compensation committee are granted to companies whose securities are traded outside of Israel. We may use these exemptions and reliefs during and for as long as our ADSs are listed on the Nasdaq Capital Market.

Internal Auditor

Under the Companies Law, the board of directors of an Israeli public company must also appoint an internal auditor nominated and supervised by the audit committee. Our internal auditor is Mr. Daniel Shapira, who has been serving as our internal auditor since March 2006. Mr. Shapira is a Certified Public Accountant and holds a B.A. degree in Economics and Accounting from Bar-Ilan University, Israel. The role of the internal auditor is to examine whether a company’s actions comply with the law and proper business procedure. Our Chairman acts as the internal auditor’s organizational supervisor. The internal auditor will submit his internal auditor’s work plan for the approval of our audit committee. The internal auditor may not be an “interested party” or office holder, or a relative of any interested party or office holder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the shares or voting rights of a company, any person or entity that has the right to nominate or appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. Our internal auditor is not our employee, but the managing partner of a firm which specializes in internal auditing.

Remuneration of Directors

Under the Companies Law, remuneration of directors is subject to the approval of the compensation committee, thereafter by the board of directors and thereafter by the general meeting of the shareholders. In case the remuneration of the directors is in accordance with regulation applicable to remuneration of the external directors then such remuneration shall be exempt from the approval of the general meeting. See “—External Directors.”

Insurance

Under the Companies Law and our articles of association, a company may obtain insurance for any of its office holders for:

●	a breach of his or her duty of care to the company or to another person, including a breach arising out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests;

●	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an officer holder;

●	any other insurable action in accordance with the Companies Law;

●	expenses incurred by an office holder relating to an administrative enforcement proceeding conducted with respect to such office holder including reasonable litigation expenses and attorneys’ fees; and

●	payments to the party injured by the violation, in accordance with the Securities Law.

We have approved a five year framework, where the yearly premium will not exceed the sum of $200,000 (allowing an annual increase of 15%), with a liability limit of up to $25,000,000 per event per annum, and additional side A DIC liability limit of up to $10,000,000, and including an 84 months run-off insurance under reasonable customary terms. In addition, we have a similar insurance framework included and in effect under our compensation policy.

We currently have a run-off liability insurance, starting as of December 31, 2019, for period of 3 years, covering for our former directors and officers who served until that date, and also (yet currently still not paid for, and subject to our payment of a premium) an on-going liability insurance as of January 1, 2020, providing total coverage of $10,000,000 per claim and in the aggregate for the benefit of all of our directors and officers and company coverage for securities claim.

Indemnification

The Companies Law and our articles of association provide that we may indemnify an office holder against:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court; However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on a company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (b) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (1) proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought;

●	expenses incurred by an office holder relating to an administrative enforcement proceeding conducted with regard to such office holder, including reasonable litigation expenses and including attorneys’ fees;

●	payment to the party injured by the violation; and

●	liability or expense otherwise permitted as an indemnification by the Companies Law.

Our articles of association allow us to indemnify our office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements, with each of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with indemnification to the fullest extent permitted under applicable law and up to a certain amount, and including with respect to liabilities resulting from our initial public offering in the United States and any other subsequent public offerings, and to the extent that the directors and officers insurance do not cover these liabilities.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, and for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders. Our articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law.

We have entered into exculpation agreements with each of our current directors and executive officers undertaking to exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law and including with respect to liabilities resulting from our initial public offering in the United States and any other subsequent public offerings.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken or omission committed with the intent to derive an illegal personal benefit; or (4) any fine or forfeit levied against the office holder

Equity Incentive Plan

Israeli Share Option Plan (2015); Israeli Share Option Plan (2005)

In July 2005, we adopted the Israeli Share Option Plan (2005), or the 2005 Plan, which was in force for a period of 10 years. Upon the expiration of the 2005 Plan, we adopted the Israeli Share Option Plan (2015), or the 2015 Plan. Some of the options previously granted under the 2005 Plan remain outstanding, and new options are granted under the 2015 Plan.

Under the plans, we grant options to purchase our Ordinary Shares to our officers, employees, consultants and other service providers. As of March 24, 2020, 50,000,000 Ordinary Shares were reserved for issuance under the plans, of which options to purchase 43,280,000 Ordinary Shares were issued and outstanding thereunder. Of such outstanding options, options to purchase 15,370,521 Ordinary Shares were vested as of March 24, 2020, with a weighted average exercise price of NIS 0.59 (approximately $0.17) per share.

The plans were designed to reflect the provisions of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance, mainly Sections 102 and 3(i), which afford certain tax advantages to Israeli employees, officers, and directors who are granted share options in accordance with its terms. Section 102 of the Ordinance allows employees, directors, and officers, who are not controlling shareholders and who are Israeli residents, to receive favorable tax treatment for compensation in the form of shares or share options. Section 102 of the Ordinance includes two alternatives for tax treatment involving the issuance of share options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of share options or shares directly to the grantee. Sections 102(b)(2) and 102(b)(3) of the Ordinance, which provide the most favorable tax treatment for grantees, permit the issuance to a trustee under the “capital gain” tax regime. In order to comply with the terms of the “capital gain” tax regime, all share options granted under a specific plan and subject to the provisions of Section 102 of the Ordinance, as well as the shares issued upon exercise of such share options and other shares received following any realization of rights with respect to such share options, such as share dividends and share splits, must be registered in the name of a trustee selected by the board of directors and held in trust for the benefit of the relevant employee, director, officer or service provider. The trustee may not release these share options or shares to the relevant grantee before the second anniversary of the registration of the share options in the name of the trustee. However, under this regime, our ability to deduct an expense with respect to the issuance of the share options or shares might be limited. Section 3(i), which permits the issuance of share options under the “income from labor” tax regime, does not provide for similar tax benefits.

The 2015 Plan may be administered by our Board of Directors either directly or upon the recommendation of a committee appointed by our Board of Directors. Our compensation committee recommends to the Board of Directors, and the Board of Directors determines or approves the eligible individuals who receive share options under the 2015 Plan, the number of Ordinary Shares covered by those share options, the terms under which such share options may be exercised, and other terms and conditions of the share options, all in accordance with the provisions of the 2015 Plan. Share option holders may not transfer their share options except in the event of death or transfer in accordance with law and the provisions of the 2015 Plan. Our compensation committee or Board of Directors may at any time amend or terminate the 2015 Plan; however, any amendment or termination may not adversely affect any share options or shares granted under such 2105 Plan prior to such action. The share option exercise price is determined by the Board of Directors, following the recommendation of the compensation committee, and specified in each option award agreement.

Awards under the 2015 Plan may be granted until December 2025, ten years from December 2015. Share options granted under the 2005 and the 2015 Plans generally vest over three years commencing on the date of grant such that the options shall vest on a quarterly basis in equal portions, unless otherwise provided in a specific share option grant agreement and such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. Share options, other than certain incentive share options, that are not exercised within the term set forth under each award agreement shall expire, unless otherwise determined by our Board of Directors. Except as otherwise determined by the Board of Directors or as set forth in an individual’s award agreement, in the event of termination of employment or services for reasons of disability or death, the grantee, or in the case of death - his or her legal successor, may exercise share options that have vested prior to termination within a period of twenty four months from the date of disability or death. If we terminate a grantee’s employment or service for cause (as this term is defined under the Plan), all of the grantee’s unvested share options will expire on the date of termination, yet share options which by that date the offeree’s eligibility to exercise has already been formed shall remain exercisable. If a grantee’s employment or service is terminated for any other reason other than for cause, the grantee may exercise his or her vested share options within 90 days of the date of termination, unless otherwise provided in a specific share option grant agreement. In the event of (i) a sale of all or substantially all of our assets or (ii) our consolidation or merger in which we are not the ongoing or surviving corporation, then, and unless otherwise determined in the agreement or by the Board of Directors, we shall be entitled to determine that all of the outstanding unexercised share options held by or for the benefit of any grantee shall be assumed or substituted for an appropriate number of share options of the successor company, provided that the aggregate amount of the exercise price for such share options shall be equal to the aggregate amount of the exercise price of our unexercised share options held by each grantee at such time. In addition, and unless otherwise determined by our Board of Directors, upon the occurrence of certain events, as further described in the plans (among others, a merger transaction (or the like), liquidation and/or dissolution, recapitalization, rights offering, distribution of bonus shares, dividends and capital reorganization), a grantee’s rights to purchase shares under either of the plans shall be adjusted as provided therein.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

As of March 24, 2020, none of the holders of our Ordinary Shares had beneficial ownership of 5% or more of our outstanding Ordinary Shares.

Record Holders

As of March 24, 2020, there were five holders of record of our Ordinary Shares, one of which has a registered address in the United States. Based upon a review of the information provided to us by The Bank of New York Mellon, the depository of the ADSs, as of March 12, 2020, there were 70 holders of record of the ADSs on record with the Depository Trust Company.

These numbers are not representative of the number of beneficial holders of our shares nor is it representative of where such beneficial holders reside, since many of these shares were held of record by brokers or other nominees.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control at a subsequent date.

RELATED PARTY TRANSACTIONS

Employment Agreements

We have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. Most of these agreements are terminable by either party upon 30 days’ prior written notice. However, a longer 90 day notice period is required with respect to our Chief Executive Officer and Chairman. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance. Members of our senior management are eligible for bonuses each year. The bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our Board of Directors that also set the bonus targets for our Chief Executive Officer. See “Management—Arrangements for Election of Directors and Members of Management” and see the descriptions of exculpation and indemnification agreements and directors and officers insurance arrangements in “Management —Insurance,” — “Indemnification” and “—Exculpation.”

Options

Since our inception, we have granted options to purchase our Ordinary Shares to our employees, officers, service providers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Management—Share Ownership—Equity Incentive Plan.” If the relationship between us and an executive officer or a director is terminated, except for cause (as defined in the various option plan agreements), options that are vested will generally remain exercisable for 90 days after such termination.

Dekel License Agreement

In May 2015, we entered into a license agreement, which became effective in August 2015, with Dekel, an Israeli private company controlled by Dr. Ascher Shmulewitz, the Chairman of our Board of Directors and our interim Chief Executive Officer, under which we were granted an irrevocable, worldwide, exclusive, royalty-bearing license to certain of Dekel’s technology. See “Business—Intellectual Property— Dekel License Agreement” for additional information.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association, or Articles of Association, are summaries and do not purport to be complete.

Ordinary Shares

As of March 31, 2020, our authorized share capital consisted of 1,000,000,000 of our Ordinary Shares, of which 228,788,014 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of March 31, 2020, an additional 20,571,240 of our Ordinary Shares were issuable upon the exercise of warrants to purchase 514,281 ADSs, of which 20,571,240 were vested as of such date. The exercise price of the warrants outstanding ranges between $3.50 and $3.75 per share.

As of March 31, 2020, an additional 43,280,000 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between $0.075 and $0.30 per share.

Our registration number with the Israeli Registrar of Companies is 51-358165-2.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Pursuant to the Companies Law and our articles of association, our Board of Directors may exercise all powers and take all actions that are not required under the Companies Law or our articles of association to be exercised or taken by our shareholders, including the power to borrow money for Company purposes.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon dissolution of the Company, in the distribution of the Company assets legally available for distribution, on a per share pro rata basis.

All Ordinary Shares have identical voting and other rights in all respects.

Dividend and Liquidation Rights and Bonus Shares

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the Board of Directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and/or issuance of bonus shares and provide that our Board of Directors may, on its sole discretion, determine dividend distributions and/or issuance of bonus shares. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may otherwise distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors. Pursuant to our articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the Board of Directors until the next annual general meeting, except for external directors or until they resign or until they cease to act as board members pursuant to the provisions of our articles of association or any applicable law, upon the earlier. Pursuant to our articles of association, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. A director whose tenure has ended may be reelected. In addition, our articles of association allow our Board of Directors to appoint directors to fill vacancies or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next general meeting where directors are elected or earlier if required by our articles of association or applicable law, upon the earlier. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Companies Law (but see above the External Directors Relief Resolution, regarding adoption of reliefs concerning the necessity of appointing external directors under Israeli law, for as long as our shares are listed on Nasdaq).

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine, and upon the written request of: (a) any two of our directors or such number of directors equal to one quarter of the directors present at such a meeting; and/or (b) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power. One or more shareholders, holding 1% or more of the outstanding voting power, may ask the board to add an item to the agenda of a prospective meeting, if the proposal merits discussion at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our Board of Director’s powers if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (to the extent applicable) (see the above description of the External Directors Relief Resolution, regarding adoption of reliefs concerning the necessity of appointing external directors under Israeli law, for as long as our shares are listed on Nasdaq);

●	approval of acts and transactions requiring general meeting approval (namely certain related party transactions) pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the publications of such meeting.

Under the regulations of the Companies Law, certain exemptions and reliefs with respect to the manner of announcing the convening of the general meeting of shareholders are granted to companies whose securities are traded outside of Israel.

Under our articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Quorum

As permitted under the Companies Law, and our articles of association, the quorum required for our general meetings consists of at least three shareholders present in person, by proxy or written ballot, who hold or represent between them at least thirty percent of the total outstanding voting rights (instead of 33 1/3% of the issued share capital required under the Nasdaq Listing Rules). If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a general meeting was summoned following the request of a shareholder, then a quorum required in an adjourned general meeting, shall consist of at least one or more shareholders, which holds and represents at least 5% of our issued and outstanding share capital and at least 1% of our voting rights, or one or more shareholder, which holds at least 5% of our voting rights.

Adoption of Resolutions

Our articles of association provide that all resolutions in our shareholders’ meetings require a simple majority of the vote of the shareholders attending the general meeting, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder of the Company may vote in a general meeting in person, by proxy or by a written ballot. Our amended and restated articles of association do not provide our shareholders with any cumulative voting rights.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Registration Rights

None of our shareholders is entitled to registration rights.

Provisions Restricting Change in Control of Our Company - Acquisitions under Israeli Law

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares (unless certain requirements described under the Companies Law are met) and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

Special Tender Offer

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition (i) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (ii) the purchaser would become a more than 45% shareholder of the company, unless there is already a shareholder holding more than 45% of the company, subject to certain exceptions. These requirements do not apply if, in general, the acquisition (i) was made in a private placement that received shareholder approval, (ii) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (iii) was from a shareholder holding more than 45% of the company’s issued and outstanding share capital which resulted in the acquirer becoming a holder of more than 45% of the company’s issued and outstanding share capital.

A special tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (i) at least 5% of the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares (either alone or together with others) that will increase its holdings to 25% or more or above 45% (as may be the case) of the company’s issued and outstanding share capital or of the applicable class and such shares shall not bestow upon such acquirer any rights and shall become treasury shares for as long as the acquirer holds said shares. In addition, if a shareholder’s holding in a company increases to 25% or greater of the company’s issued and outstanding share capital or above 45% of the company’s issued and outstanding share capital, among others, as a result of the company’s shares becoming treasury shares following a distribution event, then such excess shares shall not bestow upon their holder any voting rights for as long as the holder holds said excess shares.

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold (either alone or together with others) over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold (either alone or together with others) over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares (either alone or together with others) that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class and such shares shall not bestow upon such acquirer any rights and shall become treasury shares for as long as the acquirer holds said shares.

Anti-Takeover Provisions under Israeli Law

For as long as our securities were traded on the TASE, the Securities Law did not allow us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions, or other matters and shares having preemptive rights. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our Board of Directors and an Israeli court.

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed;

●	reduce our share capital subject to approval required by the Companies Law; and

●	modify, cancel, convert, extend, add to or otherwise modify the rights, privileges, advantages, limitations and instructions related or unrelated to our shares at the time.

DESCRIPTION OF OFFERED SECURITIES

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent fifty shares (or a right to receive fifty shares) deposited with Bank Hapoalim, as custodian for the depositary in Tel Aviv. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depository are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Our articles of association contain a provision that gives the authority to our Board of Directors (instead of our officers or shareholders at a general meeting, for example) to refer an action to arbitration. However, such arbitration provision is not mandatory and it does not prevent ADS holders or ordinary shareholders from pursuing claims under the United States federal securities laws.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.

$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

DESCRIPTION WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

The following summary of certain terms and provisions of the Warrants included in the Units offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrants, which are filed as an exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrants.

Pre-Funded Warrants

The Pre-Funded Warrants enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding ordinary shares following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving Pre-Funded Warrants in lieu of the ADSs which would result in such holders’ ownership exceeding 4.99% (or at the election of the investor, 9.99%), such holders will have the ability to exercise their options to purchase the ADSs underlying the Pre-Funded Warrants for nominal consideration of $0.0001 per ADS at a later date.

Exercisability

The Pre-Funded Warrants are exercisable until fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise. Unless otherwise specified in the Pre-Funded Warrant, a holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s warrants, as applicable, up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Pre-Funded Warrants is equal to $0.0001.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be transferred at the option of the holders upon surrender of the Pre-Funded Warrants to us, together with the appropriate instruments of transfer.

Listing

The Pre-Funded Warrants will be issued in physical form. We do not plan on applying to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

If, at any time while the Pre-Funded  Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares (including any Ordinary Shares underlying ADSs) are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares (including any Ordinary Shares underlying ADSs), (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), each, a “Fundamental Transaction”, then upon any subsequent exercise of Pre-Funded  Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the holder will have the right to require us or a successor entity to repurchase its warrants at the Black Scholes value; provided, however, that if the Fundamental Transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of its warrants, that is being offered and paid to the holders of our ordinary shares in connection with the Fundamental Transaction.

Rights as a Shareholder

Except by virtue of such holder’s ownership of ADSs or Ordinary Shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or Ordinary Shares, including any voting rights, until the holder exercises the Pre-Funded Warrants.

Series B Warrants

Exercisability

The Series B Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of cashless exercise or an alternate cashless exercise as discussed below). Each Series B Warrant entitles the holder thereof to purchase one ADSs. Series B Warrants are not exercisable for a fraction of an ADS and may only be exercised into whole numbers of ADSs. In lieu of fractional ADS, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole ADS. Unless otherwise specified in the Series B Warrant, the holder will not have the right to exercise the Series B Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

The holder may, in its sole discretion, exercise Series B Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Series B Warrant. In addition, if the volume weighted average price of the ADSs on any trading day after the initial exercise date fails to exceed the initial exercise price of the Series B Warrant, the holder may exercise the Series B Warrants on an alternate cashless basis, in which case the aggregate number of warrant ADSs issuable upon such cashless exercise shall equal the product of (x) the aggregate number of warrant ADSs that would be issuable upon exercise of the Series B Warrant in accordance with the terms of the Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.0.

Exercise Price

The exercise price per ADS purchasable upon exercise of the Series B Warrants is equal $0.43, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Transferability

Subject to applicable laws, the Series B Warrants may be transferred at the option of the holders upon surrender of the Series B Warrants to us, together with the appropriate instruments of transfer.

Listing

The Series B Warrants will be issued in physical form. We do not plan on applying to list the Series B Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

If, at any time while the Series B Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares (including any Ordinary Shares underlying ADSs) are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares (including any Ordinary Shares underlying ADSs), (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), each, a “Fundamental Transaction”, then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the holder will have the right to require us or a successor entity to repurchase its warrants at the Black Scholes value; provided, however, that if the Fundamental Transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of its warrants, that is being offered and paid to the holders of our Ordinary Shares in connection with the Fundamental Transaction.

Rights as a Shareholder

Except by virtue of such holder’s ownership of ADSs or Ordinary Shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or Ordinary Shares, including any voting rights, until the holder exercises the Series B Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

ADSs representing our Ordinary Shares trade on the Nasdaq Capital Market. However, a liquid trading market for the ADSs may not be sustained after this offering. Sales of substantial amounts of the ADSs following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of the ADSs and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming no exercise of options outstanding following the offering, or exercise of the Warrants, we will have an aggregate of 10,164,144 ADSs outstanding upon completion of this offering. Of these shares, the ADSs underlying the Warrants sold in this offering will be freely tradable without restriction or further registration under the Securities Act, assuming we maintain the effectiveness of the registration statement of which this prospectus forms a part, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

The remaining ADSs will be held by our existing shareholders. Because substantially all of these ADSs have been held for more than six months, they also will be freely tradable without restriction or further registration, except that shares held by affiliates must be sold only subject to the fulfillment of certain conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, and except for the lock-up restrictions described below.

Rule 144

In general, under Rule 144 under the Securities Act as in effect on the date hereof, a person who holds restricted Ordinary Shares or ADSs (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our Ordinary Shares or ADSs, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, is entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Our affiliates who have beneficially owned our Ordinary Shares or ADSs for at least six months are entitled to sell within any three month period a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares or ADSs then outstanding; or
●	the average weekly trading volume of our or ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and the affiliate complies with the manner of sale requirements imposed by Rule 144.

Affiliates are also subject to additional restrictions on the manner of sales under Rule 144 and notice filing requirements.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our Ordinary Shares may be sold in some manner outside the United States without requiring registration in the United States.

TAXATION

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our Ordinary Shares or ADSs. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares and ADSs. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax, currently at the rate of 23% of a company’s taxable income. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

The Encouragement of Research, Development and Technological Innovations in the Industry Law, 5744-1984

Under the Research Law, research and development programs which meet specified criteria and are approved by the IIA are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the revenues generated from the sale of products and related services developed, in whole or in part pursuant to, or as a result of, a research and development program funded by the IIA. The royalties are generally at a range of 3.0% to 5.0% of revenues until the entire IIA grant is repaid, together with an annual interest generally equal to the 12 month London InterBank Offered Rate, or the LIBOR, applicable to dollar deposits that is published on the first business day of each calendar year.

The terms of the Research Law also require that the manufacture of products developed with government grants be performed in Israel. The transfer of manufacturing activity outside Israel may not be transferred outside of Israel, unless the prior approval of the IIA is received, however, this does not restrict the export of products that incorporate the funded technology. Under the regulations of the Research Law, assuming we receive approval from the IIA to manufacture our IIA-funded products outside Israel, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel as follows:

Manufacturing Volume Outside of Israel	Royalties to the IIA as a Percentage of Grant

Up to 50%	120%
between 50% and 90%	150%
90% and more	300%

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be equal to the ratio obtained by dividing the amount of the grants received from IIA and our total investment in the project that was funded by these grants. The transfer of no more than 10% of the manufacturing capacity in the aggregate outside of Israel is exempt under the Research Law from obtaining the prior approval of the IIA. A company requesting funds from the IIA also has the option of declaring in its IIA grant application an intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval. On January 6, 2011, the Research Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity.

The know-how developed within the framework of the IIA plan may not be transferred to third parties outside Israel without the prior approval of a governmental committee charted under the Research Law. The approval, however, is not required for the export of any products developed using grants received from the IIA. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between the aggregate IIA grants to the total research and development expenses of the company, multiplied by the transaction consideration. According to regulations promulgated following the 2011 amendment, the maximum amount payable to the IIA in case of transfer of know how outside Israel, and in the event that the receiver of the grants ceases to be an Israeli corporation, shall not exceed six times the value of the grants received plus interest, with a possibility to reduce such payment to up to three times the value of the grants received plus interest if the research and development activity remains in Israel for a period of three years after payment to the IIA, subject to additional conditions specified in the regulations.

Transfer of know-how within Israel is subject to the IIA approval and to an undertaking of the recipient Israeli entity to comply with the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties, as further described in the Research Law and related regulations.

The restrictions under the Research Law will continue to apply even after we will repay the full amount of royalties payable pursuant to the grants. In addition, the government of the State of Israel may from time to time audit sales of product candidates which it claims incorporate technology funded via IIA programs and this may lead to additional royalties being payable on additional product candidates.

These restrictions may impair our ability to outsource manufacturing or otherwise transfer our know-how outside Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties or other payments to the IIA. If we fail to comply with the Research Law, we may be subject to criminal charges.

In August 2015, a new amendment to the Research Law was enacted, or Amendment Seven, which came into effect on January 1, 2016 and has made it unclear whether the transfer of manufacturing rights and transfer of know-how will continue to be subject to the same limitations and obligations as described above. Amendment Seven abolishes, inter alia, the sections in the Research Law allowing for the transfer of know-how and transfer of manufacturing rights overseas. However, there are certain savings provisions under Amendment Seven, which provide that until new regulations are adopted by IIA (to be constituted by virtue of Amendment Seven), the Research Law as it was in effect before the effective date of Amendment Seven and certain regulations, including inter alia, the regulations relating to royalty rates and transfer of know-how overseas, will remain in effect. IIA should be fully constituted no later than August 10, 2018. New regulations should be adopted by IIA no more than one year after the council is constituted. It is not possible to assess at this time the effect of Amendment Seven until implementing regulations will be promulgated.

Tax Benefits for Research and Development under the Encouragement of Industrial Research and Development Law, 5744-1984

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time we may apply the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Taxation of our Shareholders

Capital Gains

Capital gain tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli CPI between the date of purchase and the date of disposal. Inflationary Surplus is not subject to tax in Israel.

Real Gain accrued by individuals on the sale of our Ordinary Shares will be taxed at the rate of 24%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the regular corporate tax rate (23% in 2018, and in 2019).

Individual and corporate shareholder dealing in securities are taxed at the tax rates applicable to business income– 23% for corporations in 2018 and a marginal tax rate of up to 50% in 2018 for individuals.

Capital Gains Taxes is Applicable also to Non-Israeli Resident Shareholders. A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company may be exempt from Israeli tax so long as the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, and (iii) if the seller is a corporation, less than 25% of its means of control are held, directly and indirectly, by Israeli resident shareholders. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares or ADSs, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Either the purchaser, the Israeli stockbrokers or financial institution through which the shares are held is obliged, subject to the above mentioned exemptions, to withhold tax upon the sale of securities from the Real Gain at the rate of 25%.

At the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

A distribution of dividends from income, to an Israeli resident individual, will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel.

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares or ADSs at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a controlling shareholder at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%, unless a reduced tax rate is provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares or ADSs who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% as of 2018 on annual income exceeding a certain threshold (NIS 641,880 for 2018 and thereafter), including, but not limited to income derived from dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our Ordinary Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES AND AMERICAN DEPOSITORY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Ordinary Shares and ADSs. For this purpose, a “U.S. Holder” is a holder of Ordinary Shares or ADSs that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Ordinary Shares or ADSs. This summary generally considers only U.S. Holders that will own our Ordinary Shares or ADSs as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, (including with respect to the Tax Cuts and Jobs Act, or the TCJA, as defined below), and the U.S./Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our Ordinary Shares or ADSs by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity:” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares or ADSs in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares or ADSs as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Ordinary Shares or ADSs representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold Ordinary Shares or ADSs through a partnership or other pass-through entity are not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our Ordinary Shares or ADSs, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on Ordinary Shares or ADSs

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holder’s that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on Ordinary Shares or ADSs (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. Corporate holders generally will not be allowed a deduction for dividends received (other than for certain corporate holders). We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our Ordinary Shares or ADSs are readily tradable on the Nasdaq Capital Market or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares or ADSs for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares or ADSs are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Ordinary Shares or ADSs will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Distributions paid by us will generally be foreign source income for U.S. foreign tax credit purposes and will generally be considered passive category income for such purposes. Subject to the limitations set forth in the Code, and the TCJA, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Israeli income tax withheld from distributions received in respect of the Ordinary Shares or ADSs. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult with their own tax advisors to determine whether, and to what extent, they are entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income taxes withheld, provided such U.S. Holders itemize their deductions.

Taxation of the Disposition of Ordinary Shares or ADSs

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Ordinary Shares or ADSs, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Ordinary Shares or ADSs in U.S. dollars and the amount realized on the disposition in U.S. dollar (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of Ordinary Shares or ADSs will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Gain realized by a U.S. Holder on a sale, exchange or other disposition of Ordinary Shares or ADSs will generally be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. Holder on the sale, exchange or other disposition of Ordinary Shares or ADSs is generally allocated to U.S. source income. The deductibility of a loss realized on the sale, exchange or other disposition of Ordinary Shares or ADSs is subject to limitations. An additional 3.8% net investment income tax (described below) may apply to gains recognized upon the sale, exchange or other taxable disposition of our Ordinary Shares or ADS by certain U.S. Holders who meet certain income thresholds.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

We believe that we will not be a PFIC for the current taxable year and do not expect to become a PFIC in the foreseeable future. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to treat us as a QEF by making a “QEF election,” or who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our Ordinary Shares or ADSs at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or ADSs, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held the Ordinary Shares or ADSs while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. Holders should consult with their own tax advisors regarding eligibility, manner and advisability of making a QEF election if we are treated as a PFIC.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our Ordinary Shares or ADSs which are regularly traded on a qualifying exchange, including the Nasdaq Capital Market, can elect to mark the Ordinary Shares or ADSs to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the Ordinary Shares or ADSs and the U.S. Holder’s adjusted tax basis in the Ordinary Shares or ADSs. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our Ordinary Shares or ADSs during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our Ordinary Shares or ADSs in the event that we are a PFIC.

Tax on Net Investment Income

For taxable years beginning after December 31, 2013, U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Ordinary Shares or ADSs), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares or ADSs

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our Ordinary Shares or ADSs.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our Ordinary Shares or ADSs or gain from the disposition of our Ordinary Shares or ADSs if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed place of business in the United States; (2) in the case of a disposition of our Ordinary Shares or ADSs, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our Ordinary Shares or ADSs if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status, or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 28% with respect to cash dividends and proceeds from a disposition of Ordinary Shares or ADSs. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, a U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our Ordinary Shares or ADSs, unless such Ordinary Shares or ADSs are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts, or FBAR, if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

Tax Cuts and Jobs Act

On December 22, 2017, President Trump signed into law the TCJA. Although this is the most extensive overhaul of the United States tax regime in over thirty years, other than for certain U.S. corporate holders, none of the provisions of the TCJA should materially impact U.S. Holder’s with respect to such holder’s ownership of our Ordinary Shares or the ADSs.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as “Roth Capital Partners”, is acting as the exclusive placement agent in connection with this offering, subject to the terms and conditions of a placement agency agreement dated April 1, 2020. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. This agreement includes representations and warranties by us and the purchaser.

Only certain institutional investors purchasing the securities offered hereby will execute, at such investors’ option, a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about April 3, 2020.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 7.0% of the gross proceeds received at the closing from the sale of the securities with respect to the base offering amount, which is the amount of gross proceeds from the sale of securities to investors.

The following table shows the per unit and total cash placement agent fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus.

Per Unit
Placement Agent Fees	$0.0210
Total	$87,471

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above. In addition, subject to FINRA Rule 5110(f)(2)(d)(i), we have agreed to reimburse the placement agent for reasonable out-of-pocket expenses up to a maximum of  $75,000. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $160,591.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our ADSs prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent or by an affiliate is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent may engage in passive market making transactions in our ADSs on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If all independent bids are lowered below the passive market maker’s bid, however, that bid must then be lowered when specified purchase limits are exceeded.

Right of First Refusal

In the event that we raise at least $1 million in this offering and we pursue a public offering of our equity or equity-linked securities, subject to certain conditions, we have granted Roth Capital Partners the right to act as the placement agent or underwriter for any such offerings until the 12 month anniversary of the earlier of (i) December 31, 2020 and (ii) the termination of our engagement with Roth Capital Partners.

Lock-Up Agreements

We and each of our officers and directors have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any ADSs or any securities convertible into, exercisable for, or exchangeable for ADSs, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Roth Capital Partners, except for sales of shares to satisfy tax withholding obligations upon settlement of restricted stock units outstanding as of the date of the lock-up agreement. This consent may be given at any time without public notice. Each officer and director shall be immediately and automatically released from all restrictions and obligations under the lock up agreement in the event that he or she ceases to be a director or officer of our company and has no further reporting obligations under Section 16 of the Exchange Act.

Other

From time to time, the placement agent and its affiliates may in the future provide various investment banking, financial advisory and other services to us and our affiliates for which services they may receive customary fees, but we have no present arrangements to do so. Subject to Regulation M and other applicable statutes and regulations, in the course of its businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent may at any time hold long or short positions in such securities or loans.

Listing

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TRPX.” There is no established trading market for the pre-funded warrants and warrants offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants and warrants offered by this prospectus on any securities exchange or recognized trading system.

Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any securities, which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus is directed at, and this prospectus is only being distributed to (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The placement agent has represented, warranted and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	they have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

EXPENSES

Set forth below is an itemization of the total expenses, excluding placement agent fees, expected to be incurred in connection with the offer and sale of the Units by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$519.20
FINRA filing fee	$1,700
Transfer agent / depositary bank fees and expenses	$160,591
Printer fees and engraving expenses	$5,000
Legal fees and expenses	$170,000
Accounting fees and expenses	$58,000
Miscellaneous	$2,189.80
Total	$398,000

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Horn & Co. – Law Offices, Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Therapix Biosciences Ltd. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report (which contains an explanatory paragraph relating to the substantial doubt about the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Horn & Co. – Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at http://therapixbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

4,166,668 Units (each consisting of one Pre-Funded Warrant and one Series B Warrant)

Therapix Biosciences Ltd.

PROSPECTUS

Roth Capital Partners

April 1, 2020